As Filed With The United States Securities and Exchange Commission on September 16, 2005
Registration No. 333-123228

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Spark Networks plc
(Exact name of Registrant as specified in its charter)

England and Wales	7375	98-0200628
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

8383 Wilshire Boulevard, Suite 800
Beverly Hills, CA 90211
(323) 836-3000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David E. Siminoff
President and Chief Executive Officer
Spark Networks plc
8383 Wilshire Boulevard, Suite 800
Beverly Hills, California 90211
Telephone: (323) 836-3000
Fax: (323) 836-3333
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas J. Poletti, Esq.
Katherine J. Blair, Esq.
Anh Q. Tran, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP
10100 Santa Monica Boulevard, 7th Floor
Los Angeles, California 90067
Telephone: (310) 552-5000
Fax: (310) 552-5001

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check following box: ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering:    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box:    ☐

CALCULATION OF REGISTRATION FEE

		Maximum	Proposed Maximum
	Amount to be	Offering Price	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	Registered(1)	Per Share(2)	Price	Registration Fee

Ordinary Shares, par value 1p per share(3)	26,144,160	$7.12	$186,146,419	$21,909

Ordinary Shares, par value 1p per share(3)(4)	7,125,000	$7.12	$50,730,000	$5,971

Total Registration Fee				$27,880(5)

(1)	In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee based on the average of the high and low sales prices of the ordinary shares traded in the form of Global Depositary Receipts, or GDRs, as reported by the Frankfurt Stock Exchange in Germany on September 15, 2005. For purposes of this calculation the sales price of the GDRs is converted into U.S. dollars at an exchange rate of €0.81413 per $1.00, which is based on the average bid and ask currency exchange price as reported by OANDA on September 15, 2005.

(3)	Consists of ordinary shares that are to be offered and sold in the form of American Depositary Shares, or ADSs, by the selling shareholders identified in this prospectus. The ADSs, each representing one ordinary share, evidenced by American Depositary Receipts, or ADRs, upon deposit of the ordinary shares registered hereby, are being registered under a separate registration statement on Form F-6.

(4)	Represents shares of the Registrant’s ordinary shares being registered for resale that have been or may be acquired upon the exercise of warrants or options issued to the selling stockholders named in this prospectus or a prospectus supplement.

(5)	Previous partial payment. Pursuant to Rule 457(p), the registration fee is being partially offset by a previously paid filing fee of $12,670 paid in connection with the filing on August 4, 2004 by MatchNet, Inc. of a registration statement on Form S-1 (file number 333-117940).

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 16, 2005
33,269,160 American Depositary Shares
SPARK NETWORKS PLC
Representing 33,269,160 Ordinary Shares

•	The selling shareholders identified in this prospectus are offering 33,269,160 ordinary shares in the form of American Depositary Shares, or ADSs. Each ADS represents the right to receive one ordinary share. We will not receive any proceeds from the sale of our shares by the selling shareholders, except for funds received from the exercise of warrants and options held by selling shareholders, if and when exercised.
•	No public market for our ordinary shares or ADSs currently exists in the United States of America.
•	Our ordinary shares in the form of Global Depositary Shares, or GDSs, currently trade on the Frankfurt Stock Exchange under the symbol “MHJG.” The last reported sales price of the GDSs on the Frankfurt Stock Exchange on September 15, 2005 was €5.61 per GDS, or $6.89 per GDS.

•	Proposed trading symbol for the ADSs: Nasdaq National Market — SPRK.
This investment involves risk. See “Risk Factors” beginning on page 5.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

PROSPECTUS SUMMARY
This summary highlights information continued elsewhere in this prospectus and does not contain all the information you should consider in your investment decision. You should read this summary, which includes material information, with the more detailed information set out in this prospectus and the financial statements and related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors.” We were incorporated in September 1998 under the laws of England and Wales as a public limited company. Throughout this prospectus, we refer to Spark Networks plc (known as MatchNet plc until January 10, 2005) and our subsidiaries as “we,” “us,” “our,” “our company,” “Spark Networks” and “MatchNet” unless otherwise indicated. Spark Networks, MatchNet, JDate, AmericanSingles and MingleMatch are our trademarks. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the respective holders.
Our Business
We are a leading provider of online personals services in the United States and internationally. Our Web sites enable adults to meet online and participate in a community, become friends, date, form a long-term relationship or marry. We provide this opportunity through the many features on our Web sites, such as detailed profiles, onsite email centers, real-time chat rooms, and instant messaging services. According to comScore Media Metrix, we averaged approximately 3.6 million total unique visitors per month to our Web sites in the United States during the first six months of 2005, which ranked us as the third largest provider of online personals services in the United States in terms of total unique visitors. comScore Media Metrix defines “total unique visitors” as the estimated number of different individuals that visited any content of a website, a category, a channel, or an application during the reporting period. Currently, our key Web sites are JDate.com and AmericanSingles.com. We operate several international websites and maintain operations in both the United States and Israel. Information regarding the geographical source of our revenues can be found in our Consolidated Financial Statements included in this prospectus. Membership on our sites is free and allows a registered user to post a personal profile and to access our searchable database of member profiles and our 24 hours a day, 7 days a week customer service. The ability to initiate most communication with other members requires the payment of a monthly subscription fee, which represents our primary source of revenue. Our subscription fees are charged on a monthly basis, with discounts for longer-term subscriptions ranging from three to twelve months, and subscriptions renew automatically for subsequent one-month periods until paying subscribers terminate them.
We believe that online personals fulfill significant needs for America’s single adults who are looking to meet a companion or date. Traditional methods such as printed personals advertisements, offline dating services and public gathering places often do not meet the needs of time-constrained single people. Printed personals advertisements offer individuals limited personal information and interaction before meeting. Offline dating services are time-consuming, expensive and offer a smaller number of potential partners. Public gathering places such as restaurants, bars and social venues provide a limited ability to learn about others prior to an in-person meeting. In contrast, online personals services facilitate interaction between singles by allowing them to screen and communicate with a large number of potential companions. With features such as detailed personal profiles, email and instant messaging, this medium allows users to communicate with other singles at their convenience and affords them the ability to meet multiple people in a safe and secure online setting.
For the six months ended June 30, 2005, we had approximately 219,200 average paying subscribers.

We intend to grow our business in the following ways:

•	Increasing our base of members in the United States and internationally through consistent and targeted marketing efforts and geographic expansion;

•	Increasing the number of our members who become paying subscribers by offering improved technology and communications features and by utilizing our strong customer service focus; and

•	Extending into new vertical affinity markets that we believe will be receptive to paid online personals and are large enough to enable us to attain enough paying subscribers sufficient to support an online community. We view vertical affinity markets as identifiable groups of people who share common interests and the desire to meet companions or dates with similar interests, backgrounds or traits.

Office Location
Our principal executive offices are located at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211. Our telephone number at that location is (323) 836-3000. Our registered office is located at 24/26 Arcadia Avenue, N3 2JU, England. Our corporate Web site address is www.spark.net. This is a textual reference only. We do not incorporate the information on our Web site into this prospectus, and you should not consider any information on, or that can be accessed through, our Web site as part of this prospectus.
The Offering

ADSs offered by selling shareholders	33,269,160 ADSs(1)

Total ordinary shares outstanding after the offering, including ordinary shares underlying ADSs and GDSs	26,144,160 Ordinary Shares(2)

Use of Proceeds	We will not receive any of the net proceeds from the sale of our shares by the selling shareholders. See “Use of Proceeds.”

Proposed Nasdaq National Market symbol	SPRK

(1)	Consists of 26,144,160 ordinary shares, 6,595,000 ordinary shares underlying options and 530,000 ordinary shares underlying warrants. The ordinary shares are to be offered and sold in the form of American Depositary Shares, or ADSs. The ADSs, each representing one ordinary share, evidenced by American Depositary Receipts, or ADRs, upon deposit of the ordinary shares registered hereby, are being registered under a separate registration statement on Form F-6.

(2)	The total number of ordinary shares to be outstanding immediately after this offering is based on 26,144,160 ordinary shares outstanding as of August 31, 2005. This information excludes:

•	8,997,750 ordinary shares issuable upon the exercise of outstanding options as of August 31, 2005, with exercise prices ranging from $0.90 to $9.74 per share and a weighted average exercise price of $4.16 per share;

•	530,000 ordinary shares issuable upon the exercise of warrants outstanding as of August 31, 2005, with an exercise price an exercise price of $2.57 per share; and

•	14,157,000 ordinary shares available for issuance under our share option schemes.

Summary Consolidated Financial Data
The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes, and other financial information included herein.

				Six months ended
	Year ended December 31,(1)			June 30,(1)

	2002	2003	2004	2004	2005

				(unaudited)	(unaudited)
	(in thousands, except per share and paying subscriber data)
Consolidated Statements of Operations Data:
Net revenues	$16,352	$36,941	$65,052	$30,862	$$31,990
Direct marketing expenses	5,396	18,395	31,240	15,864	11,279

Contribution margin	10,956	18,546	33,812	14,998	20,711
Operating expenses:
Indirect marketing	403	907	2,451	1,051	503
Customer service	1,207	2,536	3,379	1,878	1,137
Technical operations	1,587	4,341	7,162	3,318	2,950
Product development	603	959	2,013	871	1,890
General and administrative (excluding share-based compensation)(2)	7,996	16,885	27,727	12,078	12,512
Share-based compensation	—	1,871	1,704	2,401	(28)
Amortization of goodwill and intangible assets	524	555	860	482	411
Impairment of long-lived assets and goodwill	—	1,532	208	—	—

Total operating expenses	12,320	29,586	45,504	22,079	19,375

Operating income (loss)	(1,364)	(11,040)	(11,692)	(7,081)	1,336
Interest (income) and other expenses, net	(840)	(188)	(66)	32	144

Loss before income taxes	(524)	(10,852)	(11,626)	(7,113)	1,192
Provision for income taxes	—	—	1	1	64

Net loss	$(524)	$(10,852)	$(11,627)	$(7,114)	$1,128

Net loss per share — basic and diluted (3)	$(0.03)	$(0.57)	$(0.51)	$(0.33)	$0.04

Weighted average shares outstanding — basic and diluted(3)	18,460	18,970	22,667	21,521	25,389
					29,080
Other Financial Data:
Depreciation	$874	$1,441	$3,065	$1,369	$1,767
Additional Information:
Average paying subscribers(4)	58,700	125,800	226,100	217,900	219,200

	December 31,
				June 30,
	2002	2003	2004	2005

Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$7,755	$5,815	$7,423	$8,292
Total assets	17,461	16,969	27,359	41,485
Deferred revenue	1,535	3,232	3,933	3,925
Capital lease obligations and notes payable	—	487	1,873	11,978
Total liabilities	3,998	11,659	16,872	26,340
Shares subject to rescission(5)	—	—	3,819	3,819
Accumulated deficit	(21,156)	(32,008)	(43,635)	(42,507)
Total shareholders’ equity	13,463	5,310	6,668	11,326

(1)	Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of certain asset and business acquisitions.
(2)	In 2004, general and administrative expenses included an expense of approximately $2.4 million related to an employee severance, $2.1 million related to the United States initial public offering of MatchNet, Inc. that was planned for mid-2004, but which was withdrawn shortly after the related registration statement was filed in the third quarter of 2004, as well as one legal settlement resulting in the recognition of $900,000 in expenses in the third quarter and two legal settlements resulting in the recognition of $2.1 million in expenses in the fourth quarter of 2004. In 2003, general and administrative expenses included a charge of $1.7 million primarily related to a settlement with Comdisco.
(3)	For information regarding the computation of per share amounts, refer to note 1 of our consolidated financial statements.
(4)	Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and the end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period. Additionally, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of other business metrics we use to evaluate our business.

(5)	Under our 2000 Executive Share Option Scheme (“2000 Option Scheme”), we granted options to purchase ordinary shares to certain of our employees, directors and consultants. The issuances of securities upon exercise of options granted under our 2000 Option Scheme may not have been exempt from registration and qualification under federal and California state securities laws, and as a result, we may have potential liability to those employees, directors and consultants to whom we issued securities upon the exercise of these options. In order to address that issue, we may elect to make a rescission offer to those persons who exercised all, or a portion, of those options and continue to hold the shares issued upon exercise, to give them the opportunity to rescind the issuance of those shares. However, the staff of the Securities and Exchange Commission is of the opinion that a rescission offer will not bar or extinguish any liability under the Securities Act of 1933 with respect to these options and shares, nor will a rescission offer extinguish a holder’s right to rescind the issuance of securities that were not registered or exempt from the registration requirements under the Securities Act of 1933. As of June 30, 2005, assuming every eligible person that continues to hold the securities issued upon exercise of options granted under the 2000 Option Scheme were to accept a rescission offer, we estimate the total cost to us to complete the rescission would be approximately $3.8 million including statutory interest at 7% per annum, accrued since the date of exercise of the options. The rescission acquisition price is calculated as equal to the original exercise price paid by the optionee to our company upon exercise of their option.

Presentation of Financial Information
We report our financial statements in U.S. dollars and prepare our financial statements in accordance with generally accepted accounting principles in the United States. In this prospectus, except where otherwise indicated, references to “$” or “U.S. dollars” are to the lawful currency of the United States, references to “€” or “euro” are to the single currency of the European Union, and references to “£” or “pound sterling” are to the currency of the United Kingdom. Unless otherwise noted, the exercise prices of options and warrants as outstanding on June 30, 2005 noted in this prospectus are presented on an as converted basis into U.S. dollars at an exchange rate of € 0.82898 per $1.00 or £ 0.55426 per $1.00, each of which is based on the average bid and ask exchange price as reported by OANDA for the day June 30, 2005. The exercise prices of options and warrants as outstanding on August 31, 2005 utilize the exchange rate as of August 31, 2005, which as € 0.81800 per $1.00 or £ 0.55972 per $1.00.

RISK FACTORS
You should carefully consider the risks described below together with all of the other information included in this prospectus and the related registration statement before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that adversely affect us. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our ordinary shares, in the form of ADSs, would decline and you may lose all or part of your investment.
Risks Related To Our Business
We have significant operating losses and we may incur additional losses in the future.
We have historically generated significant operating losses. As of June 30, 2005, we had an accumulated deficit of approximately $42.5 million. We had net income of approximately $1.1 million for the six months ended June 30, 2005 and a loss of $11.6 million for the fiscal year ended December 31, 2004. We also had negative operating cash flow in 2004. We expect that our operating expenses will continue to increase during the next several years as a result of the promotion of our services, the hiring of additional key personnel, the expansion of our operations, including the launch of new Web sites, and entering into acquisitions, strategic alliances and joint ventures. If our revenues do not grow at a substantially faster rate than these expected increases in our expenses or if our operating expenses are higher than we anticipate, we may not be profitable and we may incur additional losses, which could be significant.
Our limited operating history and relatively new business model in an emerging and rapidly evolving market makes it difficult to evaluate our future prospects.
We derive nearly all of our net revenues from online subscription fees for our services, which is an early-stage business model for us that has undergone, and continues to experience, rapid and dramatic changes. As a result, we have very little operating history for you to evaluate in assessing our future prospects. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving market. Our performance will depend on the continued acceptance and evolution of online personal services and other factors addressed herein. We may not be able to effectively assess or address the evolving risks and difficulties present in the market, which could threaten our capacity to continue operations successfully in the future.
If our efforts to attract a large number of members, convert members into paying subscribers and retain our paying subscribers are not successful, our revenues and operating results would suffer.
Our future growth depends on our ability to attract a large number of members, convert members into paying subscribers and retain our paying subscribers. This in turn depends on our ability to deliver a high-quality online personals experience to these members and paying subscribers. As a result, we must continue to invest significant resources in order to enhance our existing products and services and introduce new high-quality products and services that people will use. If we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose existing members and paying subscribers and may fail to attract new members and paying subscribers. Our revenue and expenses would also be adversely affected if our innovations are not responsive to the needs of our members and paying subscribers or are not brought to market in an effective or timely manner.

Our subscriber acquisition costs vary depending upon prevailing market conditions and may increase significantly in the future.
Costs for us to acquire paying subscribers are dependent, in part, upon our ability to purchase advertising at a reasonable cost. Our advertising costs vary over time, depending upon a number of factors, many of which are beyond our control. Historically, we have used online advertising as the primary means of marketing our services.
In general, the costs of online advertising have recently increased substantially and we expect those costs to continue to increase as long as the demand for online advertising remains robust. If we are not able to reduce our other operating costs, increase our paying subscriber base or increase revenue per paying subscriber to offset these anticipated increases, our profitability will be adversely affected.
Competition presents an ongoing threat to the performance of our business.
We expect competition in the online personals business to continue to increase because there are no substantial barriers to entry. For example, an article in the USA Today stated that there are signs of fierce competition among online personals sites, and that an Internet tracking firm found that the number of online personals sites it monitors had reached 836 in February 2005, up from 611 in January 2004. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

•	the size and diversity of our member and paying subscriber bases;

•	the timing and market acceptance of our products and services, including the developments and enhancements to those products and services relative to those offered by our competitors;

•	customer service and support efforts;

•	selling and marketing efforts; and

•	our brand strength in the marketplace relative to our competitors.
We compete with traditional personals services, as well as newspapers, magazines and other traditional media companies that provide personals services. We compete with a number of large and small companies, including Internet portals and specialty-focused media companies that provide online and offline products and services to the markets we serve. Our principal online personals services competitors include Yahoo! Personals, Match.com, a wholly-owned subsidiary of InterActiveCorp., and eHarmony, all of which operate primarily in North America. In addition, we face competition from social networking Web sites such as MySpace and Friendster. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies which may allow them to build larger member and paying subscriber bases than we have. Our competitors may develop products or services that are equal or superior to our products and services or that achieve greater market acceptance than our products and services. These activities could attract members and paying subscribers away from our Web sites and reduce our market share.
In addition, current and potential competitors are making, and are expected to continue to make, strategic acquisitions or establishing cooperative and, in some cases, exclusive relationships with significant companies or competitors to expand their businesses or to offer more comprehensive products and services. To the extent these competitors or potential competitors establish exclusive relationships with major portals, search engines and Internet service providers, or ISPs, our ability to reach potential members through online advertising may be restricted. Any of these competitors could cause us difficulty in attracting and retaining members and converting members into paying subscribers and could jeopardize our existing affiliate program and relationships with portals, search engines, ISPs and other Web properties.
Our efforts to capitalize upon opportunities to expand into new vertical affinity markets may fail and could result in a loss of capital and other valuable resources.
One of our strategies is to expand into new vertical affinity markets to increase our revenue base. We view vertical affinity markets as identifiable groups of people who share common interests and the desire to meet companions or dates with similar interests, backgrounds or traits. Our planned expansion into such vertical affinity markets will occupy our management’s time and attention and will require us to invest significant capital resources. The results of our expansion efforts into new vertical affinity markets are unpredictable, and there is no guarantee that our efforts will have a positive effect on our revenue base. We face many risks associated with our planned expansion into new vertical affinity markets, including but not limited to the following:

•	competition from pre-existing competitors with significantly stronger brand recognition in the markets we enter;

•	our improper evaluations of the potential of such markets;

•	diversion of capital and other valuable resources away from our core business and other opportunities that are potentially more profitable; and

•	weakening our current brands by over expansion into too many new markets.
If we fail to keep pace with rapid technological change, our competitive position will suffer.
We operate in a market characterized by rapidly changing technologies, evolving industry standards, frequent new product and service announcements, enhancements and changing customer demands. Accordingly, our performance will depend on our ability to adapt to rapidly changing technologies and industry standards, and our ability to continually improve the speed, performance, features, ease of use and reliability of our services in response to both evolving demands of the marketplace and competitive service and product offerings. There have been occasions when we have not been as responsive as many of our competitors in adapting our services to changing industry standards and the needs of our members and paying subscribers. Our industry has been subject to constant innovation and competition. Historically, new features may be introduced by one competitor, and if they are perceived as attractive to users, they are often copied later by others. Over the last few years, such new feature introductions in the industry have included instant messaging, message boards, ecards, personality profiles, and mobile content delivery. We do not believe we have suffered materially for failure, or delay in implementing new features; however, we are currently unable to deliver mobile features until completion of our new system architecture. Introducing new technologies into our systems involves numerous technical challenges, substantial amounts of capital and personnel resources and often takes many months to complete. We intend to continue to devote efforts and funds toward the development of additional technologies and services. For example, in 2003 and 2004 we introduced a number of new Web sites and features, and we anticipate the introduction of additional Web sites and features in 2005 and 2006. We may not be able to effectively integrate new technologies into our Web sites on a timely basis or at all, which may degrade the responsiveness and speed of our Web sites. Such technologies, even if integrated, may not function as expected.

Our business depends on establishing and maintaining strong brands and if we are not able to maintain and enhance our brands, we may be unable to expand or maintain our member and paying subscriber bases.
We believe that establishing and maintaining our brands is critical to our efforts to attract and expand our member and paying subscriber bases. We believe that the importance of brand recognition will continue to increase, given the growing number of Internet sites and the low barriers to entry for companies offering online personals services. For example, an article in the USA Today stated that there are signs of fierce competition among online personals sites, and that an Internet tracking firm found that the number of online personals sites it monitors had reached 836 in February 2005, up from 611 in January 2004. To attract and retain members and paying subscribers, and to promote and maintain our brands in response to competitive pressures, we intend to substantially increase our financial commitment to creating and maintaining distinct brand loyalty among these groups. If visitors, members and paying subscribers to our Web sites and our affiliate and distribution associates do not perceive our existing services to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by such parties, the value of our brands could be diluted, thereby decreasing the attractiveness of our Web sites to such parties. In addition, we changed our corporate name in January 2005 from MatchNet plc to Spark Networks plc, however, we did not change the names of our Web sites or brand names. Our adoption of a new corporate name may prevent us from taking advantage of goodwill that potential and existing customers may have associated with our old corporate name. As a result, our results of operations may be adversely affected by decreased brand recognition.
We may have potential liability under California state and federal securities laws with respect to the grant of share options to certain of our employees, directors and consultants and the exercise of these options.
Under our 2000 Executive Share Option Scheme (“2000 Option Scheme”), we granted options to purchase ordinary shares to certain of our employees, directors and consultants. These option grants may not have been exempt from qualification under California state securities laws. As a result, we may have potential liability to those employees, directors and consultants to whom we granted options under the 2000 Option Scheme. In order to address that issue, we may elect to make a rescission offer to the holders of outstanding options under the 2000 Option Scheme to give them the opportunity to rescind the grant of their options.
As of June 30, 2005, assuming every eligible optionee were to accept a rescission offer, we estimate the total cost to us to complete the rescission would be approximately $4.0 million including statutory interest at 7% per annum. These amounts reflect the costs of offering to rescind the issuance of the outstanding options by paying an amount equal to 20% of the aggregate exercise price for the entire option.
In addition, issuances of securities upon exercise of options granted under our 2000 Option Scheme may not have been exempt from registration and qualification under federal and California state securities laws. As a result, we may have potential liability to those employees, directors and consultants to whom we issued securities upon the exercise of these options. In order to address that issue, we may elect to make a rescission offer to those persons who exercised all, or a portion, of those options and continue to hold the shares issued upon exercise, to give them the opportunity to rescind the issuance of those shares.
As of June 30, 2005, assuming every eligible person that continues to hold the securities issued upon exercise of options granted under the 2000 Option Scheme were to accept a rescission offer, we estimate the total cost to us to complete the rescission would be approximately $3.8 million including statutory interest at 7% per annum, accrued since the date of exercise of the options. These amounts are calculated by reference to the acquisition price of the shares.

A holder could argue that this process does not represent an adequate remedy for issuance of an option and securities issued upon exercise of an option in violation of California state or federal securities laws and, if a court were to impose a greater remedy, our financial exposure could be greater. In addition, it is the Securities and Exchange Commission’s position that a rescission offer will not bar or extinguish any liability under the Securities Act of 1933 with respect to these options and shares, nor will a rescission offer extinguish a holder’s right to rescind the issuance of securities that were not registered or exempt from the registration requirements under the Securities Act of 1933. If any or all of the holders reject or fail to respond to our rescission offer, the holders will keep their options and securities and we may continue to be liable under federal and California state securities laws for up to an amount equal to the value of the options and securities granted or issued plus any statutory interest we may be required to pay. Further, claims or actions based on fraud may not be waived or barred pursuant to a rescission offer and there can be no assurance that we will be able to enforce any waivers that we may receive in connection with the rescission offer in order to bar such claims or other causes of action until the applicable statute of limitations has run. In addition, despite a rescission offer, whether accepted or not, if it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.
We have terminated and no longer grant options under our 2000 Option Scheme, but options previously granted under the 2000 Option Scheme remain in full force and effect. We intend to file a registration statement on Form S-8 to cover the issuance of future shares upon exercise of presently unexercised options under the 2000 Option Scheme.
If we are unable to attract, retain and motivate key personnel or hire qualified personnel, or such personnel do not work well together, our growth prospects and profitability will be harmed.
Our performance is largely dependent on the talents and efforts of highly skilled individuals. We have recently recruited many of our directors, executive officers and other key management talent, some of which have limited or no experience in the online personals industry. For example, David E. Siminoff, our President and Chief Executive Officer, joined us in August 2004 and each of our Chief Financial Officer, Chief Operating Officer and General Counsel, and Chief Technology Officer joined us in October 2004. Because members of our executive management have only worked together as a team for a limited time, there are inherent risks in the management of our company with respect to decision-making, business direction, product development and strategic relationships. In the event that the members of our executive management team are unable to work well together or agree on operating principles, business direction or business transactions or are unable to provide cohesive leadership, our business could be harmed and one or more of those individuals may discontinue their service to our company, and we would be forced to find a suitable replacement. The loss of any of our management or key personnel could seriously harm our business. Furthermore, we have recently experienced significant turnover on our board of directors. We currently have seven members serving on our board of directors. Since October 2004, we have had two directors resign from our board of directors and five directors join our board of directors. Alon Carmel, one of our company’s co-founders and co-chairmen, resigned from his position in February 2005 to pursue other entrepreneurial and philanthropic interests.
In August 2004, we initiated a cost reduction program and terminated the employment of 40 full-time and temporary employees, and, as a result, our future recruiting efforts may become more difficult. We may also encounter difficulties in recruiting personnel as we become a more mature company in a competitive industry. Competition in our industry for personnel is intense, and we are aware that our competitors have directly targeted our employees. We do not have non-competition agreements with most employees and, even in cases where we do, these agreements are of limited enforceability in California. We also do not maintain any key-person life insurance policies on our executives. The incentives to attract, retain and motivate employees provided by our option grants or by future arrangements, such as cash bonuses, may not be as effective as they have been in the past. If we do not succeed in attracting necessary personnel or retaining and motivating existing personnel, we may be unable to grow effectively.
Our inability to effectively manage our growth could have a materially adverse effect on our profitability.
We have experienced rapid growth since inception. The growth and expansion of our business and service offerings places a continuous significant strain on our management, operational and financial resources. We are required to manage multiple relations with various strategic associates, technology licensors, members, paying subscribers and other third parties. In the event of further growth of our operations or in the number of our third-party relationships, our computer systems or procedures may not be adequate to support our operations and our management may not be able to manage such growth effectively. To effectively manage our growth, we must continue to implement and improve our operational, financial and management information systems and to expand, train and manage our employee base. If we fail to do so, our management, operational and financial resources could be overstrained and adversely impacted.
We expect our growth rates to decline and our operating margins could deteriorate.
We believe our revenue growth rate will decline as our net revenues increase to higher levels and as the growth of the online personals industry begins to slow. We have seen a decline in our growth rates during the latter stages of 2004 and first half of 2005. A February 2005 report by Jupiter Research forecasts the online personals industry will experience single digit growth in 2005 as compared to 77% growth in 2003. It is possible that our operating margins will deteriorate if revenue growth does not exceed planned increases in expenditures for all aspects of our business in an increasingly competitive environment, including sales and marketing, general and administrative and technical operations expenses.
Our business depends on our server and network hardware and software and our ability to obtain network capacity; our current safeguard systems may be inadequate to prevent an interruption in the availability of our services.
The performance of our server and networking hardware and software infrastructure is critical to our business and reputation, to our ability to attract visitors and members to our Web sites, to convert them into paying subscribers and to retain paying subscribers. An unexpected and/or substantial increase in the use of our Web sites could strain the capacity of our systems, which could lead to a slower response time or system failures. Although we have not yet experienced many significant delays, any future slowdowns or system failures could adversely affect the speed and responsiveness of our Web sites and would diminish the experience for our visitors, members and paying subscribers. We face risks related to our ability to scale up to our expected customer levels while maintaining superior performance. If the usage of our Web sites substantially increases, we may need to purchase additional servers and networking equipment and services to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant. Any system failure that causes an interruption in service or a decrease in the responsiveness of our Web sites could reduce traffic on our Web sites and, if sustained or repeated, could impair our reputation and the attractiveness of our brands as well as reduce revenue and negatively impact our operating results.
Furthermore, we rely on many different hardware systems and software applications, some of which have been developed internally. If these hardware systems or software applications fail, it would adversely affect our ability to provide our services. If we are unable to protect our data from loss or electronic or magnetic corruption, or if we receive a significant unexpected increase in usage and are not able to rapidly expand our transaction-processing systems and network infrastructure without any systems interruptions, it could seriously harm our business and reputation. We have experienced occasional systems interruptions in the past as a result of unexpected increases in usage, and we cannot assure you that we will not incur similar or more serious interruptions in the future. From time to time, our company and our websites have been subject to delays and interruptions due to software viruses, or variants thereof, such as internet worms. To date, we have not experienced delays or systems interruptions that have had a material impact on our business.
In addition, we do not currently have adequate disaster recovery systems in place, which means in the event of any catastrophic failure involving our Web sites, we may be unable to serve our Web traffic for a significant period of time. Our servers primarily operate from only a single site in Southern California and the absence of a backup site could exacerbate this disruption. Any system failure, including network, software or hardware failure, that causes an interruption in the delivery of our Web sites and services or a decrease in responsiveness of our services would result in reduced visitor traffic, reduced revenue and would adversely affect our reputation and brands.
The failure to establish and maintain affiliate agreements and relationships could limit the growth of our business.
We have entered into, and expect to continue to enter into, arrangements with affiliates to increase our member and paying subscribers bases, bring traffic to our Web sites and enhance our brands. Pursuant to our arrangements, an affiliate generally advertises or promotes our website on its website, and earns a fee whenever visitors to its website click though the advertisement to one of our websites and registers or subscribes on our website. Affiliate arrangements constitute over half of our marketing program. These affiliate arrangements are easily cancelable, often with one day notice. We do not typically have any exclusivity arrangements with our affiliates, and some of our affiliates may also be affiliates for our competitors. None of these affiliates, individually, represents a material portion of our revenue. If any of our current affiliate agreements is terminated, we may not be able to replace the terminated agreement with an equally beneficial arrangement. We cannot assure you that we will be able to renew any of our current agreements when they terminate or, if we are able to do so, that such renewals will be available on acceptable terms. We also do not know whether we will be able to enter into additional agreements or that any relationships, if entered into, will be on terms favorable to us.
We rely on a number of third-party providers and their failure or unwillingness to continue to perform could harm us.
We rely on third parties to provide important services and technologies to us, including a third party that manages and monitors our offsite data center located in Southern California, ISPs, search engine marketing providers and credit card processors. In addition, we license technologies from third parties to facilitate our ability to provide our services. Any failure on our part to comply with the terms of these licenses could result in the loss of our rights to continue using the licensed technology, and we could experience difficulties obtaining licenses for alternative technologies. Furthermore, any failure of these third parties to provide these and other services, or errors, failures, interruptions or delays associated with licensed technologies, could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. Except to the extent of the terms of our contracts with such third party providers, we exercise little or no control over them, which increases our vulnerability to problems with the services and technologies they provide and license to us. In addition, if any fees charged by third-party providers were to substantially increase, such as if ISPs began charging us for email sent by our paying subscribers to other members or paying subscribers, we could incur significant additional losses.
If we fail to develop or maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm the value of our shares.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports, effectively prevent fraud and operate as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We have, in the past, discovered and may, in the future, discover areas of our internal controls over financial reporting that need improvement. For example, during our audit of 2003 results, our external auditors brought to our attention a need to restate 2001 and 2002 results and also noted, in a letter to management, certain conditions involving internal controls and operations, none of which were a material weakness.
If we become a U.S. public company, we will be subject to the reporting requirements of the Sarbanes-Oxley Act of 2002. Beginning December 31, 2006, we will be required to annually assess and report on our internal controls over financial reporting. If we are unable to adequately establish or improve our internal controls over financial reporting, we may report that our internal controls are ineffective and our external auditors will not be able to issue an unqualified opinion on the effectiveness of our internal controls. Ineffective internal controls over financial reporting could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities or could affect our ability to access the capital markets and which could result in regulatory proceedings against us by, among others, the U.S. Securities Exchange Commission.
We face risks related to our recent accounting restatements, which could result in costly litigation or regulatory proceedings against us.
Our ordinary shares in the form of GDSs trade on the Frankfurt Stock Exchange in Germany. Pursuant to the laws governing this exchange, we publicly report our quarterly and annual operating results. On April 28, 2004, we publicly announced that we had discovered accounting inaccuracies in previously reported financial statements. As a result, following consultation with our new auditors, we restated our financial statements for the nine months ended September 30, 2003 and for each of the years ended December 31, 2001 and 2002 to correct inappropriate accounting entries.
The restatements primarily related to the timing of recognition of deferred revenue and the capitalization of bounty costs, which are the amounts paid to online marketers to acquire members. The restatements are in accordance with United States generally accepted accounting principles and pertain primarily to timing matters and had no impact on cash flow from operations or our ongoing operations. The impact on net loss for 2001 and 2002 was an increase of $1.5 million and $1.0 million, respectively.
The restatement of the financial statements may lead to litigation claims and/or regulatory proceedings against us. The defense of any such claims or proceedings may cause the diversion of management’s attention and resources, and we may be required to pay damages if any such claims or proceedings are not resolved in our favor. Any litigation or regulatory proceeding, even if resolved in our favor, could cause us to incur significant legal and other expenses. Moreover, we may be the subject of negative publicity focusing on the financial statement inaccuracies and resulting restatement. The occurrence of any of the foregoing could divert our resources, harm our reputation and cause the price of our securities to decline.
Acquisitions could result in operating difficulties, dilution and other harmful consequences.
In May 2005, we acquired MingleMatch, Inc., and we plan, during the next few years, to further extend and develop our presence, both within the United States and internationally, partially through acquisitions of entities offering online personals services and related businesses. We have limited experience acquiring companies and the companies we have acquired have been small. We have evaluated, and continue to evaluate, a wide array of potential strategic transactions. From time to time, we may engage in discussions regarding potential acquisitions, some of which may divert significant resources away from our daily operations. In addition, the process of integrating an acquired company, business or technology is risky and may create unforeseen operating difficulties and expenditures. For example, we have been engaged in significant litigation in the past, but which has since settled, with respect to our acquisition of SocialNet, Inc. in 2001. Some areas where we may face risks include:

•	the need to implement or remediate controls, procedures and policies of acquired companies that lacked appropriate controls, procedures and policies prior to the acquisition;

•	diversion of management time and focus from operating our business to acquisition integration challenges;

•	cultural challenges associated with integrating employees from an acquired company into our organization;

•	retaining employees from the businesses we acquire; and

•	the need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management.
The anticipated benefit of many of our acquisitions may not materialize. Future acquisitions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs, any of which could harm our financial condition. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.
We may not be effective in protecting our Internet domain names or proprietary rights upon which our business relies or in avoiding claims that we infringe upon the proprietary rights of others.
We regard substantial elements of our Web sites and the underlying technology as proprietary, and attempt to protect them by relying on trademark, service mark, copyright, patent and trade secret laws, and restrictions on disclosure and transferring title and other methods. We also generally enter into confidentiality agreements with our employees and consultants, and generally seek to control access to and distribution of our technology, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar or superior technology independently. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information is difficult. Any such misappropriation or development of similar or superior technology by third parties could adversely impact our profitability and our future financial results.
We believe that our Web sites, services, trademarks, patent and other proprietary technologies do not infringe upon the rights of third parties. However, there can be no assurance that our business activities do not and will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. We are aware that other parties utilize the “Spark” name, or other marks that incorporate it, and those parties may have rights to such marks that are superior to ours. From time to time, we have been, and expect to continue to be, subject to claims in the ordinary course of business including claims of alleged infringement of the trademarks, service marks and other intellectual property rights of third parties by us. Although such claims have not resulted in any significant litigation or had a material adverse effect on our business to date, any such claims and resultant litigation might subject us to temporary injunctive restrictions on the use of our products, services or brand names and could result in significant liability for damages for intellectual property infringement, require us to enter into royalty agreements, or restrict us from using infringing software, services, trademarks, patents or technologies in the future. Even if not meritorious, such litigation could be time-consuming and expensive and could result in the diversion of management’s time and attention away from our day-to-day business.
We currently hold various Web domain names relating to our brands and in the future may acquire new Web domain names. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our existing trademarks and other proprietary rights or those we may seek to acquire. Any such inability to protect ourselves could cause us to lose a significant portion of our members and paying subscribers to our competitors.
We may face potential liability, loss of users and damage to our reputation for violation of our privacy policy.
Our privacy policy prohibits the sale or disclosure to any third party of any member’s personal identifying information, except to the extent expressly set forth in the policy. Growing public concern about privacy and the collection, distribution and use of information about individuals may subject us to increased regulatory scrutiny and/or litigation. In the past, the Federal Trade Commission has investigated companies that have used personally identifiable information without permission or in violation of a stated privacy policy. If we are accused of violating the stated terms of our privacy policy, we may be forced to expend significant amounts of financial and managerial resources to defend against these accusations and we may face potential liability. Our membership database holds confidential information concerning our members, and we could be sued if any of that information is misappropriated or if a court determines that we have failed to protect that information.
We may be liable as a result of information retrieved from or transmitted over the Internet.
We may be sued for defamation, civil rights infringement, negligence, copyright or trademark infringement, invasion of privacy, personal injury, product liability or under other legal theories relating to information that is published or made available on our Web sites and the other sites linked to it. These types of claims have been brought, sometimes successfully, against online services in the past. We also offer email services, which may subject us to potential risks, such as liabilities or claims resulting from unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or personal information or interruptions or delays in email service. Our insurance does not specifically provide for coverage of these types of claims and, therefore, may be inadequate to protect us against them. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not held liable. If any of these events occurs, our revenues could be materially adversely affected or we could incur significant additional expense, and the market price of our securities may decline.
Our quarterly results may fluctuate because of many factors and, as a result, investors should not rely on quarterly operating results as indicative of future results.
Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the value of our ordinary shares and depositary shares. Quarterly operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in quarterly operating results could cause the value of our securities to decline. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance. Factors that may affect our quarterly results include:

•	the demand for, and acceptance of, our online personals services and enhancements to these services;

•	the timing and amount of our subscription revenues;

•	the introduction, development, timing, competitive pricing and market acceptance of our Web sites and services and those of our competitors;

•	the magnitude and timing of marketing initiatives and capital expenditures relating to expansion of our operations;

•	the cost and timing of online and offline advertising and other marketing efforts;

•	the maintenance and development of relationships with portals, search engines, ISPs and other Web properties and other entities capable of attracting potential members and paying subscribers to our Web sites;

•	technical difficulties, system failures, system security breaches, or downtime of the Internet, in general, or of our products and services, in particular;

•	costs related to any acquisitions or dispositions of technologies or businesses; and

•	general economic conditions, as well as those specific to the Internet, online personals and related industries.
As a result of the factors listed above and because the online personals business is still immature, making it difficult to predict consumer demand, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors. This could cause the market price of our securities to decline.
We may need additional capital to finance our growth or to compete, which may cause dilution to existing shareholders or limit our flexibility in conducting our business activities.
We currently anticipate that existing cash, cash equivalents and marketable securities and cash flow from operations will be sufficient to meet our anticipated needs for working capital, operating expenses and capital expenditures for at least the next 12 months. We may need to raise additional capital in the future to fund expansion, whether in new vertical affinity or geographic markets, develop newer or enhanced services, respond to competitive pressures or acquire complementary businesses, technologies or services. Such additional financing may not be available on terms acceptable to us or at all. To the extent that we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution, and to the extent we engage in debt financing, if available, we may become subject to restrictive covenants that could limit our flexibility in conducting future business activities. If additional financing is not available or not available on acceptable terms, we may not be able to fund our expansion, promote our brands, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures.
Our limited experience outside the United States increases the risk that our international expansion efforts and operations will not be effective.
One of our strategies is to expand our presence in international markets. Although we currently have offices in Germany, Israel and the United Kingdom and Web sites that serve the Australian, Canadian, German, Israeli and United Kingdom markets, we have only limited experience with operations outside the United States. Our primary international operations are in Israel, which carries additional risk for our business as a result of continuing hostilities there. Expansion into international markets requires management time and capital resources. In addition, we face the following additional risks associated with our expansion outside the United States:

•	challenges caused by distance, language and cultural differences;

•	local competitors with substantially greater brand recognition, more users and more traffic than we have;

•	our need to create and increase our brand recognition and improve our marketing efforts internationally and build strong relationships with local affiliates;

•	longer payment cycles in some countries;

•	credit risk and higher levels of payment fraud in some countries;

•	different legal and regulatory restrictions among jurisdictions;

•	political, social and economic instability;

•	potentially adverse tax consequences; and

•	higher costs associated with doing business internationally.
Our international operations subject us to risks associated with currency fluctuations.
Our foreign operations may subject us to currency fluctuations and such fluctuations may adversely affect our financial position and results. However, sales and expenses to date have occurred primarily in the United States. For this reason, we have not engaged in foreign exchange hedging. In connection with our planned international expansion, currency risk positions could change correspondingly and the use of foreign exchange hedging instruments could become necessary. Effects of exchange rate fluctuations on our financial condition, operations, and profitability may depend on our ability to manage our foreign currency risks. There can be no assurance that steps taken by management to address foreign currency fluctuations will eliminate all adverse effects and, accordingly, we may suffer losses due to adverse foreign currency fluctuation.
Our business could be significantly impacted by the occurrence of natural disasters and other catastrophic events.
Our operations depend upon our ability to maintain and protect our network infrastructure, hardware systems and software applications, which are housed primarily at a data center located in Southern California that is managed by a third party. Our business is therefore susceptible to earthquakes, tsunamis and other catastrophic events, including acts of terrorism. We currently lack adequate redundant network infrastructure, hardware and software systems supporting our services at an alternate site. As a result, outages and downtime caused by natural disasters and other events out of our control, which affect our systems or primary data center, could adversely affect our reputation, brands and business.
We hold a fixed amount of insurance coverage, and if we were found liable for an uninsured claim, or claim in excess of our insurance limits, we may be forced to expend a significant capital to resolve the uninsured claim.
We contract for a fixed amount of insurance to cover potential risks and liabilities, including, but not limited to, property and casualty insurance, general liability insurance, and errors and omissions liability insurance. Although we have not recently experienced any significantly increased premiums as a result of changing policies of our providers, we have experienced increasing insurance premiums due to the increasing size of our business, and thus the increased potential risk to underwriters for insuring our business. If we decide to obtain additional insurance coverage in the future, it is possible that we may not be able to get enough insurance to meet our needs, we may have to pay very high prices for the coverage we do get, or we may not be able to acquire any insurance for certain types of business risk or may have gaps in coverage for certain risks. This could leave us exposed to potential uninsured claims for which we could have to expend significant amounts of capital resources. Consequently, if we were found liable for a significant uninsured claim in the future, we may be forced to expend a significant amount of our operating capital to resolve the uninsured claim.
Our services are not well-suited to many alternate Web access devices, and as a result the growth of our business could be negatively affected.
The number of people who access the Internet through devices other than desktop and laptop computers, including mobile telephones and other handheld computing devices, has increased dramatically in the past few years, and we expect this growth to continue. The lower resolution, functionality and memory currently associated with such mobile devices may make the use of our services through such mobile devices more difficult and generally impairs the member experience relative to access via desktop and laptop computers. If we are unable to attract and retain a substantial number of such mobile device users to our online personals services or if we are unable to develop services that are more compatible with such mobile communications devices, our growth could be adversely affected.
Risks Related to Our Industry
The percentage of canceling paying subscribers in comparison to other subscription businesses requires that we continuously seek new paying subscribers to maintain or increase our current level of revenue.
Internet users in general, and users of online personals services specifically, freely navigate and switch among a large number of Web sites. Monthly subscriber churn represents the ratio expressed as a percentage of (a) the number of paying subscriber cancellations during the period divided by the average number of paying subscribers during the period and (b) the number of months in the period. The number of average paying subscribers is calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months. For the quarters ended June 30, 2005 and 2004, the monthly subscriber churn for (1) the JDate segment was 26.5% and 25.8%, respectively, (2) the AmericanSingles segment was 37.8% and 35.6%, respectively, and (3) the Web sites in our Other Businesses segment was 18.6% and 17.9%, respectively. We cannot assure you that our monthly average subscriber churn will remain at such levels, and it may increase in the future. This makes it difficult for us to have a stable paying subscriber base and requires that we constantly attract new paying subscribers at a faster rate than subscription terminations to maintain or increase our current level of revenue. If we are unable to attract new paying subscribers on a cost-effective basis, our business will not grow and our profitability will be adversely affected.
Our network is vulnerable to security breaches and inappropriate use by Internet users, which could disrupt or deter future use of our services.
Concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services generally, and online commerce services, like ours, in particular. To date, we have not experienced any material breach of our security systems; however, our failure to effectively prevent security breaches could significantly harm our business, reputation and results of operations and could expose us to lawsuits by state and federal consumer protection agencies, by governmental authorities in the jurisdictions in which we operate, and by consumers. Anyone who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card and personal data, cause interruptions in our operations or damage our brand and reputation. Such breach of our security measures could involve the disclosure of personally identifiable information and could expose us to a material risk of litigation, liability or governmental enforcement proceeding. We cannot assure you that our financial systems and other technology resources are completely secure from security breaches or sabotage, and we have occasionally experienced security breaches and attempts at “hacking.” We may be required to incur significant additional costs to protect against security breaches or to alleviate problems caused by such breaches. Any well-publicized compromise of our security or the security of any other Internet provider could deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which could have a detrimental impact on our potential customer base.
Computer viruses may cause delays or other service interruptions and could damage our reputation, affect our ability to provide our services and adversely affect our revenues. The inadvertent transmission of computer viruses could also expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system were highly publicized, our reputation could be significantly damaged, resulting in the loss of current and future members and paying subscribers.
We face certain risks related to the physical and emotional safety of our members and paying subscribers.
The nature of online personals services is such that we cannot control the actions of our members and paying subscribers in their communication or physical actions. There is a possibility that one or more of our members or paying subscribers could be physically or emotionally harmed following interaction with another of our members or paying subscribers. We warn our members and paying subscribers that we do not and cannot screen other members and paying subscribers and, given our lack of physical presence, we do not take any action to ensure personal safety on a meeting between members or paying subscribers arranged following contact initiated via our Web sites. If an unfortunate incident of this nature occurred in a meeting of two people following contact initiated on one of our Web sites or a Web site of one of our competitors, any resulting negative publicity could materially and adversely affect us or the online personals industry in general. Any such incident involving one of our Web sites could damage our reputation and our brands. This, in turn, could adversely affect our revenues and could cause the value of our ordinary shares and depositary shares to decline. In addition, the affected members or paying subscribers could initiate legal action against us, which could cause us to incur significant expense, whether we were successful or not, and damage our reputation.
We face risks of litigation and regulatory actions if we are deemed a dating service as opposed to an online personals service.
We supply online personals services. In many jurisdictions, companies deemed dating service providers are subject to additional regulation, while companies that provide personals services are not generally subject to similar regulation. Because personals services and dating services can seem similar, we are exposed to potential litigation, including class action lawsuits, associated with providing our personals services. In the past, a small percentage of our members have alleged that we are a dating service provider, and, as a result, they claim that we are required to comply with regulations that include, but are not limited to, providing language in our contracts that may allow members to (1) rescind their contracts within a certain period of time, (2) demand reimbursement of a portion of the contract price if the member dies during the term of the contract and/or (3) cancel their contracts in the event of disability or relocation. If a court holds that we have provided and are providing dating services of the type the dating services regulations are intended to regulate, we may be required to comply with regulations associated with the dating services industry and be liable for any damages as a result our past and present non-compliance.
Three separate yet similar class action complaints have been filed against us. On June 21, 2002, Tatyana Fertelmeyster filed an Illinois class action complaint against us in the Circuit Court of Cook County, Illinois, based on an alleged violation of the Illinois Dating Referral Services Act. On

September 12, 2002, Lili Grossman filed a New York class action complaint against us in the Supreme Court in the State of New York based on alleged violations of the New York Dating Services Act and the Consumer Fraud Act. On November 14, 2003, Jason Adelman filed a nationwide class action complaint against us in the Los Angeles County Superior Court based on an alleged violation of California Civil Code section 1694 et seq., which regulates businesses that provide dating services. In each of these cases, the complaint included allegations that we are a dating service as defined by the applicable statutes and, as an alleged dating service, we are required to provide language in our contracts that allows (i) members to rescind their contracts within three days, (ii) reimbursement of a portion of the contract price if the member dies during the term of the contract and/or (iii) members to cancel their contracts in the event of disability or relocation. Causes of action include breach of applicable state and/or federal laws, fraudulent and deceptive business practices, breach of contract and unjust enrichment. The plaintiffs are seeking remedies including declaratory relief, restitution, actual damages although not quantified, treble damages and/or punitive damages, and attorney’s fees and costs.
Huebner v. InterActiveCorp., Superior Court of the State of California, County of Los Angeles, Case No. BC 305875 involves a similar action, involving the same plaintiff’s counsel as Adelman, brought against InterActiveCorp’s Match.com that has been ruled related to Adelman, but the two cases have not been consolidated. Adelman and Huebner each seek to certify a nationwide class action based on their complaints. Because the cases are class actions, they have been assigned to the Los Angeles Superior Court Complex Litigation Program. The court has ordered a bifurcation of the liability issue. At an August 15, 2005 Status Conference, the court set the bifurcated trial on the issue of liability for March 27, 2006. If the court determines that the California Dating Services Act is inapplicable, all further expenses associated with discovery and class certification can be avoided.
On March 25, 2005, the court in Fertelmeyster entered its Memorandum Opinion and Order (“Memorandum Opinion”) granting summary judgment in our favor on the grounds that Fertelmeyster lacks standing to seek injunctive relief or restitutionary relief under the Illinois Dating Services Act, Fertelmeyster did not suffer any actual damages, and we were not unjustly enriched as a result of our contract with Fertelmeyster. The Memorandum Opinion “disposes of all matters in controversy” in the litigation and also provides that we are subject to the Illinois Dating Services Act and, as such, our subscription agreements violate the act and are void and unenforceable. Fertelmeyster filed a Motion for Reconsideration of the Memorandum Opinion and, on August 26, 2005, the court issued its opinion denying Fertelmeyster’s Motion for Reconsideration. In the opinion, the court, among other things: (i) decertified the class, eliminating the last remnant of the litigation; (ii) rejected each of the plaintiff’s arguments based on the arguments and law that we provided in our opposition; (iii) stated that the court would not judicially amend the Illinois statute to provide for restitution when the legislature selected damages as the sole remedy; (iv) noted that the cases cited by plaintiff in connection with plaintiff’s Motion for Reconsideration actually support the court’s prior order granting summary judgment in our favor; and (v) denied plaintiff’s Motion for Reconsideration in its entirety.
In December 2002, the Supreme Court of New York dismissed the case brought by Ms. Grossman. Although the plaintiff appealed the decision, in October 2004, the New York Supreme Court, Appellate Division upheld the lower court’s dismissal. In addition, two Justices wrote concurring opinions stating their opinion that our services were not covered under the New York Dating Services Act.
We intend to defend vigorously against each of the pending lawsuits, however, no assurance can be given that these matters will be resolved in our favor.

We are exposed to risks associated with credit card fraud and credit payment, which, if not properly addressed, could increase our operating expenses.
We depend on continuing availability of credit card usage to process subscriptions and this availability, in turn, depends on acceptable levels of chargebacks and fraud performance. We have suffered losses and may continue to suffer losses as a result of subscription orders placed with fraudulent credit card data, even though the associated financial institution approved payment. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions we process, that merchant does not obtain a cardholder’s signature. Our failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and, therefore, increase our operating expenses and may preclude us from accepting credit cards as a means of payment.
We face risks associated with our dependence on computer and telecommunications infrastructure.
Our services are dependent upon the use of the Internet and telephone and broadband communications to provide high-capacity data transmission without system downtime. There have been instances where regional and national telecommunications outages have caused us, and other Internet businesses, to experience systems interruptions. Any additional interruptions, delays or capacity problems experienced with telephone or broadband connections could adversely affect our ability to provide services to our customers. The temporary or permanent loss of all, or a portion, of the telecommunications system could cause disruption to our business activities and result in a loss of revenue. Additionally, the telecommunications industry is subject to regulatory control. Amendments to current regulations, which could affect our telecommunications providers, could disrupt or adversely affect the profitability of our business.
In addition, if any of our current agreements with telecommunications providers were terminated, we may not be able to replace any terminated agreements with equally beneficial ones. There can be no assurance that we will be able to renew any of our current agreements when they expire or, if we are able to do so, that such renewals will be available on acceptable terms. We also do not know whether we will be able to enter into additional agreements or that any relationships, if entered into, will be on terms favorable to us.
Our business depends, in part, on the growth and maintenance of the Internet, and our ability to provide services to our members and paying subscribers may be limited by outages, interruptions and diminished capacity in the Internet.
Our performance will depend, in part, on the continued growth and maintenance of the Internet. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase, or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the Internet. We have no control over the third-party telecommunications, cable or other providers of access services to the Internet that our members and paying subscribers rely upon. There have been instances where regional and national telecommunications outages have caused us to experience service interruptions during which our members and paying subscribers could not access our services. Any additional interruptions, delays or capacity problems experienced with any points of access between the Internet and our members could adversely affect our ability to provide services reliably to our members and paying subscribers. The temporary or permanent loss of all, or a portion, of our services on the Internet, the Internet infrastructure generally, or our members’ and paying subscribers’ ability to access the Internet could disrupt our business activities, harm our business reputation, and result in a loss of revenue. Additionally, the Internet, electronic communications and telecommunications industries are subject to federal, state and foreign governmental regulation. New laws and regulations governing such matters could be enacted or amendments may be made to existing regulations at any time that could adversely impact our services. Any such new laws, regulations or amendments to existing regulations could disrupt or adversely affect the profitability of our business.
We are subject to burdensome government regulations and legal uncertainties affecting the Internet that could adversely affect our business.
Legal uncertainties surrounding domestic and foreign government regulations could increase our costs of doing business, require us to revise our services, prevent us from delivering our services over the Internet or slow the growth of the Internet, any of which could increase our expenses, reduce our revenues or cause our revenues to grow at a slower rate than expected and materially adversely affect our business, financial condition and results of operations. Laws and regulations related to Internet communications, security, privacy, intellectual property rights, commerce, taxation, entertainment, recruiting and advertising are becoming more prevalent, and new laws and regulations are under consideration by the United States Congress, state legislatures and foreign governments. For example, during 2004 and 2005, legislation related to the use of background checks for users of online personals services was proposed in Ohio, Texas, California, Michigan, Florida and Virginia. None of these states enacted these proposed laws, however, state legislatures are still considering the implementation of such legislation. The enactment of any of these proposed laws could require us to alter our service offerings. Any legislation enacted or restrictions arising from current or future government investigations or policy could dampen the growth in use of the Internet, generally, and decrease the acceptance of the Internet as a communications, commercial, entertainment, recruiting and advertising medium. In addition to new laws and regulations being adopted, existing laws that are not currently being applied to the Internet may subsequently be applied to it and, in several jurisdictions, legislatures are considering laws and regulations that would apply to the online personals industry in particular. Many areas of law affecting the Internet and online personals remain unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing consumer protection, intellectual property, libel and taxation apply to the Internet or to our services.
In the normal course of our business, we handle personally identifiable information pertaining to our members and paying subscribers residing in the United States and other countries. In recent years, many of these countries have adopted privacy, security, and data protection laws and regulations intended to prevent improper uses and disclosures of personally identifiable information. In addition, some jurisdictions impose database registration requirements for which significant monetary and other penalties may be imposed for noncompliance. These laws may impose costly administrative requirements, limit our handling of information, and subject us to increased government oversight and financial liabilities. Privacy laws and regulations in the United States and foreign countries are subject to change and may be inconsistent, and additional requirements may be imposed at any time. These laws and regulations, the costs of complying with them, administrative fines for noncompliance and the possible need to adopt different compliance measures in different jurisdictions could materially increase our expenses and cause the value of our securities to decline.
Risks Related to Owning Our Securities
The price of our ADSs may be volatile, and if an active trading market for our ADSs does not develop, the price of our ADSs may suffer and decline.
Prior to this offering, there has been no public market for our securities in the United States. Accordingly, we cannot assure you that an active trading market will develop or be sustained or that the market price of our ADSs will not decline. The price at which our ADSs will trade after this offering is likely to be highly volatile and may fluctuate substantially due to many factors, some of which are outside of our control.
In addition, the stock market has experienced significant price and volume fluctuations that have affected the market price for the stock of many technology, communications and entertainment and media companies. Those market fluctuations were sometimes unrelated or disproportionate to the operating performance of these companies. Any significant stock market fluctuations in the future, whether due to our actual performance or prospects or not, could result in a significant decline in the market price of our securities.
Our principal shareholders can exercise significant influence over us, and, as a result, may be able to delay, deter or prevent a change of control or other business combination.
As of August 31, 2005, Joe Y. Shapira, Alon Carmel, and Tiger Technology Management, L.L.C. and their respective affiliates beneficially owned approximately, in the aggregate, 51.4% of our outstanding share capital. As a result, these shareholders possess significant influence over our company. Such share ownership and control may have the effect of delaying or preventing a change in control of our company, impeding a merger, consolidation, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.
You may not be able to exercise your right to vote the ordinary shares underlying your ADSs.
Under the terms of the ADSs, you have a general right to direct the exercise of the votes on the ordinary shares underlying ADSs that you hold, subject to limitations on voting ordinary shares contained in our Memorandum of Association and Articles of Association, as amended. You may instruct the depositary bank, Bank of New York, to vote the ordinary shares underlying our ADSs, but only if we request Bank of New York to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares underlying the ADSs. However, you may not receive voting materials in time to ensure that you are able to instruct Bank of New York to vote your shares or receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, Bank of New York and its agents may not be able to timely send out your voting instructions or carry out your voting instructions in the manner you have instructed. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ordinary shares are not voted as you requested.
Your right or ability to transfer your ADSs may be limited in a number of circumstances.
Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
Our ordinary shares in the form of ADSs or GDSs will be traded on more than one market and this may result in price variations.
Our ordinary shares are currently traded on the Frankfurt Stock Exchange in the form of GDSs and we expect our ordinary shares will be traded on the Nasdaq National Market in the form of ADSs upon completion of this offering. Trading in our ordinary shares in the form of ADSs or GDSs on these markets will be made in different currencies (dollars on the Nasdaq National Market and euros on the Frankfurt Stock Exchange), and at different times (resulting from different time zones, different trading days and different public holidays in the U.S. and Germany). The trading prices of our ordinary shares in the form of ADSs or GDSs on these two markets may differ due to these and other factors. Any decrease in the trading price of our ordinary shares in the form of ADSs or GDSs on one of these markets could cause a decrease in the trading price of our ordinary shares in the form of ADSs or GDSs on the other market. Any difference in prices of our ordinary shares in the form of ADSs or GDSs on these two markets could create an arbitrage opportunity whereby an investor could take advantage of the price difference by trading between the markets, thereby potentially increasing the volatility of trading prices of our ADSs and having an adverse affect on the price of our ADSs.
If we offer any subscription rights to our shareholders, your right or ability to perform a sale, deposit, cancellation or transfer of any ADSs issued after exercise of rights might be restricted.
If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you after consultation with us. However, the depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. In addition, U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which the rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. We can give no assurance that we can establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, you may be unable to participate in our rights offerings, if any, and may experience dilution of your holdings as a result.
Investors may be subject to both United States and United Kingdom taxes.
Investors are strongly urged to consult with their tax advisors concerning the consequences of investing in our company by purchasing ADSs. Our ADSs are being sold in the United States, but we are incorporated under the laws of England and Wales. A U.S. holder of our ADSs will generally be treated as the beneficial owner of the underlying ordinary shares, as represented by ADSs, for purposes of U.S. and U.K. tax laws. Therefore, U.S. federal, state and local tax laws and U.K. tax laws will generally apply to ownership and transfer of our ADSs and the underlying ordinary shares. Tax laws of other jurisdictions may also apply.
If you hold shares in the form of ADSs, you may have less access to information about our company and less opportunity to exercise your rights as a shareholder than if you held ordinary shares.
There are risks associated with holding our shares in the form of ADSs, since we are a public company incorporated under the laws of England and Wales. We are subject to the Companies Act 1985, as amended, our Memorandum and Articles of Association, and other aspects of English company law. The depositary, the Bank of New York and/or its various nominees, will appear in our records as the holder of all our shares represented by the ADSs and your rights as a holder of ADSs will be contained in the deposit agreement. Your rights as a holder of ADSs will differ in various ways from a shareholder’s rights, and you may be affected in other ways, including:

•	you may not be able to participate in rights offers or dividend alternatives if, in the discretion of the depositary, after consultation with us, it is unlawful or not practicable to do so;

•	you may not receive certain copies of reports and information sent by us to the depositary and may have to go to the office of the depositary to inspect any reports issued;

•	the deposit agreement may be amended by us and the depositary, or may be terminated by us or the depositary, each with thirty (30) days notice to you and without your consent in a manner that could prejudice your rights, and the deposit agreement limits our obligations and liabilities and those of the depositary.

Your rights as a shareholder will be governed by English law and differ from the rights of shareholders under U.S. law. In addition, you may have difficulty in effecting service of process in the United States or enforcing judgments obtained in the United States.
We are a public limited company incorporated under the laws of England and Wales. Our corporate affairs are governed by our Memorandum and Articles of Association, by the Companies Act 1985, as amended, and other common and statutory laws in England and Wales. The rights of shareholders to take action against the directors and actions by minority shareholders are to a large extent governed by the common law and statutory laws of England and Wales. These rights differ from the typical rights of shareholders in U.S. corporations. Facts that, under U.S. law, would entitle a shareholder in a U.S. corporation to claim damages may give rise to an alternative cause of action under English law entitling a shareholder in an English company to claim damages in an English court. However, this will not always be the case. For example, the rights of shareholders to bring proceedings against us or against our directors or officers in relation to public statements are different under English law than the civil liability provisions of the U.S. securities laws. In addition, shareholders of English companies may not have standing to initiate shareholder derivative actions in various courts, including before the federal courts of the United States. As a result, our public shareholders may face different considerations in protecting their interests in actions against our company, management, directors or our controlling shareholders, than would shareholders of a corporation incorporated in a jurisdiction in the United States, and our ability to protect our interests if we are harmed in a manner that would otherwise enable us to sue in a United States federal court, may be limited.
You may have difficulties enforcing, in actions brought in courts in jurisdictions located outside the United States, liabilities under the U.S. securities laws. In particular, if you sought to bring proceedings in England based on U.S. securities laws, the English court might consider:

•	that it did not have jurisdiction; and/or

•	that it was not the appropriate forum for such proceedings; and/or

•	that, applying English conflict of laws rules, U.S. law (including U.S. securities laws) did not apply to the relationship between you and us or our directors and officers; and/or

•	that the U.S. securities laws were of a public or penal nature and should not be enforced by the English court.

Alternatively, if you were to bring an action in a U.S. Court, and we were to bring a competing action in an English Court, the English Court may grant an order seeking to prohibit you from pursuing the action before the U.S. court.
You should also be aware that English law does not allow for any form of legal proceedings directly equivalent to the class action available in U.S. courts. In addition, awards of punitive damages (or their nearest English law equivalent), are rare in English courts.
Some of our directors and some of the experts named in this prospectus are residents of countries other than the United States. Furthermore, all or a substantial portion of their assets may be located outside the United States. As a result, it may not be possible for you to:

•	effect service of process within the United States upon such directors and experts; or

•	enforce in U.S. courts judgments obtained against such directors and experts in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	enforce in U.S. courts judgments obtained against such directors and experts in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments obtained in the U.S. courts against any of our directors and some of the experts named in this prospectus or us (including actions under the civil liability provisions of the U.S. securities laws). In particular, there is doubt as to the enforceability in England of U.S. civil judgments predicated purely on U.S. securities laws. In any event, there is no system of reciprocal enforcement in England and Wales of judgments obtained in the U.S. courts. Accordingly, a judgment against any of those persons or us may only be enforced in England and Wales by the commencement of an action before the English court, seeking the recognition of the judgment of the U.S. court at common law in England. Judgment against any of those persons or us, as the case may be, may be granted by the English court without requiring the issues on the merits in the U.S. litigation to be reopened on the basis that those matters have already been decided by the U.S. court. To recognize a U.S. court Judgment, the English court must be satisfied that:

•	that the judgment is final and conclusive;

•	that the U.S. court had jurisdiction (as a matter of English law);

•	that the U.S. judgment is not impeachable for fraud and is not contrary to English rules of natural justice;

•	that the enforcement of the judgment will not be contrary to public policy or statute in England;

•	that the judgment is for a liquidated sum;

•	that the English proceedings were commenced within the relevant limitation period;

•	that the judgment is not directly or indirectly for the payment of taxes or other charges of a like nature or a fine or penalty;

•	that the judgment remains valid and enforceable in the court in which it was obtained unless and until it is stayed or set aside; and

•	that, before the date on which the U.S. court gave judgment, the issues in question had not been the subject of a final judgment of an English court or of a court of another jurisdiction whose judgment is enforceable in England.

In addition, we are required by the Companies Act 1985 to prepare for each financial year audited accounts which comply with the requirements of that Act. These UK audited accounts are distributed to holders of our ordinary shares in advance of our annual shareholder meeting at which the UK audited accounts are voted on by our shareholders and are then filed with the Registrar of Companies for England and Wales. The UK audited accounts will be audited by an accounting firm eligible under UK statutory requirements, currently the UK firm Ernst & Young LLP. The UK audited accounts are likely to be materially different to the US GAAP financial statements which will be prepared in a form similar to those included within this prospectus and which will be filed with the US Securities and Exchange Commission. Our shareholders will not have an opportunity to vote on our US GAAP financial statements. Our ability to pay future dividends will be determined by reference to the distributable reserves shown by our UK audited accounts and this may restrict our ability to pay such dividends.

We have never paid any dividend and we do not intend to pay dividends in the foreseeable future.
To date, we have not declared or paid any cash dividends on our ordinary shares and currently intend to retain any future earnings for funding growth. We do not anticipate paying any dividends in the foreseeable future. Moreover, companies incorporated under the laws of England and Wales cannot pay dividends unless they have distributable profits as defined in the Companies Act 1985 as amended. As a result, you should not rely on an investment in our shares if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future.
Currency fluctuations may adversely affect the price of the ADSs relative to the price of our GDSs.
The price of our GDSs is quoted in euros. Movements in the euro/ U.S. dollar exchange rate may adversely affect the U.S. dollar price of our ADSs and the U.S. dollar equivalent of the price of our GDSs. For example, if the euro weakens against the U.S. dollar, the U.S. dollar price of the ADSs could decline, even if the price of our GDSs in euros increases or remains unchanged.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “may,” “will,” “continue,” “should,” “plan,” “predict,” “potential” or the negative of these terms or other similar expressions. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in these forward-looking statements, which are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” section and elsewhere in this prospectus, regarding, among other things:

•	our significant operating losses and uncertainties relating to our ability to generate positive cash flow and operating profits in the future;

•	difficulty in evaluating our future prospects based on our limited operating history and relatively new business model;

•	our ability to attract members, convert members into paying subscribers and retain our paying subscribers, in addition to maintain paying subscribers;

•	the highly competitive nature of our business;

•	our ability to keep pace with rapid technological change;

•	the strength of our existing brands and our ability to maintain and enhance those brands;

•	our ability to effectively manage our growth;

•	our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure;

•	risks related to our recent accounting restatements;

•	uncertainties relating to potential acquisitions of companies;

•	the volatility of the price of our ADSs after this offering;

•	the strain on our resources and management team of being a public company in the United States;

•	the ability of our principal shareholders to exercise significant influence over our company; and

•	other factors referenced in this prospectus and other reports.
The risks included above are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and operating results. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements.
You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.
You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to the related registration statement with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
We will not receive any proceeds from the sale of ordinary shares in the form of ADSs by the selling security holders listed in this prospectus, except for funds received from the exercise of warrants and options held by selling security holders, if and when exercised. We plan to use the net proceeds received from the exercise of any warrants and options for working capital and general corporate purposes. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants and options will be exercised.
RESCISSION OFFER
Under our 2000 Option Scheme, we granted options to purchase ordinary shares to certain of our employees, directors and consultants. These option grants may not have been exempt from qualification under California state securities laws. As a result, we may have potential liability to those employees, directors and consultants to whom we granted options under the 2000 Option Scheme. In order to address that issue, we may elect to make a rescission offer to the holders of outstanding options under the 2000 Option Scheme to give them the opportunity to rescind the grant of their options.
As of June 30, 2005, assuming every eligible optionee were to accept a rescission offer, we estimate the total cost to us to complete the rescission would be approximately $4.0 million including statutory interest at 7% per annum,. These amounts reflect the costs of offering to rescind the issuance of the outstanding options by paying an amount equal to 20% of the aggregate exercise price for the entire option.
In addition, issuances of securities upon exercise of options granted under our 2000 Option Scheme may not have been exempt from registration and qualification under federal and California state securities laws. As a result, we may have potential liability to those employees, directors and consultants to whom we issued securities upon the exercise of these options. In order to address that issue, we may elect to make a rescission offer to those persons who exercised all, or a portion, of those options and continue to hold the shares issued upon exercise, to give them the opportunity to rescind the issuance of those shares.
As of June 30, 2005, assuming every eligible person that continues to hold the securities issued upon exercise of options granted under the 2000 Option Scheme were to accept a rescission offer, we estimate the total cost to us to complete the rescission would be approximately $3.8 million including statutory interest at 7% per annum, accrued since the date of exercise of the options. These amounts are calculated by reference to the acquisition price of the shares.
For the purposes of English company law, a rescission offer in respect of our shares would take the form of a purchase by our Company of the relevant shares. The Companies Act 1985 (“Companies Act”) provides that we may only purchase our own shares using our “distributable profits” or the proceeds from the issuance of new shares for that purpose. Due to the deficit on our profit and loss account as a consequence of our previous accumulated losses, we do not currently have sufficient distributable profits to effect the rescission offer. However, under the Companies Act, if we receive the approval of our shareholders and the High Court of Justice in England and Wales (the “Court”), we can reduce the deficit on the profit and loss account on our balance sheet by effecting a reduction of our share capital or share premium account and offsetting the amount of such reduction against the deficit on the profit and loss account. This process is known as a “reduction of capital.” The reduction of capital must be approved by at least 75% of the shares held by the shareholders that vote on the resolution and by the Court. In order to satisfy the Court that our creditors will be properly protected we propose to give an undertaking to the Court to transfer to a special non-distributable reserve (the

“Special Reserve”) the excess of the amount of the reduction of share premium account over the deficit on our profit and loss account at the date when the reduction of capital takes effect (the “Effective Date”) and not to distribute the Special Reserve until all of our creditors as at the Effective Date are paid off or have otherwise consented to the reduction of capital. Any profits made prior to the Effective Date will be credited to the Special Reserve and will not be distributable unless and until all of our creditors as of the Effective Date have been paid off or have otherwise consented to the reduction of capital.
As of June 30, 2005, the balance on our share premium account was approximately $54 million and we intend to effect the reduction of capital by reducing the balance on our share premium account by approximately $44 million and offsetting this amount against the deficit on the profit and loss account on our UK GAAP statutory accounts.
We have terminated and no longer grant options under our 2000 Option Scheme, but options previously granted under 2000 Option Scheme remain in full force and effect. We intend to file a registration statement on Form S-8 to cover the issuance of future shares upon exercise of presently unexercised options under the 2000 Option Scheme.

PRICE RANGE OF GLOBAL DEPOSITARY SHARES
Our GDSs are currently traded on the Frankfurt Stock Exchange under the symbol “MHJG”.
The following table summarizes the high and low sales prices of our GDSs in euros as reported by the Frankfurt Stock Exchange for the periods noted below, and as translated into U.S. dollars at the currency exchange rate in effect on the date the price was reported on the Frankfurt Stock Exchange. The currency exchange rate is based on the average bid and ask exchange price as reported by OANDA for such date.

	High		Low

Year ended December 31, 2003
First Quarter	€1.73	$1.85	€1.36	$1.45
Second Quarter	€1.79	$2.10	€1.55	$1.69
Third Quarter	€4.05	$4.53	€1.60	$1.85
Fourth Quarter	€5.05	$6.31	€2.85	$3.37
Year ended December 31, 2004
First Quarter	€11.85	$14.68	€4.20	$5.39
Second Quarter	€9.85	$11.79	€6.30	$7.63
Third Quarter	€8.00	$9.62	€2.85	$3.49
Fourth Quarter	€7.33	$9.68	€4.75	$6.06
Year ended December 31, 2005
First Quarter	€8.25	$10.66	€6.16	$8.02
Second Quarter	€8.00	$10.37	€5.26	$6.47
Third Quarter (through September 15, 2005)	€7.50	$9.28	€5.61	$6.89
The last reported sales price of our GDSs on the Frankfurt Stock Exchange on September 15, 2005 was €5.61 per GDS, or $6.89 per GDS.
As of September 7, 2005, there were approximately 123 holders of record of our shares, including each account held by our depository and its record holder. These figures do not include beneficial owners who hold shares in nominee name.
DIVIDEND POLICY
We have never declared or paid cash dividends on our ordinary shares. We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.
Under English law, any payment of dividends would be subject to the Companies Act 1985, as amended, which requires that all dividends be approved by our board of directors and, in some cases, our shareholders. Moreover, under English law, we may pay dividends on our shares only out of profits available for distribution determined in accordance with the Companies Act 1985, as amended, and accounting principles generally accepted in the United Kingdom, which differ in some respects from U.S. GAAP. We also may incur indebtedness in the future that may prohibit or effectively restrict the payment of dividends on our ordinary shares. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors. In the event that dividends are paid in the future, holders of the ADSs will be entitled to receive payments in U.S. dollars in respect of dividends on the underlying shares in accordance with the deposit agreement. See “Description of Share Capital — Description of Ordinary Shares — Dividends” and “Description of Share Capital — Description of American Depositary Shares — Dividends and Distributions.”

CAPITALIZATION
The following table summarizes our cash, cash equivalents and marketable securities and capitalization as of June 30, 2005.
You should read this table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

June 30, 2005

(in thousands
except per share
data)
Cash, cash equivalents and marketable securities	$8,292

Notes payable, including current portion	$11,775
Other liabilities	203
Shares subject to rescission	3,819
Shareholders’ equity:
Ordinary shares, £0.01 par value, 80,000,000 shares authorized; 25,901,160 shares issued and outstanding	426
Additional paid-in-capital	53,921
Deferred share-based compensation	(41)
Accumulated other comprehensive loss	(270)
Notes receivable from employees	(203)
Accumulated deficit	(42,507)

Total shareholders’ equity	11,326

Total capitalization	$41,485

The number of our ordinary shares shown above is based on 25,901,160 shares outstanding as of June 30, 2005. This information excludes:

•	8,949,000 ordinary shares issuable upon the exercise of outstanding options as of June 30, 2005, with exercise prices ranging from $0.90 to $9.54 per share and a weighted average exercise price of $3.97 per share;

•	530,000 ordinary shares issuable upon the exercise of warrants outstanding as of June 30 2005, with an exercise price of $2.52 per share; and

•	15,072,500 ordinary shares available for issuance under our share option schemes.

DILUTION
Since this offering is being made solely by the selling shareholders and none of the proceeds will be paid to us, except for funds received from the exercise of warrants and options held by selling shareholders, if and when exercised, our net tangible book value per share will not be affected by this offering.

SELECTED CONSOLIDATED FINANCIAL DATA
The following table sets forth our selected consolidated financial data. The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes, and other financial information included herein. The following selected consolidated statement of operations data and balance sheet data for the six months ended June 30, 2005 and June 30, 2004 are derived from our unaudited consolidated financial statements presented elsewhere is this registration statement. The following selected consolidated statement of operations data for each of the three years in the period ended December 31, 2004, and the selected consolidated balance sheet data as of December 31, 2003 and 2004, are derived from the audited consolidated financial statements of our company included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 2001 and the selected consolidated balance sheet data as of December 31, 2001 and 2002 are derived from the audited consolidated financial statements of our company not included in this prospectus. The consolidated statement of operations data for the year ended December 31, 2000 and the selected consolidated balance sheet data as of December 31, 2000 are derived from unaudited consolidated financial statements not included in this prospectus. Our ordinary shares in the form of GDSs currently trade on the Frankfurt Stock Exchange, in Germany. Pursuant to the laws governing this exchange, we publicly reported our quarterly and annual operating results. On April 28, 2004, we publicly announced that we had discovered accounting inaccuracies in previously reported financial statements. As a result, following consultation with our new auditors, we restated our financial statements for the first three quarters of 2003 and for each of the years ended December 31, 2002 and 2001 to correct inappropriate accounting entries. Based in part on the fact that our 2001 and 2002 annual and 2003 interim financial statements were restated, it is likely that our 2000 unaudited financial statements would have been subject to adjustments, which could have been material, had they been subjected to an audit and do not reflect accounting treatment or presentation consistent with audited financial statements for the years ended and as of December 31, 2002, 2003 and 2004. You should therefore not rely on data derived from such financial statements. The historical results are not necessarily indicative of results to be expected in any future period.

						Six months ended
	Year ended December 31,(1)					June 30,(1)

	2000	2001	2002	2003	2004	2004	2005

	(unaudited)
						(unaudited)
	(in thousands, except per share data and paying subscriber data)
Consolidated Statements of Operations Data:
Net revenues	$6,670	$10,434	$16,352	$36,941	$65,052	$30,862	$31,990
Direct marketing expenses	5,257	2,044	5,396	18,395	31,240	15,864	11,279

Contribution margin	1,413	8,390	10,956	18,546	33,812	14,998	20,711
Operating expenses:
Indirect marketing	953	540	403	907	2,451	1,051	503
Customer service	402	641	1,207	2,536	3,379	1,878	1,137
Technical operations	628	1,772	1,587	4,341	7,162	3,318	2,950
Product development	138	359	603	959	2,013	871	1,890
General and administrative (excluding share-based compensation) (2)	6,215	5,496	7,996	16,885	27,727	12,078	12,512
Share-based compensation	—	—	—	1,871	1,704	2,401	(28)
Amortization intangible assets other than goodwill	1,127	2,137	524	555	860	482	411

						Six months ended
	Year ended December 31,(1)					June 30,(1)

	2000	2001	2002	2003	2004	2004	2005

	(unaudited)
						(unaudited)
	(in thousands, except per share data and paying subscriber data)
Impairment of long-lived assets	—	3,997	—	1,532	208	—	—

Total operating expenses	9,463	14,942	12,320	29,586	45,504	22,079	19,375

Operating income (loss)	(8,050)	(6,552)	(1,364)	(11,040)	(11,692)	(7,081)	1,336
Interest (income) and other expenses, net	1,113	1,627	(840)	(188)	(66)	32	144

Loss before income taxes	(9,163)	(8,179)	(524)	(10,852)	(11,626)	(7,113)	1,192
Provision for income taxes	—	—	—	—	1	1	64

Net loss	$(9,163)	$(8,179)	$(524)	$(10,852)	$(11,627)	$(7,114)	$1,128

Net loss per share — basic and diluted(3)	$(0.69)	$(0.47)	$(0.03)	$(0.57)	$(0.51)	$(0.33)	0.04

Weighted average shares outstanding — basic and diluted(3)	13,213	17,460	18,460	18,970	22,667	21,521	25,389
							29,080
Other Financial Data:
Depreciation	$160	$544	$874	$1,441	$3,065	$1,369	$1,767
Additional Information:
Average paying subscribers(4)			58,700	125,800	226,100	217,900	219,200

	December 31,
						June 30,
	2000	2001	2002	2003	2004	2005

	(unaudited)					(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$11,410	$7,569	$7,755	$5,815	$7,423	$8,292
Total assets	23,409	16,352	17,461	16,969	27,359	41,485
Deferred revenue	362	993	1,535	3,232	3,933	3,925
Capital lease obligations and notes payable	—	—	—	487	1,873	—
Total liabilities	6,156	3,238	3,998	11,659	16,872	26,340
Shares subject to rescission (5)	—	—	—	—	3,819	3,819
Accumulated deficit	(12,453)	(20,632)	(21,156)	(32,008)	(43,635)	(42,507)
Total shareholders’ equity	17,253	13,114	13,463	5,310	6,668	11,326

(1)	Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of certain asset and business acquisitions.
(2)	In 2004, general and administrative expenses included an expense of approximately $2.4 million related to an employee severance, $2.1 million related to the United States initial public offering of MatchNet, Inc. that was planned for mid-2004, but which was withdrawn shortly after the related registration statement was filed in the third quarter of 2004, as well as one legal settlement resulting in the recognition of $900,000 in expenses in the third quarter and two legal settlements resulting in the recognition of $2.1 million in expenses in the fourth quarter of 2004. In 2003, general and administrative expenses included a charge of $1.7 million primarily related to a settlement with Comdisco.

(3)	For information regarding the computation of per share amounts, refer to note 1 of our consolidated financial statements.

(4)	Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and the end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period. Additionally, refer to

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of business metrics we use to evaluate our business. We did not track data for the years ended December 31, 2000 and 2001 sufficient to accurately set forth the number of average paying subscribers for the respective periods.

(5)	Under our 2000 Executive Share Option Scheme (“2000 Option Scheme”), we granted options to purchase ordinary shares to certain of our employees, directors and consultants. The issuances of securities upon exercise of options granted under our 2000 Option Scheme may not have been exempt from registration and qualification under federal and California state securities laws, and as a result, we may have potential liability to those employees, directors and consultants to whom we issued securities upon the exercise of these options. In order to address that issue, we may elect to make a rescission offer to those persons who exercised all, or a portion, of those options and continue to hold the shares issued upon exercise, to give them the opportunity to rescind the issuance of those shares. However, it is the Securities and Exchange Commission’s position that a rescission offer will not bar or extinguish any liability under the Securities Act of 1933 with respect to these options and shares, nor will a rescission offer extinguish a holder’s right to rescind the issuance of securities that were not registered or exempt from the registration requirements under the Securities Act of 1933. As of August 31, 2005, assuming every eligible person that continues to hold the securities issued upon exercise of options granted under the 2000 Option Scheme were to accept a rescission offer, we estimate the total cost to us to complete the rescission would be approximately $3.8 million including statutory interest at 7% per annum, accrued since the date of exercise of the options. The rescission acquisition price is calculated as equal to the original exercise price paid by the optionee to our company upon exercise of their option.

PRO FORMA COMBINED FINANCIAL DATA
The following unaudited pro forma combined financial information gives effect to the acquisition on May 19, 2005, by Spark Networks plc (formerly MatchNet plc) of MingleMatch, Inc., a corporation based in Provo, Utah. The purchase price for the acquisition was $12 million in cash, which will be paid over 12 months (as discussed further in note 5, notes payable), as well as 150,000 shares of the Company’s ordinary shares which, on the date of the acquisition, carried a value of approximately $1.2 million. For the fiscal year ended December 31, 2004, MingleMatch reported net revenues of approximately $2.5 million and a loss of $443,000.
The unaudited pro forma combined financial information is for illustrative purposes only and reflects certain estimates and assumptions. These unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes, our historical consolidated financial statements and MingleMatch’s historical financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are included elsewhere in this prospectus.
The unaudited pro forma combined financial statement of operation for the year ended December 31, 2004 and six months ended June 30, 2005 gives effect to the acquisition of MingleMatch, Inc. as if it had been completed on January 1, 2004. Our combined financial statements include the results of operation of MingleMatch, Inc. from its acquisition date (May 19, 2005) to June 30, 2005.
The unaudited pro forma combined financial statements are not necessarily indicative of operating results which would have been achieved had the foregoing transaction actually been completed at the beginning of the subject periods and should not be construed as representative of future operating results.

	Year ended December 31, 2004				Six Months ended June 30, 2005

	Spark	Mingle	Pro Forma	Pro Forma	Spark	Mingle	Pro Forma	Pro Forma
	Networks	Match	Adjustments	Consolidated	Networks	Match	Adjustments	Consolidated

	(in thousands except per share amounts)				(in thousands except per share amounts)
Net revenues	$65,052	$2,504	$—	$67,556	$31,990	$1,453	$—	$33,443
Direct marketing expenses	31,240	1,432		32,672	11,279	741		12,020

Contribution margin	33,812	1,072		34,884	20,711	712		21,423
Operating expenses:
Indirect marketing	2,451	54		2,505	503	79		582
Customer service	3,379	100		3,479	1,137	147		1,284
Technical operations	7,162	353		7,515	2,950	350		3,300
Product development	2,013	77		2,090	1,890	113		2,003
General and administrative (excluding share-based compensation)	27,727	947		28,674	12,512	986		13,498
Share-based compensation	1,704	—		1,704	(28)	0		(28)
Amortization of intangible assets other than goodwill	860	4	1,197 (1)	2,061	411	2	313 (1)	726
Impairment of long lived assets	208	—		208	—	—		—

Total operating expenses	45,504	1,535	1,197	48,236	19,375	1,677	313	21,365

Operating (loss) income	(11,692)	(463)	(1,197)	(13,352)	1,336	(965)	(313)	58
Interest (income) and other expenses, net	(66)	(20)		(86)	144	(209)		(65)

Pre-tax (loss) income	(11,626)	(443)	(1,197)	(13,266)	1,192	(756)	(313)	123
Income taxes	1	—		1	64	—		64

Net (loss) income	$(11,627)	$(443)	$(1,197)	$(13,267)	$1,128	$(756)	$(313)	$59

	Year ended December 31, 2004				Six Months ended June 30, 2005

	Spark	Mingle	Pro Forma	Pro Forma	Spark	Mingle	Pro Forma	Pro Forma
	Networks	Match	Adjustments	Consolidated	Networks	Match	Adjustments	Consolidated

	(in thousands except per share amounts)				(in thousands except per share amounts)
Net (loss) income per ordinary share — basic	$(0.51)			$(0.58)	$0.04			$0.00
Net (loss) income per ordinary share — diluted	$(0.51)			$(0.58)	$0.04			$0.00
Weighted average ordinary shares outstanding — basic	22,667		150	22,817	25,389			25,389
Weighted average ordinary shares outstanding — diluted	22,667		150	22,817	29,080			29,080
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

As of May 19, 2005

(in thousands)
Current assets (including cash acquired of $221)	$295
Property and equipment, net	162
Goodwill	8,172
Domain names and databases	4,655

Total assets acquired	13,284
Current liabilities	41

Net assets acquired	$13,243
Of the $4,655,000 of acquired intangible assets, $2,360,000 was assigned to member databases and will be amortized over three years, $370,000 was assigned to subscriber databases which will be amortized over three months, $205,000 was assigned to developed software which will be amortized over five years, and $1,720,000 was assigned to domain names which are not subject to amortization.
Of the $8,171,600 of acquired goodwill, $400,000 was assigned to assembled workforce.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited and audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.
This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “may,” “will,” “continue,” “should,” “plan,” “predict,” “potential” or the negative of these terms or other similar expressions. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in these forward-looking statements, which are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” section and elsewhere in this prospectus.
General
We are a public limited company incorporated under the laws of England and Wales and our ordinary shares in the form of GDSs currently trade on the Frankfurt Stock Exchange. We are a leading provider of online personals services in the United States and internationally. Our Web sites enable adults to meet online and participate in a community, become friends, date, form a long-term relationship or marry.
Our revenues have grown from $659,000 in 1999 to $65.1 million in 2004. For the six month period ended June 30, 2005, we had approximately 219,200 average paying subscribers, representing an increase of 0.6% from the same period in 2004. We define a member as an individual who has posted a personal profile during the immediately preceding 12 months or an individual who has previously posted a personal profile and has subsequently logged on to one of our Web sites at least once in the preceding 12 months. Paying subscribers are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members, and average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and the end of the month, divided by two. Our key Web sites are JDate.com, which targets the Jewish singles community in the United States, at a current subscription fee of $34.95 for a one month subscription, and AmericanSingles.com, which targets the U.S. mainstream online singles community, at a current subscription fee of $29.85 for a one month subscription. Our subscription fees are charged on a monthly basis, with discounts for longer-term subscriptions ranging from three to twelve months. Longer-term subscriptions are charged up-front and we recognize revenue over the terms of such subscriptions.
We have grown both internally and through acquisitions of entities, and selected assets of entities, offering online personals services and related businesses. As a result of each of these acquisitions, we have been able to expand and cross-promote into vertical affinity markets, combine the target entity’s existing database of online personals customers into one of our Web sites’ databases, with the goal of attracting new members to our Web sites, retaining as many of them as possible and converting them into paying subscribers. Through our business acquisitions, we have expanded into new markets, leveraged and enhanced our existing brands to improve our position within new markets, and gained valuable intellectual property. During the last three years, we made the following acquisitions:

•	In May 2005, we acquired MingleMatch, Inc., a company that operates religious, ethnic, special interest and geographically targeted online singles communities. The acquisition of MingleMatch fits with our strategy of creating affinity-focused online personals that provide quality experiences for our members. We expect that our purchase of MingleMatch will allow for numerous cost savings and revenue synergies.

•	In September 2004, we purchased a 20% equity interest, with an option to acquire the remaining interest, in Duplo AB, an online provider of social networking products and services in Sweden, with the intent of expanding into new markets and strengthening our existing brands.

•	In January 2004, we purchased Point Match Ltd., a competitor of JDate.co.il in Israel.

Our future performance will depend on many factors, including:

•	continued acceptance of online personals services;

•	our ability to attract a large number of new members and paying subscribers, and retain those members and paying subscribers;

•	our ability to increase brand awareness, both domestically and internationally;

•	our ability to sustain and, when possible, increase subscription fees for our services; and

•	our ability to introduce new targeted Web sites, affiliate programs, fee-based services and advertising as additional sources of revenues.
Our ability to compete effectively will depend on the timely introduction and performance of our future Web sites, services and features, the ability to address the needs of our members and paying subscribers and the ability to respond to Web sites, services and features introduced by competitors. To address this challenge, we have invested and will continue to invest existing personnel resources, namely internet engineers and programmers, in order to enhance our existing services and introduce new services, which may include new Web sites as well as new features and functions designed to increase the probability of communication among our members and paying subscribers and to enhance their online personals experiences. Our software development team consisted of 34 employees as of June 30, 2005, who are focused on expanding and improving the features and functionality of our Web sites. The Company believes that it has sufficient cash resources on hand to accomplish the enhancements that are currently contemplated.
Critical Accounting Policies, Estimates and Assumptions
Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, prepaid advertising, Web site and software development costs, goodwill, intangible and other long-lived assets, accounting for business combinations, contingencies and income taxes. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management has discussed the development and selection of our critical accounting policies, estimates and assumptions with our Board of Directors and the Board has reviewed these disclosures.
We believe the following critical accounting policies reflect the more significant judgments and estimates we used in the preparation of our consolidated financial statements:
Revenue Recognition and Deferred Revenue
Substantially all of our revenues are derived from subscription fees. Revenues are presented net of credits and credit card chargebacks. We recognize revenue in accordance with accounting principles generally accepted in the United States and with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition.”
Recognition occurs ratably over the subscription period, beginning when there is persuasive evidence of an arrangement, delivery has occurred (access has been granted), the fees are fixed and determinable, and collection is reasonably assured. Paying subscribers primarily pay in advance using a credit card and all purchases are final and nonrefundable. Subscription fees collected in advance are deferred and recognized as revenue, using the straight-line method, over the term of the subscription. We reserve for potential credit card chargebacks based on our historical chargeback experience.
Direct Marketing Expenses
We incur substantial expenses related to our advertising in order to generate traffic to our Web sites. These advertising costs are primarily online advertising, including affiliate and co-brand arrangements, and are directly attributable to the revenues we receive from our subscribers. We have entered into numerous affiliate arrangements, under which our affiliate advertises or promotes our website on its website, and earns a fee whenever visitors to its website click though the advertisement to one of our websites and registers or subscribes on our website. Affiliate deals may fall in the categories of either CPS, CPA, CPC, or CPM, as discussed below. We do not typically have any exclusivity arrangements with our affiliates, and some of our affiliates may also be affiliates for our competitors. Under our co-branded arrangements, our co-brand partners may operate their own separate websites where visitors can register and subscribe to our websites. Our co-brand arrangements are usually CPS type arrangements.
Our advertising expenses are recognized based on the terms of each individual contract. The majority of our advertising expenses are based on four pricing models:

•	Cost per subscription (CPS) where we pay an online advertising provider a fee based upon the number of new paying subscribers that it generates;

•	Cost per acquisition (CPA) where we pay an online advertising provider a fee based on the number of new member registrations it generates;

•	Cost per click (CPC) where we pay an online advertising provider a fee based on the number of clicks to our Web sites it generates; and

•	Cost per thousand for banner advertising (CPM) where we pay an online advertising provider a fee based on the number of times it displays our advertisements.

We estimate in certain circumstances the total clicks or impressions delivered by our vendors in order to determine amounts due under these contracts.
Prepaid Advertising Expenses
In certain circumstances, we pay in advance for Internet-based advertising on other Web sites, and expense the prepaid amounts as direct marketing expenses over the contract periods as the contracted

Web site delivers on its commitment. We evaluate the realization of prepaid amounts at each reporting period and expense prepaid amounts if the contracted Web site is unable to deliver on its commitment.
Web Site and Software Development Costs
We capitalize costs related to developing or obtaining internal-use software. Capitalization of costs begins after the conceptual formulation stage has been completed. Product development costs are expensed as incurred or capitalized into property and equipment in accordance with Statement of Position (“SOP”) 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. SOP 98-1 requires that costs incurred in the preliminary project and post-implementation stages of an internal-use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized. We exercise judgment in determining which stage of development a software project is in at any point in time.
In accordance with Emerging Issues Task Force (“EITF”) 00-2 “Accounting for Web Site Development Costs,” we expense costs related to the planning and post-implementation phases of our Web site development efforts. Direct costs incurred in the development phase are capitalized. Costs associated with minor enhancements and maintenance for the Web site are included in expenses in the accompanying consolidated statements of operations.
Capitalized Web site and software development costs are included in internal-use software in property and equipment and amortized over the estimated useful life of the products, which is usually three years. In accordance with the above accounting literature, we estimate the amount of time spent by our engineers in developing our software and enhancements to our Web sites.
On a regular basis, management reviews the capitalized costs of Web sites and software developed to ensure that these costs relate to projects that will be completed and placed in service. Any projects determined not to be viable will be reviewed for impairment in accordance with SFAS No. 144.
Valuation of Goodwill, Identified Intangibles and Other Long-lived Assets
We test goodwill and intangible assets for impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and test property, plant and equipment for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” We assess goodwill, and other indefinite-lived intangible assets at least annually, or more frequently when circumstances indicate that the carrying value may not be recoverable. Factors we consider important and which could trigger an impairment review include the following:

•	a significant decline in actual projected revenue;

•	a significant decline in the market value of our depositary shares;

•	a significant decline in performance of certain acquired companies relative to our original projections;

•	an excess of our net book value over our market value;

•	a significant decline in our operating results relative to our operating forecasts;

•	a significant change in the manner of our use of acquired assets or the strategy for our overall business;

•	a significant decrease in the market value of an asset;

•	a shift in technology demands and development; and

•	a significant turnover in key management or other personnel.

When we determine that the carrying value of goodwill, other intangible assets and other long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. In the case of the other intangible assets and other long-lived assets, this measurement is only performed if the projected undiscounted cash flows for the asset are less than its carrying value. No indicators of impairment in goodwill were present in 2003. We had impairment charges related to long-lived assets of $1.5 million in 2003 in accordance with SFAS No. 144.
Accounting for Business Combinations
We have acquired the stock or specific assets of a number of companies from 1999 through 2004 some of which were considered to be business acquisitions. Under the purchase method of accounting, the cost, including transaction costs, are allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.
The judgments made in determining the estimated fair value and expected useful life assigned to each class of assets and liabilities acquired can significantly impact net income. Different classes of assets will have useful lives that differ. For example, the useful life of member database, which is three years, is not the same as the useful life of a paying subscriber list, which is three months, or a domain name, which is indefinite. Consequently, to the extent a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, there may be less amortization recorded in a given period or no amortization for indefinite lived intangibles.
Determining the fair value of certain assets and liabilities acquired is subjective in nature and often involves the use of significant estimates and assumptions.
The value of our intangible and other long-lived assets, including goodwill, is exposed to future adverse changes if we experience declines in operating results or experience significant negative industry or economic trends or if future performance is below historical trends. We review intangible assets and goodwill for impairment at least annually or more frequently when circumstances indicate that the carrying value may not be recoverable using the guidance of applicable accounting literature. We continually review the events and circumstances related to our financial performance and economic environment for factors that would provide evidence of the impairment of goodwill, identifiable intangibles and other long-lived assets.
We use the equity method of accounting for our investments in affiliates over which we exert significant influence. Significant influence is generally having a 20% to 50% ownership interest. At June 30, 2005, we owned a 20% interest in Duplo AB which we account for using the equity method.
Legal Contingencies
We are currently involved in certain legal proceedings, as discussed in the notes to the financial statements and under “Business — Legal Proceedings.” To the extent that a loss related to a contingency is reasonably estimable and probable, we accrue an estimate of that loss. Because of the uncertainties related to both the amount and range of loss on certain pending litigation, we may be unable to make a reasonable estimate of the liability that could result from an unfavorable outcome of such litigation. As additional information becomes available, we will assess the potential liability related to our pending litigation and make or, if necessary, revise our estimates. Such revisions in our estimates of the potential liability could materially impact our results of operations and financial position.

Accounting for Income Taxes
We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the assets and liabilities. In accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes,” we record a valuation allowance to reduce deferred tax assets to the amount expected to more likely than not be realized in our future tax returns. As of December 31, 2004 and 2003, we had a valuation allowance that completely offset our deferred tax asset. Should we determine in the future that we will likely realize all or part of our net deferred tax assets, we will adjust the valuation allowance so that we will have a deferred tax asset available that will be realized in our future tax returns.
At December 31, 2004, we had net operating loss carry-forwards of approximately $42.0 million and $38.0 million available to reduce future federal and state taxable income, respectively. Under Section 382 of the Internal Revenue Code, the utilization of the net operating loss carry-forwards can be limited based on changes in the percentage ownership of our company. Of the net operating losses available, approximately $1.5 million and $800,000 for federal and state purposes, respectively, are attributable to losses incurred by an acquired subsidiary. Such losses are subject to other restrictions on usage including the requirement that they are only available to offset future income of the subsidiary. In addition, the available net operating losses do not include any amounts generated by the acquired subsidiary prior to the acquisition date due to substantial uncertainty regarding our ability to realize the benefit in the future.
Segment Reporting
We divide our business into three operating segments: (1) the JDate segment, which consists of our JDate.com Web site and its co-branded Web sites, (2) the AmericanSingles segment, which consists of our AmericanSingles.com Web site and its co-branded Web sites, and (3) the Other Businesses segment, which consists of all of our other Web sites and businesses.

				Six months ended
	Year ended December 31,			June 30,

	2002	2003	2004	2004	2005

	(in thousands)
Net Revenues:
JDate	$8,372	$16,091	$23,820	$11,597	$12,703
AmericanSingles	6,644	19,253	35,224	17,255	15,353
Other Businesses	1,336	1,597	6,008	2,010	3,934

Total	$16,352	$36,941	$65,052	$30,862	$31,990

Direct Marketing Expenses:
JDate	$224	$739	$1,740	$697	$1,208
AmericanSingles	3,970	15,887	24,954	13,394	7,570
Other Businesses	1,202	1,769	4,546	1,773	2,501

Total	$5,396	$18,395	$31,240	$15,864	$11,279

Contribution:
JDate	$8,148	$15,352	$22,080	$10,900	$11,495
AmericanSingles	2,674	3,366	10,270	3,861	7,783
Other Businesses	134	(172)	1,462	237	1,433

Total	$10,956	$18,546	$33,812	$14,998	$20,711

Key Business Metrics
We regularly review certain operating metrics in order to evaluate the effectiveness of our operating strategies and monitor the financial performance of our business. The key business metrics that we utilize include the following:

•	Average Paying Subscribers: Paying subscribers are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and the end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

•	Average Monthly Net Revenue per Paying Subscriber: Average monthly net revenue per paying subscriber represents the total net subscriber revenue for the period divided by the number of average paying subscribers for the period, divided by the number of months in the period.

•	Direct Subscriber Acquisition Cost: Direct subscriber acquisition cost is defined as total direct marketing costs divided by the number of new paying subscribers during the period. This represents the average cost of acquiring a new paying subscriber during the period.

•	Monthly Subscriber Churn: Monthly subscriber churn represents the ratio expressed as a percentage of (i) the number of paying subscriber cancellations during the period divided by the number of average paying subscribers during the period and (ii) the number of months in the period.

Unaudited selected statistical information regarding our key operating metrics for the years ended December 31, 2002, 2003, and 2004 and the six month periods ended June 30, 2005 and 2004 is shown in the table below. The references to “Other Businesses” in this table indicate metrics data for our Other Businesses segment, excluding travel and events.

				Six months ended
	Year ended December 31,			June 30,

	2002	2003	2004	2004	2005

Average Paying Subscribers (in thousands):
JDate	27.7	50.7	69.8	71.2	69.3
AmericanSingles	29.5	71.5	132.5	129.9	115.3
Other Businesses	1.5	3.6	23.8	16.8	34.6

Total	58.7	125.8	226.1	217.9	219.2

Average Monthly Net Revenue per Paying Subscriber:
JDate	$25.20	$26.44	$28.42	$27.14	$30.56
AmericanSingles	18.77	22.43	22.16	22.60	22.19
Other Businesses	33.17	23.72	16.75	15.36	18.11
All Segments	22.17	24.09	23.53	23.52	24.19
Direct Subscriber Acquisition Cost:
JDate	$2.90	$4.39	$8.09	$6.43	$11.30
AmericanSingles	38.68	45.70	43.29	44.40	32.68
Other Businesses	78.43	80.32	34.74	32.10	34.64
All Segments	25.56	33.84	33.85	34.13	27.35

				Six months ended
	Year ended December 31,			June 30,

	2002	2003	2004	2004	2005

Monthly Subscriber Churn:
JDate	18.2%	22.4%	25.8%	25.9%	26.2%
AmericanSingles	24.3	32.1	35.6	35.7	36.8
Other Businesses	32.6	33.4	26.8	40.1	23.6
All Segments	21.6	28.2	31.7	32.0	31.2
The larger increase in average paying subscribers for AmericanSingles as compared to the increase for JDate was primarily due to JDate possessing a larger portion of its market, while AmericanSingles possessed a smaller portion of its market and its average paying subscribers has, as a result, grown more quickly.
We have embarked in increases in marketing spending for JDate, primarily in the area of off-line marketing. Such marketing initiatives are targeted at brand building and name recognition. The marketing programs most prominently include print and billboard advertising. We include the costs of these marketing programs in the direct marketing expense for the JDate segment. As these are new marketing initiatives and spending that we have not previously undertaken, it has resulted in an increase in our customer acquisition cost for JDate. Even after these increased spending programs, the cost of customer acquisition for JDate is significantly lower than for our other segments due to the strong brand perception and word of mouth reputation of JDate. Our recent marketing initiatives are targeted specifically at maintaining that strong word of mouth name reputation and brand recognition.
The cost of customer acquisition for JDate is significantly lower than for our other segments due to its strong brand and we expect the cost of customer acquisition for JDate to remain below that for our other segments. AmericanSingles and our other websites operate in much more competitive environments, and must spend more on marketing to attract new subscribers.
Churn rate is somewhat independent from an increasing number of subscribers opting for multi-month contracts. Churn rate is calculated as the ratio of monthly subscriber cancellations during the period, divided by the average paying subscribers in a period. During a period where the number of total new subscribers and subscribers canceling are both increasing, but more new subscribers are choosing longer term contracts, then churn rate can increase while average revenue per subscriber falls. We are constantly striving to improve our websites to retain our existing subscribers. However, we do not forecast churn rates, and lack the ability to accurately do so.

Results of Operations
The following is a more detailed discussion of our financial condition and results of operations for the periods presented.
The following table presents our historical operating results as a percentage of net revenues for the periods indicated:

				Six months ended
	Year ended December 31,			June 30,

	2002	2003	2004	2004	2005

Consolidated Statements of Operations Data:
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Direct marketing expenses	33.0	49.8	48.0	51.4	35.3

Contribution margin	67.0	50.2	52.0	48.6	64.7
Operating expenses:
Indirect marketing	2.5	2.5	3.8	3.4	1.6
Customer service	7.4	6.9	5.2	6.1	3.6
Technical operations	9.7	11.7	11.0	10.8	9.2
Product development	3.7	2.6	3.1	2.8	5.9
General and administrative (excluding share-based compensation)	48.8	45.7	42.7	39.1	39.1
Share-based compensation	0.0	5.1	2.6	7.8	(0.1)
Amortization of intangible assets other than goodwill	3.2	1.5	1.3	1.6	1.3
Impairment of long-lived assets and goodwill	0.0	4.1	0.3	0.0	0.0

Total operating expenses	75.3	80.1	70.0	71.6	60.6

Operating loss	(8.3)	(29.9)	(18.0)	(23.0)	4.1
Interest (income) and other expenses, net	(5.1)	(0.5)	(0.1)	0.1	0.5

Loss (income) before income taxes	(3.2)	(29.4)	(17.9)	(23.1)	3.6
Provision for income taxes	0.0	0.0	0.0	—	0.2

Net loss (income)	(3.2)%	(29.4)%	(17.9)%	(23.1)%	3.4%

Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004.
Business Metrics
For the six months ended June 30, 2005, average paying subscribers for the JDate segment decreased 2.7% to 69,300, compared to 71,200 for the same period last year. For the six months ended June 30, 2005, average paying subscribers for the AmericanSingles segment decreased 11.2% to 115,300, compared to 129,900 for the same period last year. For the six months ended June 30, 2005, average paying subscribers for Web sites in our Other Businesses segment increased 106.0% 34,600, compared 16,800 for the same period last year. The decrease in average paying subscribers for JDate is due to an increase in our churn rate. The decrease in average paying subscribers for AmericanSingles is due to a decline in the total marketing expenditures in 2005 compared to 2004. The increase in average paying subscribers for our other web sites is due primarily to the acquisitions of MingleMatch, Inc. in May 2005 and the growth of our Cupid website in Israel, as well as an increase in international Web sites which began operations in early 2004.

For six months ended June 30, 2005, average monthly net revenue per paying subscriber for the JDate segment increased 12.6% to $30.56, compared to $27.14 for the six months in 2004. The increase was due to an increase in net revenue associated with new subscriptions at a higher price point, offset by the decline in average paying subscribers as discussed above. For the six months ended June 30, 2005, average monthly net revenue per paying subscriber for the AmericanSingles segment decreased slightly to $22.19 from $22.60 for the six months ended June 30, 2004. For the six months ended June 30, 2005, average monthly net revenue per paying subscriber for Web sites in our Other Businesses segment increased 17.9% to $18.11, compared to $15.36 for the six months ended June 30, 2004. The increase was primarily due to the addition of MingleMatch during the second quarter of 2005.
For the six months ended June 30, 2005, direct subscriber acquisition cost for JDate increased 75.7% to $11.30, compared to $6.43 for the same period in 2004. The increase in direct subscriber acquisition costs for JDate is due to new marketing initiatives for the JDate site in order solidify and expand JDate’s brand awareness. For the six months ended June 30, 2005, direct subscriber acquisition costs for AmericanSingles decreased 26.4% to $32.68, compared to $44.40 for the same period ended June 30, 2004 due to a decrease in marketing expenditures associated with the AmericanSingles Web site. For the six months ended June 30, 2005, direct subscriber acquisition cost for the Web sites in our Other Businesses segment increased 7.9% to $34.64, compared to $32.10 for the same period of 2004. The increase in direct subscriber acquisition costs for our Other Businesses segment in the first half of 2005 is due to an increased marketing effort to attract new subscribers to the international Web sites that were launched in early 2004.
For the six months ended June 30, 2005, monthly subscriber churn for JDate increased slightly to 26.2%, compared to 25.9% for the same period in 2004. For the six months ended June 30, 2005, monthly subscriber churn for AmericanSingles increased to 36.8%, compared to 35.7% for the same period in 2004. For the six months ended June 30, 2005, monthly subscriber churn for the Web sites in our Other Businesses segment decreased to 23.6%, as compared with 40.1% for the same period in 2004. The decrease in the churn rate in the second quarter of 2005 is due to the addition of MingleMatch.
Net Revenues
Net revenues for JDate increased 9.5% to $12.7 million for the six months ended June 30, 2005 compared to $11.6 million for the first six months of 2004. The increase in net revenues for JDate is due to an increase in pricing in mid 2004 which contributed to increased revenues despite the decline in average paying subscribers discussed above. Net revenues for AmericanSingles decreased 11.0% to $15.4 million for the six months ended June 30, 2005, compared to $17.3 million in 2004. The decrease in AmericanSingles net revenue is due to the decrease in average paying subscribers for the reasons discussed above. Net revenues for our Other Businesses segment increased 95.7% to $3.9 million for the six months ended June 30, 2005 compared to $2.0 million in 2004. The increase in net revenues for our Other Businesses is attributed to the acquisition of MingleMatch and the growth of our international Web sites which were launched in early 2004.
Direct Marketing Expenses
Direct marketing expenses for JDate increased 73.3% to $1.2 million for the six months ended June 30, 2005 compared to $697,000 in 2004. The increase in marketing spend was due to new marketing initiatives for JDate designed to solidify and expand JDate’s brand awareness. Direct marketing expenses for AmericanSingles decreased 43.5% to $7.6 million for the six months ended June 30, 2005 compared to $13.4 million in the same period last year. In the second quarter of 2004, the Company initiated an aggressive marketing program, primarily for American Singles. Upon review, it became apparent that such aggressive spending was not generating sufficient incremental revenue and, accordingly our marketing spending has been reduced, to allow us to become more profitable. We expect more stable marketing expenditures going forward. Direct marketing expenses for our Web sites in our Other Businesses segment increased 41.1% to $2.5 million for the six months ended June 30, 2005 compared to $1.8 million in the first six months of 2004. The increase in spending related to our Web sites in our Other Businesses segment is attributed to the acquisition of MingleMatch and additional advertising in order to generate traffic to our newer international Web sites which commenced operations early in 2004.
Operating Expenses
Operating expenses consist primarily of indirect marketing, customer service, technical operations, product development and general and administrative expenses. Operating expenses decreased 12.2% to $19.4 million in the first six months of 2005 compared to $22.1 million in the same period in 2004. Stated as a percentage of net revenues, operating expenses decreased to 60.6% in the first six months of 2005 compared to 71.6% in the same period last year. The decrease is due primarily to a decrease in share-based compensation in the first six months of 2005 which is further discussed below.
Indirect Marketing. Indirect marketing expenses consist primarily of salaries for our sales and marketing personnel and other associated costs such as public relations. Indirect marketing expenses decreased 52.1% to $503,000 in the first six months of 2005 compared to $1.1 million in the second quarter of 2004. Stated as a percentage of net revenues, indirect marketing expenses decreased to 1.6% in the first six months of 2005 compared to 3.4% in the same period in 2004. The decrease is due to a decrease in headcount in our marketing department, and the termination of the Chief Marketing Officer in the fourth quarter of 2004 who has not been replaced.
Customer Service. Customer service expenses consist primarily of costs associated with our member services center. Customer services expenses decreased 39.5% to $1.1 million in the first six months of 2005 compared to $1.9 million in the first six months of 2004. Stated as a percentage of net revenues, customer service expenses decreased to 3.6% in the quarter ended June 30, 2005 compared to 6.1% in the same period in the prior year. The decrease is due to a decrease in headcount from 2004 to 2005. During the first six months of 2004, we had higher staffing in our member services center in order to better serve our customers due to the launch of new Web sites and new platforms. During the remainder of 2004, we worked to increase our efficiency in handling our call volume, and therefore reduced our headcount accordingly by the first six months of 2005.
Technical Operations. Technical operations expenses consist primarily of the people and systems necessary to support our network, Internet connectivity and other data and communication support. Technical operations expenses decreased 11.1% to $3.0 million in the first six months of 2005 compared to $3.3 million in 2004. The decrease is primarily due to a reduction in headcount as well as a restructuring of workforce which resulted in a decrease of salary expense. This reduction was partially offset by an increase in depreciation expense associated with the increase in hardware to support our network and an increase in capitalized software amortization associated with redesigning our operating platform. As a percentage of net revenues, technical operations decreased to 9.2% in the quarter ended June 30, 2005 compared to 10.8% in the same period last year.
Product Development. Product development expenses consist primarily of costs incurred in the development, creation and enhancement of our Web sites and services. Product development expenses increased 117.0% to $1.9 million in the first six months of 2005 compared to $871,000 in 2004. As a percentage of net revenues, product development expenses increased to 5.9% for the six months ended June 30, 2005 compared to 2.8% in 2004. The increase is due primarily to an increase in headcount associated with pursuing new business opportunities as well as improving the infrastructure of our existing businesses.
General and Administrative. General and administrative expenses consist primarily of corporate personnel-related costs, professional fees, credit card processing fees, and occupancy and other overhead costs. General and administrative expenses increased 3.6% to $12.5 million in the first six months of 2005 compared to $12.1 million in the same period in 2004. The increase in general and administrative expenses is due primarily to increase in consulting services as well as an increase in credit card processing fees, including charges and fines. Stated as a percentage of net revenues, general and administrative expenses for the six months ended June 30, 2005 and 2004 was 39.1%.
Share-Based Compensation. Share-based compensation resulted from the issuance of warrants and options that were treated as variable under accounting principles which, on a quarterly basis, required us to recognize an increase or decrease in compensation expense based on the then fair-value of the subject securities. Share-based compensation decreased 101.2% to $(28,000) in the first six months of 2005 compared to $2.4 million in the first six months of 2004. The difference in expense is due to the fact that the majority of options and warrants which were considered variable in 2004 were fully valued and accounted for in 2004 and as a result did not impact the results of the first six months of 2005.
Amortization of Intangible Assets Other Than Goodwill. Amortization expenses consist primarily of amortization of intangible assets related to the MingleMatch acquisition as well as previous acquisitions, primarily SocialNet and PointMatch. Amortization expense decreased 14.7% to $411,000 in the first six months of 2005 compared to $482,000 in the first six months of 2004. The decrease is due to intangibles related to older acquisitions being fully amortized by the first quarter of 2005 partially offset by amortization of intangible assets resulting from the MingleMatch acquisition in the second quarter of 2005.
Interest Income/ Loss and Other Expenses, Net. Interest income/loss and other expenses consist primarily of interest income associated with notes payable, temporary investments in interest bearing accounts and marketable securities and income on our investments in non-controlled affiliates. Expenses increased to $144,000 for the six months ended June 30, 2005 from expense of $32,000 for the same period in 2004. The increase was due primarily to recognition of losses upon liquidation of marketable securities and loss from Duplo.
Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
Business Metrics
Average paying subscribers for JDate increased 37.7%, to approximately 69,800 for the year ended December 31, 2004 from approximately 50,700 for the year ended December 31, 2003. Average paying subscribers for AmericanSingles increased 85.3%, to approximately 132,500 for the year ended December 31, 2004 from approximately 71,500 for the year ended December 31, 2003. Average paying subscribers for Web sites in our Other Businesses segment increased to approximately 23,800 for the year ended December 31, 2004 from approximately 3,600 for the year ended December 31, 2003. The increase in paying subscribers for all of our segments corresponds to the increased marketing expenditures for all of our segments, along with improved marketing efficiency, such that greater marketing expenditures were made without significant increases in our average subscriber acquisition costs. The larger increase in average paying subscribers for AmericanSingles as compared to the increase for JDate was primarily due to JDate possessing a larger portion of its market. The increase in paying subscribers in our Other Businesses segment was due to growth in our international websites, including PointMatch, which was acquired at the beginning of 2004, and our websites in the United Kingdom and Canada.
Average monthly net revenue per paying JDate subscriber increased 7.5%, to $28.42 for the year ended December 31, 2004 from $26.44 for the year ended December 31, 2003. Average monthly net revenue per paying AmericanSingles subscriber decreased 1.2% to $22.16 for the year ended December 31, 2004 from $22.43 for the year ended December 31, 2003. Average monthly net revenue per paying subscriber for Web sites in our Other Businesses segment decreased 29.4%, to $16.75 for the year ended December 31, 2004 from $23.72 for the year ended December 31, 2003. The increase for JDate was primarily due to a price increase which was put into effect in January 2004. The decrease for AmericanSingles was due to an increase in the proportion of subscribers paying for multi-month subscriptions, for which they receive a discount on the monthly rate compared to the single-month subscription price. The decrease for Web sites in our Other Businesses segment was primarily due to the growth of new Web sites with lower subscription prices than those Web sites that represented our Other Businesses segment in 2003.
Direct subscriber acquisition cost for JDate increased 84.3%, to $8.09 in 2004 from $4.39 in 2003. Direct subscriber acquisition cost for AmericanSingles decreased 5.3%, to $43.29 in 2004 from $45.70 in 2003. Direct subscriber acquisition cost for the Web sites in our Other Businesses segment decreased 56.7%, to $34.74 in 2004 from $80.32 in 2003. The increase in direct subscriber acquisition cost for JDate was due primarily to the cost of new marketing initiatives, including offline billboard campaigns designed to solidify and expand JDate’s brand awareness. Despite this increase, the cost of customer acquisition for JDate is significantly lower than for our other segments due to the strong brand perception and name recognition for and word of mouth reputation for JDate. AmericanSingles and our other websites operate in much more competitive environments, and must spend more on marketing to attract new subscribers. The decrease in direct subscriber acquisition cost for AmericanSingles and the Web sites in our Other Businesses segment was due improved marketing efficiency, such that greater marketing expenditures were made without significant increases in our average subscriber acquisition costs. For AmericanSingles, we began to put a greater emphasis on pay for performance advertising models, such as cost per subscription (CPS) and cost per acquisition (CPA) arrangements, where we are better able to monitor and manage our cost of subscriber acquisition.
Monthly subscriber churn for JDate increased to 25.8% for the year ended December 31, 2004 from 22.4% for the year ended December 31, 2003. Monthly subscriber churn for AmericanSingles increased to 35.6% for the year ended December 31, 2004 from 32.1% for the year ended December 31, 2003. Monthly subscriber churn for Web sites in our Other Businesses segment decreased to 26.8% for the year ended December 31, 2004 from 33.4% for the year ended December 31, 2003. The increase in monthly subscriber churn for JDate and AmericanSingles was due primarily to implementation in late 2003 of the pay-to-respond feature which required members to upgrade to paying subscriber status before they could respond to emails from other paying subscribers. Members who subscribe specifically to utilize the pay-to-respond feature are less likely to renew their subscriptions than those who subscribe to initiate communications. The decrease in monthly subscriber churn for the Web sites in our Other Business segment was due to growth and maturity of those businesses. Some of the websites in our Other Businesses segment were launched in late 2003, including our sites in Canada and the UK. During the early startup period for a website which requires a critical mass of members in order to attract new members, churn rates are higher. As subscribers see the same other members of the community repeatedly, they are more prone to quit the service. As the website community grows, churn rates typically decline as subscribers take longer to feel they have exhausted their possibilities within the community.
Net Revenues
Substantially all of our net revenues are derived from subscription fees. The remainder of our net revenues, accounting for less than 2% of net revenues for the years ended December 31, 2004 and 2003, are attributable to certain promotional events. Revenues are presented net of credits and credit card chargebacks. We expect net revenues from promotional events to comprise an even smaller percentage of net revenues in the future. We also expect to generate revenues from advertising on our Web sites in the future. Our subscriptions are offered in durations of one, three, six and twelve months. Plans with durations of longer than one month are available at discounted rates. Most subscription programs renew automatically for subsequent periods until subscribers terminate them.
Net revenues for JDate increased 48.0%, to $23.8 million for the year ended December 31, 2004 from $16.1 million for the year ended December 31, 2003. Net revenues for AmericanSingles increased

83.0%, to $35.2 million for the year ended December 31, 2004, compared to $19.3 million for the year ended December 31, 2003. Net revenues for our Other Businesses segment increased 276.2%, to $6.0 million for the year ended December 31, 2004 compared to $1.6 million for the year ended December 31, 2003. The increase in JDate’s net revenues is primarily attributable to an increase in JDate’s monthly subscription price during the first quarter of 2004. The increase in net revenues for AmericanSingles is primarily due to an increase in subscriptions, as discussed above. The increase in net revenues for our Other Businesses segment is due primarily to the growth of our businesses in Israel, whose growth was aided by our acquisition of Point Match Ltd. in the first quarter of 2004, as well as growth in our UK and Canada Web sites.
Direct Marketing Expenses
Direct marketing expenses primarily consist of advertising costs and direct costs to obtain new paying subscribers. Direct marketing expenses for JDate increased 135.5%, to $1.7 million for the year ended December 31, 2004 from approximately $739,000 for the year ended December 31, 2003. Direct marketing expenses for AmericanSingles increased 57.1%, to $25.0 million for the year ended December 31, 2004 compared to $15.9 million for the year ended December 31, 2003. Direct marketing expenses for Web sites in our Other Businesses segment increased 157.0%, to $4.5 million for the year ended December 31, 2004 from $1.8 million for the year ended December 31, 2003. The increases for JDate and AmericanSingles are due to an overall increase in the cost of online advertising, which is our primary source for advertising, as well as new marketing initiatives for JDate. In addition, for our American Singles website, we initiated an aggressive marketing program in the second quarter of 2004. We reduced our marketing for AmericanSingles in subsequent quarters in 2004 in order to reduce our subscriber acquisition cost. The cost of customer acquisition for JDate is significantly lower than for our other segments due to the strong brand perception and name recognition for and word of mouth reputation for JDate. AmericanSingles and our other websites operate in much more competitive environments, and must spend more on marketing to attract new subscribers. For Web sites in our Other Businesses segment, in addition to the increase in the cost of online advertising, our direct marketing expenses also increased because of the additional expenses associated with the Web site assets acquired in the Point Match Ltd. acquisition.
As a percentage of revenues, total direct marketing expenses for JDate increased to 7.3% in 2004 from 4.6% in 2003. The increase was due to new marketing initiatives for JDate. As a percentage of revenues, total direct marketing expenses for AmericanSingles decreased to 70.8% in 2004 from 82.5% in 2003. The decrease was due to improved marketing efficiency, including greater emphasis on pay for performance advertising models, such that greater marketing expenditures were made without significant increases in our average subscriber acquisition costs. As a percentage of revenues, total direct marketing expenses for our Other Businesses segment decreased to 75.7% in 2004 from 110.8% in 2003. The decrease was due to improved marketing efficiency, including greater emphasis on pay for performance advertising models, as well as emphasis on making the contribution of websites in this segment a positive number. Overall, for all of our segments, total direct marketing expenses decreased to 48.0% from 49.8% for the years ended December 31, 2004 and 2003 respectively. .
Operating Expenses
Operating expenses primarily consist of indirect marketing, customer service, technical operations, product development and general and administrative expenses. Operating expenses increased 53.8% to approximately $45.5 million in 2004 from approximately $29.6 million in 2003. Stated as a percentage of net revenues, operating expenses decreased to 70.0% for 2004 from 80.1% in 2003. The increase in total dollars was primarily the result of a higher level of general and administrative expenses, as well as an increase in indirect marketing and technical operations as discussed below. The decrease as a percentage of revenues was primarily the result of economies of scale in customer service and technical operations costs required to support an increasing revenue base.

Indirect Marketing. Indirect marketing expenses primarily consist of salaries for our sales and marketing personnel and other associated costs such as public relations. Indirect marketing expenses increased 170.2%, to approximately $2.5 million in 2004 compared to $907,000 in 2003. Stated as a percentage of net revenues, indirect marketing expenses increased to 3.8% for 2004 from 2.5% in 2003. The increase in total dollars and as a percentage of net revenues was largely as a result of an increase in headcount in our marketing department. We expect these costs to increase in total dollars as we expand our marketing initiatives but to decrease as a percentage of net revenues as we add additional paying subscribers.
Customer Service. Customer service expenses primarily consist of costs associated with our member service center. Customer service expenses increased 33.2%, to $3.4 million in 2004 compared to $2.5 million in 2003. Stated as a percentage of net revenues, customer service expenses decreased to 5.2% for 2004 from 6.9% in 2003. The increase in total dollars was largely as a result of an increase in headcount, which increase was driven by the larger number of members and paying subscribers. The decrease as a percentage of revenues was primarily the result of increased efficiency of usage of our customer service personnel in supporting a larger member and subscriber base. We expect these costs to continue to increase in total dollars as we support our increasing base of members and subscribers but to decrease as a percentage of net revenues as we add additional paying subscribers.
Technical Operations. Technical operations expenses primarily consist of the people and systems necessary to support our network, Internet connectivity and other data and communication support. Technical operations expenses increased 65.0% to $7.2 million in 2004 from $4.3 million in 2003. Stated as a percentage of net revenues, technical operations expenses decreased to 11.0% in 2004 from 11.7% in 2003. The increase in total dollars was due to an increase in headcount necessary to support the growth in the number of members, paying subscribers and traffic to our Web sites. The decrease as a percentage of revenues was primarily the result of economies of scale in headcount required to support a larger member and subscriber base. We expect technical operations costs to increase in total dollars with any increase in traffic, members or paying subscribers but to decrease as a percentage of net revenues as we add additional paying subscribers.
Product Development. Product development expenses primarily consist of costs incurred in the development, creation and enhancement of our Web sites and services. Product development expenses increased 109.9%, to $2.0 million in 2004 compared to $959,000 in 2003. Stated as a percentage of net revenues, product development expenses increased to 3.1% in 2004 from 2.6% in 2003. The increase in total dollars and as a percentage of net revenues was largely as a result of costs associated with technical enhancements to our Web sites as well as an increase in headcount necessary to support these enhancements. We expense these costs as incurred unless they are required to be capitalized under generally accepted accounting principles in the United States. In addition to the expenses set forth above, our capitalized product development costs were approximately $658,000 and $825,000 in 2004 and 2003, respectively. The amortization of those costs is included in this line item. We expect our product development costs to increase in total dollars as we launch new Web sites and develop additional features and functionality on our Web sites to enhance our members’ experience and satisfaction and increase the number, and percentage, of members that become paying subscribers but to remain constant as a percentage of net revenues as we add additional paying subscribers.
General and Administrative Expenses. General and administrative expenses primarily consist of corporate personnel-related costs, professional fees, credit card processing fees, and occupancy and other overhead costs. General and administrative expenses increased 64.2%, to $27.7 million in 2004 from $16.9 million in 2003. Stated as a percentage of net revenues, general and administrative expenses decreased to 42.7% in 2004 from 45.7% in 2003. The increase in total dollars was largely as a result of an increase in hiring people to support our growth, an employee severance charge of approximately $2.4 million, as well as expenses of $2.1 million related to the United States initial public offering of MatchNet, Inc. that was planned for mid-2004, but which was withdrawn shortly after the related registration statement was filed in the third quarter of 2004, as well as one legal settlement resulting in the recognition of $900,000 in expenses in the third quarter and two legal settlements resulting in the recognition of $2.1 million in expenses in the fourth quarter of 2004. The decrease as a percentage of revenues was primarily the result of economies of scale in supporting a larger member and subscriber base. We expect these general and administrative expenses, excluding the above-referenced severance and expenses related to the withdrawn offering, to increase in total dollars as we continue to hire additional personnel, and as sales and the inherent credit card processing fees increase. We also expect general and administrative expenses to increase in total dollars due to the anticipated increase in professional fees resulting from the filing of this registration statement and related documents and our subsequent obligations as a public reporting company in the United States. However, we expect general and administrative expenses, excluding credit card processing fees, to decrease as a percentage of net revenues as we add additional paying subscribers.
Share-based Compensation. Share-based compensation resulted from the issuance of warrants and options that were treated as variable under accounting principles which, on a quarterly basis, required us to recognize an increase or decrease in compensation expense based upon the then-fair value of the subject securities. Share-based compensation was approximately $1.7 million in 2004, which is net of $1.1 million related to the cancellation of certain warrants and options, compared to $1.9 million in 2003. Stated as a percentage of net revenues, share-based compensation decreased to 2.6% in 2004 from 5.1% in 2003. As a result of recent changes in accounting rules, we expect share-based compensation expenses to increase, beginning in the third quarter of 2005, when we will be required to recognize compensation expense for share options and other share-based compensation, which expenses we had not been required to recognize prior to the change in accounting rules.
Amortization of Intangible Assets Other Than Goodwill. Amortization expenses consist primarily of amortization of intangible assets related to previous acquisitions, primarily SocialNet and Point Match. Amortization expenses increased 55.0% to $860,000 in 2004, compared to $555,000 in 2003. The increase was primarily due to amortization related to the Point Match acquisition, which was completed in January 2004.
Impairment of Long-lived Assets. In December 2004, based on changes in management and reevaluation of existing projects we determined that certain internally developed software projects would not be completed. As such, we recorded an impairment charge of $208,000.
Interest Income and Other Expenses, Net. Interest income and other expenses, net primarily consist of gain (loss) associated with temporary investments in interest bearing accounts and marketable securities. Interest income and other expenses, net decreased 64.9%, to approximately $66,000 in 2004 from $188,000 in 2003, principally due to foreign exchange effects.
Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
Business Metrics
Average paying subscribers for JDate increased 83.0% to approximately 50,700 for the year ended December 31, 2003, compared to approximately 27,700 for the year ended December 31, 2002. Average paying subscribers for AmericanSingles increased 142.4%, to approximately 71,500 for the year ended December 31, 2003 from approximately 29,500 for the year ended December 31, 2002. Average paying subscribers for Web sites in our Other Businesses segment increased 140.0%, to approximately 3,600 for the year ended December 31, 2003 from approximately 1,500 for the year ended December 31, 2002. The increase in paying subscribers across all of our segments is primarily due to increases in the number of members on our sites. The larger increase in average paying subscribers for AmericanSingles as compared to the increase for JDate was primarily due to JDate possessing a larger portion of its market, while AmericanSingles possessed a smaller portion of its market and its average paying subscribers has, as a result, grown more quickly.

Average monthly net revenue per paying JDate subscriber increased 4.9%, to $26.44 in 2003 compared to $25.20 in 2002. Average monthly net revenue per paying AmericanSingles subscriber increased 19.5%, to $22.43 in 2003 from $18.77 in 2002. Average monthly net revenue per paying subscriber for Web sites in our Other Businesses segment decreased 28.5%, to $23.72 in 2003 from $33.17 in 2002. The increase for JDate was due to an increase in the proportion of subscribers paying a one month subscription, as opposed to multi-month subscribers, who receive a lower price per month in exchange for their longer commitments. The increase in AmericanSingles was primarily due to a price increase in 2003. The decrease for Web sites in our Other Businesses segment was primarily due to the growth of new Web sites with lower subscription prices than those Web sites that represented our Other Businesses segment in 2002.
Direct subscriber acquisition cost for JDate increased 51.4%, to $4.39 for 2003 from $2.90 in 2002. Direct subscriber acquisition cost for AmericanSingles increased 18.1%, to $45.70 in 2003 compared to $38.68 in 2002. Direct subscriber acquisition cost for the Web sites in our Other Businesses segment increased 2.4%, to $80.32 in 2003 from $78.43 in 2002. The increase in direct subscriber acquisition cost for all of our segments was due primarily to an increase in online marketing efforts designed to drive additional members to our Web sites.
Monthly subscriber churn for JDate increased to 22.4% in 2003 from 18.2% in 2002. Monthly subscriber churn for AmericanSingles increased to 32.1% in 2003 from 24.3% in 2002. Monthly subscriber churn for the Web sites in our Other Businesses segment increased to 33.4% in 2003 from 32.6% in 2002. The increase in monthly subscriber churn for all of our segments was primarily due to the introduction, in late 2003, of our pay-to-respond feature, which required members to upgrade to paying subscriber status before they could respond to emails from other paying subscribers. Members who subscribe specifically to utilize the pay-to-respond feature are less likely to renew their subscriptions than those who subscribe to initiate communications.
Net Revenues
Net revenues for JDate increased 92.2%, to $16.1 million in 2003 from $8.4 million in 2002. Net revenues for AmericanSingles increased 189.8% to $19.3 million in 2003 from $6.6 million in 2002. Net revenues for Web sites in our Other Businesses segment increased 19.5%, to $1.6 million in 2003 from $1.3 million in 2002. The increase in net revenues was due to an increase in the overall use of our services and the increase in the number of paying subscribers. In addition, a portion of the increase in revenues for AmericanSingles is attributable to an increase in AmericanSingles’ monthly subscription price during 2003.
Direct Marketing Expenses
Direct marketing expenses for JDate increased 229.9%, to $739,000 in 2003 from $224,000 in 2002. Direct marketing expenses for AmericanSingles increased 300.2%, to $15.9 million in 2003 from $4.0 million in 2002. Direct marketing expenses for Other Businesses increased 47.2%, to $1.8 million in 2003 from $1.2 million in 2002. This increase was primarily the result of expanded online advertising campaigns.
As a percentage of revenues, total direct marketing expenses for JDate increased to 4.6% in 2003 from 2.7% in 2002. As a percentage of revenues, total direct marketing expenses for AmericanSingles increased to 82.5% in 2003 from 59.8% in 2003. As a percentage of revenues, total direct marketing expenses for our Other Businesses segment increased to 110.8% in 2003 from 90.0% in 2003. The increases in all segments were due to increase marketing spending designed to grow revenues. Total direct marketing expenses for all of our segments increased to 49.8% from 33.0% in 2003 and 2002, respectively.

Operating Expenses
Operating expenses increased 140.1%, to $29.6 million in 2003 from $12.3 million in 2002. Stated as a percentage of net revenues, operating expenses increased to 80.1% in 2003 compared to 75.3% in 2002. The increase in total dollars and as a percentage of net revenues was primarily the result of continued investment in customer service and technical infrastructure, as well as an increase in general and administrative expenses as discussed below.
Indirect Marketing. Indirect marketing expenses increased 125.1%, to approximately $907,000 in 2003 from approximately $403,000 in 2002. Stated as a percentage of net revenues, indirect marketing expenses remained constant at 2.5% in 2003 and 2002. The increase in total dollars was largely as a result of an increase in staffing for the marketing department.
Customer Service. Customer service expenses increased 110.1%, to $2.5 million in 2003 from $1.2 million in 2002. Stated as a percentage of net revenues, customer service expenses decreased to 6.9% in 2003 from 7.4% in 2002. The increase in total dollars was largely as a result of an increase in headcount due required to support our larger numbers of members and paying subscribers. The decrease as a percentage of net revenues was primarily the result of increased efficiency of usage of our customer service personnel in supporting a larger member and subscriber base.
Technical Operations. Technical operations expenses increased 173.5%, to $4.3 million in 2003 from $1.6 million in 2002. Stated as a percentage of net revenues, technical operations expenses increased to 11.7% in 2003 from 9.7% in 2002. The increase in total dollars and as a percentage of net revenues was largely as a result of the growth in the number of members and traffic to our Web sites.
Product Development. Product development expenses increased 59.0%, to $959,000 in 2003 from $603,000 in 2002. Stated as a percentage of net revenues, product development expenses decreased to 2.6% in 2003 from 3.7% in 2002. The increase in total dollars was largely as a result of costs associated with technical enhancements to our Web sites. The decrease as a percentage of net revenues was primarily the result of economies of scale as additional product enhancements costs are spread over a larger subscriber/member base. We expense these costs as incurred, unless they are required to be capitalized. Capitalized costs in 2003 and 2002 were approximately $825,000 and $572,000, respectively. The amortization of these costs are included in this line item.
General and Administrative Expenses. General and administrative expenses increased 111.2%, to $16.9 million in 2003 from $8.0 million in 2002. Stated as a percentage of net revenues, general and administrative expenses decreased to 45.7% in 2003 from 48.8% in 2002. The increase in total dollars was largely as a result of an increase in hiring people to support our growth and the addition of new Web sites, as well as an increase in credit card processing fees as sales grew. The decrease as a percentage of net revenues was primarily the result of economies of scale in supporting a larger member and subscriber base. General and administrative expenses for 2003 also included $1.7 million in charges primarily related to a settlement with Comdisco. Pursuant to the settlement, we issued a promissory note in September 2004 in the amount of $1.7 million. The note bears simple interest at the rate of 2.75% per year and is payable in installments, excluding accrued interest, on (i) September 15, 2005 in the amount of $400,000; (ii) September 15, 2006 in the amount of $400,000; and (iii) September 15, 2007 in the amount of $900,000.
Share-based Compensation. Share-based compensation was $1.9 million in 2003 compared to zero in 2002. The 2003 charge reflected non-cash expenses associated with the issuance of share options and warrants to advisors. We treated these options and warrants as variable in accordance with SFAS No. 123 and, as a result, were required to recognize an increase or decrease in operating expense based on the fair value of such options and warrants on a quarterly basis.
Amortization of Intangible Assets Other Than Goodwill. Amortization expenses consist primarily of amortization of purchased intangible assets related to previous acquisitions. Amortization expenses increased 5.9% to $555,000 in 2003, compared to $524,000 in 2002. The increase was primarily due to purchases of various databases.
Impairment of Long-lived Assets. In October 2003, based on business developments that took place in 2003 and on management’s opinion that rapid changes in technology reduced the fair value of some of our property and equipment, mostly computer equipment and capitalized software costs, we recorded an impairment charge of approximately $1.5 million.
Interest Income and Other Expenses, Net. Interest income and other expenses, net decreased 77.6%, to income of approximately $188,000 in 2003 from income of approximately $840,000 in 2002. Interest income and other expenses, net in 2002 was positively affected by a gain of approximately $400,000 recognized on the sale of domain names.
Quarterly Results of Operations
You should read the following tables presenting our quarterly results of operations in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus. We have prepared the unaudited information on substantially the same basis as our audited consolidated financial statements which, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, except as otherwise indicated, necessary for the presentation of the results of operations for such periods. You should also keep in mind, as you read the following tables, that our operating results for any quarter are not necessarily indicative of results for any future quarters or for a full year.

	Three months ended(1)

	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,
	2003(2)	2003(2)	2003(2)	2003	2004	2004	2004	2004	2005	2005

									(unaudited)	(unaudited)
Consolidated Statements of Operations Data:
Net revenues	$7,036	$8,423	$9,792	$11,690	$15,050	$15,812	$17,138	$17,052	$16,526	$15,464
Direct marketing expenses	3,576	4,680	3,955	6,184	6,539	9,325	8,748	6,628	5,228	6,051

Contribution margin	3,460	3,743	5,837	5,506	8,511	6,487	8,390	10,424	11,298	9,413
Operating expenses:
Indirect marketing	(61)	131	488	349	529	522	881	519	265	238
Customer service	563	458	736	779	975	903	723	778	577	560
Technical operations	819	994	1,024	1,504	1,344	1,974	1,861	1,983	1,402	1,548
Product development	168	229	82	480	340	531	505	637	830	1,060
General and administrative (excluding share-based compensation)	2,483	2,628	6,025	5,749	6,383	5,695	8,469	7,180	5,992	6,520
Share-based compensation	—	—	—	1,871	1,712	689	(1,239)	542	87	(115)
Amortization of intangible assets other than goodwill	131	58	200	166	244	238	188	190	110	301

Impairment of long-lived assets	—	—	—	1,532	—	—	—	208	—	—

Total operating expenses	4,103	4,498	8,555	12,430	11,527	10,552	11,388	12,037	9,263	10,112

Income (loss) from operations	(643)	(755)	(2,718)	(6,924)	(3,016)	(4,065)	(2,998)	(1,613)	2,035	(699)
Interest (income) and other expenses, net	(53)	(57)	(22)	(56)	4	28	(46)	(52)	24	168

Income (loss) before income taxes	(590)	(698)	(2,696)	(6,868)	(3,020)	(4,093)	(2,952)	(1,561)	2,059	(867)
Income taxes	1	39	—	(40)	1	—	—	—	72	(8)

Net income (loss)	$(591)	$(737)	$(2,696)	$(6,828)	$(3,021)	$(4,093)	$(2,952)	$(1,561)	$1,987	$(859)

	Three months ended(1)

	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,
	2003(2)	2003(2)	2003(2)	2003	2004	2004	2004	2004	2005	2005

									(unaudited)	(unaudited)
Net income (loss) per share — basic(3)	$(0.03)	$(0.04)	$(0.14)	$(0.35)	$(0.14)	$(0.18)	$(0.13)	$(0.06)	$0.08	$(0.03)
Weighted average shares outstanding — basic(3)	18,707	18,736	18,960	19,449	21,286	22,264	23,356	24,234	25,117	25,661
Weighted average shares outstanding — diluted(3)									29,236
Other Financial Data
Depreciation	$287	$333	$405	$416	$579	$790	$839	$857	$848	$919
Additional Information:
Average Paying Subscribers(4)	94,700	118,000	130,700	160,000	207,400	228,400	239,600	229,000	222,600	215,600
Average monthly net revenue per paying subscriber(5)	$24.50	$23.55	$24.20	$24.14	$23.83	$22.74	$23.50	$24.06	$24.32	$23.12
Subscriber churn(6)	27.9%	28.9%	29.6%	26.8%	32.1%	30.6%	31.6%	32.4%	31.7%	30.8%
Average direct subscriber acquisition cost(7)	$33.49	$38.38	$31.32	$32.69	$27.82	$40.53	$37.41	$29.37	$23.84	$31.11

(1)	Certain financial information for prior periods has been reclassified to conform to the 2004 periods’ presentation.
(2)	These amounts in consolidated statements of operations data are restated amounts from amounts contained in previously filed quarterly reports with the Frankfurt Stock Exchange. See “Risk Factors — We Face Risks Related to Our Recent Accounting Restatements.”
(3)	For information regarding the computation of per share amounts, refer to note 1 of our consolidated financial statements.
(4)	Represents average paying subscribers calculated as the sum of the average paying subscribers for each month, divided by the number of months. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two.
(5)	Represents the total net subscriber revenue for the period divided by the number of average paying subscribers for the period, divided by the number of months in the period.
(6)	Represents the ratio expressed as a percentage of (i) the number of paying subscriber cancellations during the period divided by the number of average paying subscribers during the period and (ii) the number of months in the period. On a monthly basis, the average number of paying subscribers is calculated as the sum of the paying subscribers at the beginning and end of the period divided by two.
(7)	Represents direct marketing expense divided by the gross number of subscribers added during the period. The historic direct subscriber acquisition cost we reported included indirect marketing costs.
Restatement of Previous Consolidated Financial Statements for the Nine Months Ended September 30, 2003
In previous periods, we incorrectly recognized a full month of revenue in the month in which members paid in advance for their membership subscription fees, regardless of the effective date of the subscription, and deferred the balance of the fees for multi-month subscriptions. In July 2003, we began to defer and recognize revenue on a daily basis, based on the effective date of the subscription, and restated prior periods financial statements to reflect that policy.
In previous periods we had capitalized bounty costs, which represented amounts paid to third parties for members acquired on an individual basis through third party Web sites or email campaigns. These costs were being amortized over a three year period, on an accelerated basis. In July 2003, we determined that these costs should be expensed as incurred, and that we should restate the prior years’ financial statements to conform to U.S. generally accepted accounting principles. The reason for the change was that bounty costs were meant to drive free memberships or registrations and any resulting member was not required to become a paying subscriber. Therefore, those expenses should be recognized immediately, since a conversion from non-paying member to a paying subscriber is not guaranteed. Accordingly, we have restated the consolidated financial statements to expense these costs as incurred.
From 1998 through 2002, we acquired several businesses and assets. At the time of those acquisitions, the fair values of the intangible assets acquired were not properly determined. In 2004, we hired a valuation expert to measure the fair value of such assets at the date of each acquisition. As a result of this process, we determined that certain allocations previously reported were inappropriate.
In addition, we did not properly and timely accrue for some services provided and we identified certain errors in prior years’ consolidation process.
Liquidity and Capital Resources
As of June 30, 2005, we had cash, cash equivalents and marketable securities of $8.3 million. We have historically financed our operations with internally generated funds and offerings of equity securities. We have no revolving or term credit facilities.
Net cash provided by operations was $1.3 million for the six months ended June 30, 2005 compared to net cash used of $1.2 million for the same period in 2004. The increase is primarily due to positive net income. In 2004, we had negative operating cash flow due mainly to increased marketing spending, primarily for AmericanSingles, which was designed to boost revenues for that segment. During the second half of 2004, and in the first quarter of 2005, marketing spending on AmericanSingles was reduced in order to reduce the subscriber acquisition cost, and improve the contribution margin (net revenues minus direct marketing costs), and this also resulted in improvement in cash flow from operations. Marketing spending for AmericanSingles was again increased somewhat in the second quarter of 2005, while maintaining a positive contribution margin, but this caused a decline in cash flow from operations compared to the first quarter of 2005.
Net cash used by investing activities was $18,000 for the first six months of 2005 compared to net cash used of $7.4 million for the same period in 2004. The increase was as a result of liquidating marketable securities, as well as a reduction in capital expenditures during the first six months of 2005, partially offset by the purchase of MingleMatch in 2005 and PointMatch in 2004. During the first six months of 2004, net cash used by investing activities included acquisition of businesses, primarily PointMatch of $4.2 million, as well as capital expenditures for property and equipment of $3.6 million, mainly for increased server and internet hosting equipment for our growing websites. During the first half of 2005, net cash used by investing activities included $1.8 million for the acquisition of MingleMatch (net of cash acquired), as well as capital expenditures of $1.2 million, primarily for hardware and software for our websites. We anticipate that future capital expenditures for equipment and software for our website re-architecture will continue to be less than our pace of spending in 2004 as the re-architecture project is primarily focused on software architecture, and which is intended to make use of our existing hardware capacity.
Net cash provided by financing activities was $2.6 million for the first six months of 2005 compared to $13.0 million for the first six months of 2004. In the first six months of 2004, we completed a private placement of 600,000 ordinary shares which resulted in net proceeds to the Company of $3.7 million, as well as the exercise of stock options and warrants. Cash provided by financing activities in 2005 was due almost entirely to the exercise of options and warrants.
The effect of exchange rates on cash and cash equivalents during the first six months ended June 30, 2005, was due to a strengthening of the U.S. dollar against the Israeli shekel.
As discussed in our financial statements, we issued certain securities that may in the future be subject to a rescission offer commenced by US. We do not believe such a rescission offer would affect our ability to obtain financing in the future, due to our belief that a rescission offer would not be accepted by our shareholders or option holders in an amount that would represent a material expenditure by us. This belief is based on the fact that a rescission offer, if made, would result in our offering to repurchase shares at a weighted average price of $2.09 and to repurchase options with a weighted average exercise price of $3.04, while our stock closed at $7.60 per share on June 30, 2005. As of June 30, 2005, assuming every eligible optionee were to accept a rescission offer, we estimate the total cost to us to complete the rescission for the unexercised options would be approximately $4.0 million, including statutory interest. We anticipate conducting a rescission within a reasonable time after the effective date of this registration statement.
We believe that our current cash and cash equivalents, marketable securities and cash flow from operations will be sufficient to meet our anticipated cash needs for working capital, planned capital expenditures and contractual obligations for at least the next 12 months. We may be required or find it desirable prior to such time to raise additional funds through bank financing or through the issuance of debt or equity.
The following table describes our contractual commitments and obligations as of December 31, 2004:

	Less than 1 year	1-3 years	4-5 years	More than 5 years	Total

	(in thousands)
Capital leases	$173	$—	$—	$—	$173
Operating leases	711	674	—	—	1,385
Other commitments and obligations	1,217	1,708	—	—	1,225

Total contractual obligations	$2,101	$2,382	$—	—	$2,783

Other commitments and obligations is comprised of contracts with software licensing, communications, computer hosting, and marketing service providers. These amounts totaled $817,000 for less than one year and $408,000 between one and three years. Contracts with other service providers are for 30 day terms or less. Also included in Other commitments and obligations are payments owed to Comdisco. In September 2004, the Company issued a promissory note to Comdisco in the amount of $1.7 million as a final settlement for a lawsuit. The note bears simple interest at the rate of 2.75% per year and is payable in installments, excluding accrued interest, on (i) September 15, 2005 in the amount of $400,000; (ii) September 15, 2006 in the amount of $400,000; and (iii) September 15, 2007 in the amount of $900,000.
Off-Balance Sheet Arrangements
We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually, narrow or limited purposes. We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risk attributed to changes in interest rates and foreign currency exchange rates.
Interest Rate Risk
Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. We historically have not used derivative financial instruments to mitigate such risk. We invest our excess cash in debt instruments of the U.S. Government and its agencies.
Investments in both fixed-rate and floating-rate interest-earning instruments carry a degree of interest rate risk. Fixed-rate securities may have their fair market values adversely impacted due to a rise in interest rates, while floating-rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates or we may suffer losses in principal if forced to sell securities which have declined in market value due to changes in interest rates. As of December 31, 2004 and 2003 we had investments in short-term mutual funds and long-term government issued debt. We do not believe that a 10% change in interest rates would have a material impact on the fair market value of our investment portfolio due to our ability to liquidate this portfolio on short notice as market circumstances dictate.

Foreign Currency Risk
Our exposure to foreign currency risk is due primarily to our international operations. Revenues and certain expenses related to our international websites are denominated in the functional currencies of the local countries they serve. Primary currencies include Israeli shekels, Canadian dollars, British pound sterling and Euros. Our foreign subsidiary in Israel conducts business in their local currency. We translate into U.S. dollars the assets and liabilities using period-end rates of exchange, and revenues and expenses using average rates of exchange for the year. Any weakening of the U.S. dollar against these foreign currencies will result in increased revenue, expenses and translation gains and losses in our consolidated financial statements. Similarly, any strengthening of the U.S. dollar against these currencies will result in decreased revenues, expenses and translation gains and losses. Foreign exchange gains and losses were not material to our earnings for the years ended December 31 2002, 2003 and 2004.
Change in Accountants
On March 23, 2004, upon the authorization of our Board of Directors, we dismissed Stonefield Josephson, Inc. as our U.S. auditors and engaged Ernst & Young LLP as our independent auditors. Chantrey Vellacott DFK resigned as our UK auditors on the same date.
During the years ended December 31, 2003 and 2002, and the subsequent period from January 1, 2004 to March 23, 2004, Stonefield Josephson, Inc. did not have any disagreement with us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Stonefield Josephson, Inc., would have caused them to make reference to the subject matter of the disagreement in connection with their reports on our financial statements for such years. The reports of Stonefield Josephson, Inc. on financial statements for the years ended December 31, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. We did not consult with Ernst & Young LLP on any financial or accounting reporting matters before its appointment.
Notwithstanding the foregoing, during the course of the preparation of our financial statements for the year ended December 31, 2003, we discovered accounting inaccuracies in previously reported financial statements, including those for the years ended December 31, 2002 and 2001 that were covered by reports issued by Stonefield Josephson, Inc. Difficulties arose from differing views between Ernst & Young LLP and Stonefield Josephson, Inc. regarding the necessity and scope of a restatement of 2002 and 2001 financial statements. Up to that point, we had expected to include Stonefield Josephson, Inc.’s reports on those years in a registration statement that MatchNet, Inc. filed on August 4, 2004. However, we were unable to timely obtain concurrence from Stonefield Josephson, Inc. that restatements were required and the extent of such restatements. As a result, we directed Ernst & Young LLP to reaudit the years ended December 31, 2002 and 2001 and restated our financial statements for these years and for the first three quarters of 2003 to correct inappropriate accounting entries.
The restatements primarily related to the timing of recognition of deferred revenue and the capitalization of bounty costs, which are the amounts paid to online marketers to acquire members. The restatements, which are in accordance with United States generally accepted accounting principles, pertained primarily to timing matters and had no impact on cash flow from operations or our ongoing operations. The impact on net loss for 2002 and 2001 was an increase of $1.0 million and $1.5 million, respectively.

Sarbanes-Oxley Compliance and Corporate Governance
As a public company, we will be subject to the reporting requirement of the Sarbanes-Oxley Act of 2002. Beginning December 31, 2006, we will be required to establish and regularly evaluate the effectiveness of internal controls over financial reporting. In order to maintain and improve the effectiveness of disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. We also must comply with all corporate governance requirements of the Nasdaq National Market, including independence of our audit committee and independence of the majority of our Board of Directors.
We plan to timely satisfy all requirements of the Sarbanes-Oxley Act and the Nasdaq National Market applicable to us. We have taken, and will continue to take, actions designed to enhance our disclosure controls and procedures. We expect to adopt a Code of Business Conduct and Ethics that will be applicable to all of our directors, officers and employees. We will establish a confidential and anonymous reporting process for the receipt of concerns regarding questionable accounting, auditing, or other business matters from our employees. We intend for our General Counsel to assist us in the continued enhancement of our disclosure controls and procedures. In addition, we intend to put additional personnel and systems in place which we expect will provide us the necessary resources to be able to timely file the required periodic reports with the Commission as a publicly traded company. We intend for our Chief Financial Officer, Controller and other financial personnel to lead our existing staff in the performance of the required accounting and reporting functions. In addition, we plan to install a new accounting system and implement additional controls and procedures designed to improve our financial reporting capabilities and improve reporting efficiencies.
On an ongoing basis we intend to conduct a controls evaluation to identify control deficiencies and to confirm that appropriate corrective action, including process improvements, are being undertaken. We expect to conduct this type of evaluation on a quarterly basis so that the conclusions concerning the effectiveness of our controls can be reported in our periodic reports. The overall goals of these various evaluation activities will be to monitor our internal controls for financial reporting and our disclosure controls and procedures and to make modifications as necessary. Our intent in this regard is that our internal controls for financial reporting and our disclosure controls and procedures will be maintained as dynamic systems that change, including with improvements and corrections, as conditions warrant.
Our ability to enhance our disclosure controls and procedures, to conduct controls evaluations and to modify controls and procedures on an ongoing basis may be limited by the current state of our staffing, accounting system and internal controls since any enhancements and modifications may require additional staffing and improved systems and controls. You should refer to the discussion under “Risk Factors — If we fail to develop or maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the value of our depositary shares.”

Recent Accounting Developments
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123(R) requires a company to recognize compensation expense based on the fair value at the date of grant for stock options and other stock-based compensation, eliminating the use of the intrinsic value method. SFAS No. 123(R) is effective for public companies for interim or annual reporting periods beginning after June 15, 2005. On April 14, 2005 the Securities and Exchange Commission issued press release 2005-57 which amends SFAS No. 123(R) by requiring that public companies adopt “123(R) at the beginning of their next fiscal year, instead of the next reporting period, that begins after June 15, 2005 or December 15, 2005.” We are not eligible to postpone the implementation of SFAS 123(R) since it is not a SEC “public company” and must report according to Frankfurt Stock Exchange reporting standards which require that the company report using generally accepted accounting principles as prescribed by FASB. As such, we have adopted SFAS 123(R) as of July 1, 2005 using the modified prospective transition method.
Since we will be required to expense the fair value of share options rather than disclosing the pro forma effects on the results of operations within our footnotes, our reported earnings per share will decrease, which could negatively impact our future share price. In addition, this could impact our ability to utilize broad based employee share plans to reward employees.

BUSINESS
Throughout this prospectus, we refer to Spark Networks plc (known as MatchNet plc until January 10, 2005), an English company, and our subsidiaries as “we,” “us,” “our,” “our company,” “Spark Networks” and “MatchNet” unless otherwise indicated. Spark Networks, MatchNet, JDate, AmericanSingles and MingleMatch are our trademarks. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the respective holders.
Our Business
We are a leading provider of online personals services in the United States and internationally. Our Web sites enable adults to meet online and participate in a community, become friends, date, form a long-term relationship or marry. We provide this opportunity through the many features on our Web sites, such as detailed profiles, onsite email centers, real-time chat rooms and instant messaging services. According to comScore Media Metrix, we averaged approximately 3.6 million total unique visitors per month to our Web sites in the United States during the first six months of 2005, which ranked us as the third largest provider of online personals services in the United States in terms of total unique visitors. comScore Media Metrix defines “total unique visitors” as the estimated number of different individuals (in thousands) that visited any content of a website, a category, a channel, or an application during the reporting period. Currently, our key Web sites are JDate.com and AmericanSingles.com. We operate several international websites and maintain operations in both the United States and Israel. Information regarding the geographical source of our revenues can be found in Note 12 to our Consolidated Financial Statements included in this prospectus. Membership on our sites is free and allows a registered user to post a personal profile and to access our searchable database of member profiles and our 24 hours a day, 7 days a week customer service. The ability to initiate most communication with other members requires the payment of a monthly subscription fee, which represents our primary source of revenue. We also offer discounted subscription rates for members who subscribe for three-, six- and twelve-month periods. Our subscription programs renew automatically for subsequent one-month periods until paying subscribers terminate them.
For the six months ended June 30, 2005, we had approximately 219,200 average paying subscribers.
Our Industry
Overview
We believe that online personals fulfill significant needs for America’s single adults who are looking to meet a companion or date. Traditional methods such as printed personals advertisements, offline dating services and public gathering places often do not meet the needs of time-constrained single people. Printed personals advertisements offer individuals limited personal information and interaction before meeting. Offline dating services are time-consuming, expensive and offer a smaller number of potential partners. Public gathering places such as restaurants, bars and social venues provide a limited ability to learn about others prior to an in-person meeting. In contrast, online personals services facilitate interaction between singles by allowing them to screen and communicate with a large number of potential companions. With features such as detailed personal profiles, email and instant messaging, this medium allows users to communicate with other singles at their convenience and affords them the ability to meet multiple people in a safe and secure online setting.
Our Competitive Strengths

•	Strength of JDate Brand. We believe that JDate and its strong brand recognition in the Jewish community is a valuable asset. According to the National Jewish Population Survey, there are approximately 1.8 million Jewish singles in the United Sates. As of June 30, 2005, JDate had approximately 575,000 members of which over 300,000 were in the United States. We believe the strength of the JDate brand will continue to allow us to market to the Jewish community profitably while maintaining a high penetration rate. Because of the strength of the JDate brand, we are not required to spend as much on marketing JDate as we are our other websites, and other personals websites in the industry.

•	Web Site Functionality. We continually evaluate the functionality of our Web sites to improve our members’ online personals experience. Many of the features that we offer, such as onsite emails, real-time chat rooms and instant messaging, increase the probability of communication between our members, which we believe increases the number and percentage of members who become paying subscribers. We believe this functionality drives return visits to our Web sites and helps retain paying subscribers who might otherwise consider switching to our competitors’ Web sites.

•	Customer Service Focus. We believe that our customer service offers a competitive advantage and differentiates us from our major competitors. Our multi-lingual call center is staffed 24 hours a day, 7 days a week with customer service consultants. These consultants help members with such matters as completing personal profiles and choosing photos for their profiles, as well as answering questions about billing and technical issues. We believe that the quality of our customer service increases member satisfaction, which improves the number and percentage of members that become and remain paying subscribers.

Our Online Personals Services
Our online personals services offer single adults a convenient and secure setting for meeting other singles. Visitors to our Web sites are encouraged to become registered members by posting profiles. Posting a profile is a process where visitors are asked various questions about themselves, including information such as their tastes in food, hobbies and desired attributes of potential partners. Members are also urged to post photos, since this is likely to improve their chances of making successful contact with other members. Members can perform detailed searches of other profiles and save their preferences, and their profiles can be viewed by other members. In most cases, in order for a member to initiate email and instant message communication with others, that member must purchase a subscription. A subscription affords access to the paying subscribers’ on-site email and instant messaging systems, enabling such subscribers to communicate with other members and paying subscribers. Our subscription fees are charged on a monthly basis, with discounts for longer-term subscriptions ranging from three to twelve months.
Our Web Sites. We believe we are a unique company in the online personals industry because, in addition to servicing mass markets, we operate Web sites targeted at selected vertical affinity markets. We currently offer Web sites in English, German and Hebrew. Our key Web sites are as follows:

•	JDate.com. JDate was our first Web site and is dedicated to the Jewish community and culture, and those who are seeking to be part of it. According to the National Jewish Population Survey, there are approximately 1.8 million Jewish singles in the United Sates. As of June 30, 2005, JDate had approximately 575,000 members worldwide, of which over 300,000 were in the United States. JDate members are primarily concentrated in the New York, Los Angeles, Miami and Chicago metropolitan areas. The current fee for a one-month subscription on JDate is $34.95.

•	AmericanSingles.com. AmericanSingles is our mainstream U.S. online personals community, targeted at an audience of singles between the ages of 25 and 49. The Web site caters to singles of all races, ethnicities and interests. AmericanSingles members are primarily concentrated in major metropolitan areas across the United States. The current fee for a one-month subscription on AmericanSingles is $29.85.

•	Other Web sites.

Web site	Target markets

AdventistSinglesConnection.com*	Adventist singles
AsianSinglesConnection.com*	Asian singles
BBWPersonalsPlus.com*	Big beautiful women and admirers
BlackSinglesConnection.com*	African American singles
CanadianPersonals.net*	Canadian singles
CatholicMingle.com*	Catholic singles
ChristianMingle.com*	Christian singles
CollegeLuv.com	College singles
Cupid.co.il	Jewish singles (Israel only)
Date.ca	Canadian singles
DeafSinglesConnection.com*	Deaf singles
FaceLink.com	Individuals wishing to share photographs
Glimpse.com	Gay, lesbian and transgender singles
GreekSinglesConnection.com*	Greek singles
IndianMatrimonialNetwork.com*	Indian singles
InterracialSingles.net*	Interracial singles
ItalianSinglesConnection.com*	Italian singles
JDate.co.il	Jewish singles (Israel only)
JewishMingle.com*	Jewish singles
LatinSinglesConnection.com*	Latin singles
LDSMingle.com*	Mormon singles
MatchNet.co.uk	UK singles
MatchNet.com.au	Australian singles
MatchNet.de	German singles
MilitarySinglesConnection.com*	Military singles
PrimeSingles.net*	Mature singles
SilverSingles.com	Aging baby boomers
SingleParentsMingle.com*	Single parents
UKSinglesConnection.com*	UK singles

*	Acquired through our acquisition of MingleMatch, Inc.
Web Site Features. We strive to offer traditional as well as new and different ways for our members to communicate. Examples of ways our members and paying subscribers can communicate include:

•	On-site Email. We provide all paying subscribers with private message centers, dedicated exclusively to communications with other paying subscribers. These personal on-site email boxes offer features such as customizable folders for storing correspondence, the ability to know when sent messages were read, as well as block and ignore functions, which afford a paying subscriber the ability to control future messages from specific paying subscribers.

•	Hot Lists and Favorites. Among the most popular features on our Web sites, “Hot Lists” enable paying subscribers to see who’s interested in them and to save those favorite members that they are interested in. Lists include (1) who has viewed your profile, (2) your favorites and (3) who has emailed you. Paying subscribers can group their favorites into customized folders and add their own notes, including details included in a member’s profile.

•	Real-time Chat Rooms. Paying subscribers can utilize our exclusive chat rooms to mix and mingle in real-time, building a sense of community through group discussions.

•	Additional features enable users to add customized graphics such as emoticons to their conversations.

•	Ice Breakers. Members can send pre-packaged opening remarks, referred to on the Web sites as “flirts” and “teases,” to other members or paying subscribers.

•	Click!. Our patented Click! feature connects members who think they would be compatible with each other. A member simply clicks “yes,” “no” or “maybe” in another member’s profile. When two members click “yes” in each other’s profiles, our patented feature sends an email to both of them alerting them of a possible match.

Travel and Events. As a complement to our online services, we offer travel and other promotional events which allow individuals to meet in a more personal environment. Our travel and events are typically cruises, dinners or other mixer events designed to facilitate social interaction. Less than 2% of our revenues for the six months ended June 30, 2005 were generated from travel and events.
Business Strategy
We intend to grow our subscription-based revenue by driving additional traffic to our Web sites, through integrated and targeted marketing geographic expansion and cross-promotion into vertical affinity markets such as those acquired in the MingleMatch, Inc. acquisition. In addition, by providing strong customer service and improved features and functionality on our websites, we intend to provide more reasons for visitors to our websites to become subscribers.
Drive Traffic. We believe there are significant opportunities to drive additional traffic to our Web sites and identify new markets, where we can leverage our existing infrastructure to increase subscriptions.

•	Integrated and targeted marketing. We believe that targeting potential members with consistent and compelling marketing messages, delivered through a broad mix of marketing channels, will be effective in driving more traffic and a higher percentage of relationship-oriented singles to our Web sites. We intend to use a variety of channels to build our brand and increase our base of subscribers including online and offline advertising customer relationship management tools, public relations, promotional alliances and special events.

•	Geographic expansion. We plan to expand into new geographic markets where we can introduce one or more of our existing products in multiple languages. We believe that our recently introduced multi-currency payment system will aid the growth in our international subscriber base.

•	Cross-Promote Into Vertical Affinity Markets. Our large base of members provides us with a significant amount of consumer data to evaluate cross-promotion opportunities for growth into vertical affinity markets such as those acquired in the MingleMatch acquisition. We are able to analyze different groups of members by key metrics such as total potential subscribers and average revenue per paying subscriber and identify those targeted groups that may prefer a service dedicated to their particular affinity groups. We intend to target and cross-promote into vertical affinity markets that we believe are receptive to paid online personals and are large enough to attain a critical mass of members and paying subscribers.

Increase Subscription Rates. We had approximately 219,200 average paying subscribers for the six months ended June 30, 2005. We believe that a significant growth opportunity lies in our ability to increase the number of visitors to our Web sites who become paying subscribers.

•	Improved technology. We believe that the more successful members are in finding matches in our database, the more likely they are to want to communicate with those members. To initiate email and instant message communication, members must become paying subscribers. We intend to continue to enhance our technology and the quality and relevance of our search results to provide fast, relevant suggestions.

•	Leveraging strong customer service. Each time a member or potential member contacts our customer service center by email or phone, he or she represents a potential new paying subscriber to our services. By training our customer service representatives on upselling opportunities, we believe they will continue to be successful in selling and building loyalty to our subscription-based services.

•	Improved member communications. We believe that enhanced member communications is a key component to growing our business. We continue to focus on improving and enhancing our Web site functionality and features to encourage communications between members. Most of these communications require that members become paying subscribers. We will also continue to inform members of new features and functions with the goal of increasing the number of visitors to our Web sites who become paying subscribers.

Customer Service
Our customer support and service function operates 24 hours a day, 7 days a week. As of June 30, 2005, we employed 43 customer service representatives at our Beverly Hills, California facility, 15 representatives in Provo, Utah and 13 customer service representatives at our Israeli facility who serve our Hebrew-speaking members. Our team of customer service representatives helps members with matters such as completing personal essays and choosing photos for their profiles, as well as answering questions about billing and technical issues. Customer service representatives receive ongoing training in an effort to better personalize the experience for members and paying subscribers that call in and to capitalize on upselling opportunities. On average, our customer service center receives approximately 1,500 phone calls and 5,000 emails per day, and our average wait time for phone calls and response time for emails are approximately three minutes and four hours, respectively.
Marketing
We engage in a variety of marketing activities intended to drive consumer traffic to our Web sites and to allow us the opportunity to introduce our products and services to prospective members. Our marketing efforts are principally focused online, where we employ a combination of banner and other display advertising on Web portals and other specialized sites. We also rely on commercial search listings and direct email campaigns to attract potential members and paying subscribers, and utilize a network of online affiliates, through which we acquire traffic. None of these affiliates individually represent a material portion of our revenue. These affiliate arrangements are easily cancelable, often with only one day notice. Typically, we do not have any exclusivity arrangement with our affiliates, and some of our affiliates may also be affiliates for our competitors.
In addition to our current online marketing efforts, we supplement our online marketing by employing a variety of offline marketing activities. These include print and outdoor advertising, public relations, event sponsorship and promotional alliances. We believe that a more targeted marketing message, delivered through an array of available marketing channels, will improve consumer awareness of our brands, drive more traffic to our Web sites and, therefore, increase the numbers of our members and paying subscribers. We have embarked in increases in marketing spending for JDate, primarily in the area of offline marketing. Such marketing initiatives are targeted at brand building and name recognition. The JDate marketing programs most prominently include print and billboard advertising.
Technology
Our software development team consisted of 34 employees as of June 30, 2005, who are focused on expanding and improving the features and functionality of our Web sites. Since feature and functionality development is an important element of our strategy, we plan to expand that team. In addition to our development team, an additional 30 technology employees maintain our software and hardware infrastructure.
Our network infrastructure and operations are designed to deliver high levels of availability, performance, security and scalability in a cost-effective manner. The majority of our software architecture is based on standard modular Microsoft technology, and is designed for maximum flexibility and scalability, which we believe facilitates the addition of new Web sites and features.
We are in the process of completing a re-architecture of our primary system based on distributed Service Oriented Architecture principles and built using the Microsoft.Net platform. This re-architecture includes changes to our server and network configurations, database schemas and deployment, web presentation methodologies and introduces a variety of new application services. We believe that this new architecture will enable us to more rapidly develop new capabilities and enhance our ability to scale our Web sites.
Our primary email system runs on dedicated appliances with each server capable of sending approximately 2 million messages per hour. In addition to our email servers, we operate other Web and database servers, which are co-located at a data center facility in El Segundo, California that is operated by a third party. We plan to increase redundant hardware and software systems supporting our services within the next nine months.
Intellectual Property
We rely on a combination of patent, trademark, copyright and trade secret laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our brands. We also enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties.
Spark Networks, JDate, AmericanSingles and MatchNet are some of our trademarks, whether registered or not, in the United States and several other countries. AmericanSingles, MatchNet, and JDate are registered trademarks in the United States. MatchNet and JDate are also registered trademarks in the EU and Australia and JDate is also a registered trademark in Israel and Canada. We have filed trademark applications for Spark Networks in the United States and EU. Our rights to these registered trademarks are perpetual as long as we use them and renew them periodically. We also have a number of other registered and unregistered trademarks. In addition, we hold a United States patent to Click!, which lasts until January 24, 2017, that pertains to an automated process for confidentially determining whether people feel mutual attraction or have mutual interests. Click! is important to our business in that it is a method and apparatus for detection of reciprocal interests or feelings and subsequent notification of such results. The patent describes the method and apparatus for the identification of a person’s level of attraction and the subsequent notification when the feeling or attraction is mutual.
Competition
We operate in a highly competitive environment with minimal barriers to entry. We believe that the primary competitive factors in creating a community on the Internet are functionality, brand recognition, critical mass of members, member affinity and loyalty, ease-of-use, quality of service and reliability. We compete with a number of large and small companies, including vertically integrated Internet portals and specialty-focused media companies that provide online and offline products and services to the markets we serve. Our principal online personals services competitors include Yahoo! Personals, Match.com, a wholly-owned subsidiary of InterActiveCorp., and eHarmony, all of which operate primarily in North America. In addition, we face competition from social networking Web sites such as MySpace and Friendster. There are also numerous other companies offering online personals services that compete with us, but are smaller than we are in terms of paying subscribers and annual revenue generation.
Employees
As of June 30, 2005, we had 202 full-time employees. We are not subject to any collective bargaining agreements and we believe that our relationship with our employees is good.
Facilities
We do not own any real property. Our headquarters are located in Beverly Hills, California, where we occupy approximately 26,500 square feet of office space that houses our technology department, customer service operations, and most of our corporate and administrative personnel. This lease expires on July 31, 2006. Our monthly base rent for this facility is $53,850 per month. We also lease office space in Provo, Utah; Cupertino, California; Israel; England and Germany. We believe that our facilities are adequate for our current needs and suitable additional or substitute space will be available in the future to replace our existing facilities, if necessary, or accommodate expansion of our operations.
Legal Proceedings
Three separate yet similar class action complaints have been filed against us. On June 21, 2002, Tatyana Fertelmeyster filed an Illinois class action complaint against us in the Circuit Court of Cook County, Illinois, based on an alleged violation of the Illinois Dating Referral Services Act. On September 12, 2002, Lili Grossman filed a New York class action complaint against us in the Supreme Court in the State of New York based on alleged violations of the New York Dating Services Act and the Consumer Fraud Act. On November 14, 2003, Jason Adelman filed a nationwide class action complaint against us in the Los Angeles County Superior Court based on an alleged violation of California Civil Code section 1694 et seq., which regulates businesses that provide dating services. In each of these cases, the complaint included allegations that we are a dating service as defined by the applicable statutes and, as an alleged dating service, we are required to provide language in our contracts that allows (i) members to rescind their contracts within three days, (ii) reimbursement of a portion of the contract price if the member dies during the term of the contract and/or (iii) members to cancel their contracts in the event of disability or relocation. Causes of action include breach of applicable state and/or federal laws, fraudulent and deceptive business practices, breach of contract and unjust enrichment. The plaintiffs are seeking remedies including declaratory relief, restitution, actual damages although not quantified, treble damages and/or punitive damages, and attorney’s fees and costs.
Huebner v. InterActiveCorp., Superior Court of the State of California, County of Los Angeles, Case No. BC 305875 involves a similar action, involving the same plaintiff’s counsel as Adelman, brought against InterActiveCorp’s Match.com that has been ruled related to Adelman, but the two cases have not been consolidated. Adelman and Huebner each seek to certify a nationwide class action based on their complaints. Because the cases are class actions, they have been assigned to the Los Angeles Superior Court Complex Litigation Program. The court has ordered a bifurcation of the liability issue. At an August 15, 2005 Status Conference, the court set the bifurcated trial on the issue of liability for March 27, 2006. If the court determines that the California Dating Services Act is inapplicable, all further expenses associated with discovery and class certification can be avoided.

On March 25, 2005, the court in Fertelmeyster entered its Memorandum Opinion and Order (“Memorandum Opinion”) granting summary judgment in our favor on the grounds that Fertelmeyster lacks standing to seek injunctive relief or restitutionary relief under the Illinois Dating Services Act, Fertelmeyster did not suffer any actual damages, and we were not unjustly enriched as a result of our contract with Fertelmeyster. The Memorandum Opinion “disposes of all matters in controversy” in the litigation and also provides that we are subject to the Illinois Dating Services Act and, as such, our subscription agreements violate the act and are void and unenforceable. Fertelmeyster filed a Motion for Reconsideration of the Memorandum Opinion and, on August 26, 2005, the court issued its opinion denying Fertelmeyster’s Motion for Reconsideration. In the opinion, the court, among other things: (i) decertified the class, eliminating the last remnant of the litigation; (ii) rejected each of the plaintiff’s arguments based on the arguments and law that we provided in our opposition; (iii) stated that the court would not judicially amend the Illinois statute to provide for restitution when the legislature selected damages as the sole remedy; (iv) noted that the cases cited by plaintiff in connection with plaintiff’s Motion for Reconsideration actually support the court’s prior order granting summary judgment in our favor; and (v) denied plaintiff’s Motion for Reconsideration in its entirety.
In December 2002, the Supreme Court of New York dismissed the case brought by Ms. Grossman. Although the plaintiff appealed the decision, in October 2004, the New York Supreme Court, Appellate Division upheld the lower court’s dismissal. In addition, two Justices wrote concurring opinions stating their opinion that our services were not covered under the New York Dating Services Act.
A lawsuit has been filed against us in the United States District Court for the Central District of California by Datingcity, Ltd, Case No. CV05-4463 SJO (SSx). The Complaint alleges causes of action for (1) Breach of Contract, (2) Unjust Enrichment, (3) Promissory Estoppel, and (4) Accounting. Datingcity alleges that it entered into a contract with us for the sale of a database owned by Datingcity. Datingcity further alleges that we did not pay Datingcity the agreed upon price for the purchase of the database. We contend that the contract at issue was signed in error, Datingcity misrepresented the quality of its database, and the information contained in the database was virtually useless and without value. Accordingly, on July 15, 2005, we filed an Answer and Counterclaim against Datingcity alleging claims for (1) Rescission based on Unilateral Mistake, (2) Rescission based on Mutual Mistake, (3) Rescission based on Failure of Consideration, (4) Rescission based on Fraud in the Inducement, (5) Fraud, (6) Negligent Misrepresentation, and (7) Declaratory Relief. We plan to file a motion to require Datingcity to post a bond that provides security for obligations of Datingcity in connection with the pending litigation under the Code of Civil Procedure (“Motion for Security”). The Motion for Security will be based, in substantial part, on the relative merits of the respective claims of Datingcity and us. At this time, it is not possible to predict with any certainty the outcome of the Motion for Security. At a status conference that was held on August 22, 2005, the court scheduled this matter for a jury trial on April 25, 2006.
On July 21, 2005, Leonard Kristal (“Kristal”) and MatchPower Ltd. (“MatchPower”) filed an action in the Los Angeles County Superior Court, Civil Action No. SC086367, entitled “LEONDARD KRISTAL, and MATCHPOWER, LTD., Plaintiffs, v. MATCHNET, PLC; SPARK NETWORKS, PLC, and DOES 1 through 25, inclusive, Defendants (the “Kristal/MatchPower Action”). In their complaint, Kristal and MatchPower assert claims for a breach of contract, wrongful termination in violation of public policy, and solicitation of employee by misrepresentation. MatchPower alleges that it entered into an agreement with us to pay MatchPower the sum of $15,000 per month from March 30, 2004 through April 2005 and that we now owe MatchPower the sum of $90,000 under the agreement. We have filed a Motion to Dismiss and/or for Forum Non Conveniens under the MatchPower agreement, which provides that the exclusive jurisdiction for disputes is “the English courts,” in order to require that MatchPower litigate its claims, if any, in England. Kristal alleges that (i) we entered into an employment agreement pursuant to which Kristal was employed on a part-time basis at the rate of $10,000 per month through April 2005, (ii) the employment agreement was amended in July 2004 to increase Kristal’s monthly salary to $15,000 per month, (iii) Kristal was required to move and establish residency in Los Angeles and (iv) the employment agreement was terminated on December 22, 2004. Kristal alleges that we owe him $85,000 under the agreement, plus a waiting time penalty of $15,000. Kristal also alleges that, in August 2004, we orally promised Kristal the right to purchase at least 110,000 shares of the our stock at a purchase price of $2.50 and that he was terminated because he made a written complaint that he had not been paid according to his contract and as a result, his termination was a retaliatory termination in violation of public policy. Kristal claims that he is entitled to recover damages for pain and suffering and emotional distress and punitive damages based on his retaliatory termination. In addition, Kristal claims that he was induced to move to Los Angeles for the purpose of accepting employment from us in Los Angeles and that we promised Kristal employment at least through April 2005, together with wages for employment at the rate of $15,000 per month. According to Kristal, we misrepresented to Kristal the length of his employment and the compensation therefore, and as a result, he claims he is entitled to double damages caused by misrepresentations allegedly made by us to Kristal pursuant to California Labor Code § 972. At this early stage of the Kristal/MatchPower Action, no motions have been filed or heard and no discovery has yet been taken.
We intend to defend vigorously against each of the lawsuits, however, no assurance can be given that these matters will be resolved in our favor.
We have additional existing legal claims and may encounter future legal claims in the normal course of business. We believe that the resolution of the existing legal claims are not expected to have a material impact on our financial position or results of operations. We believe the Company has accrued appropriate amounts where necessary in connection with the above litigation.

MANAGEMENT
Executive Officers and Directors
As of August 31, 2005, our executive officers and directors are set forth below.

Name	Age	Position

David E. Siminoff	41	President, Chief Executive Officer and Director
Joe Y. Shapira	51	Executive Chairman of the Board
Michael Brown	39	Director
Martial Chaillet	58	Director
Benjamin Derhy	50	Director
Laura Lauder	44	Director
Scott Shleifer	27	Director
Gregory R. Liberman	33	Chief Operating Officer, General Counsel and Company Secretary
Philip Nelson	41	Chief Technology Officer
Mark Thompson	44	Chief Financial Officer
David E. Siminoff has served as our President and Chief Executive Officer since August 2004 and as a member of our Board of Directors since March 2004. From October 2003 to February 2004, Mr. Siminoff was Chief Financial Officer of PayByTouch, a company that produces biometric payment services and during interim periods of employment, Mr. Siminoff was a private investor of several start-up companies. From August 1994 to January 2003, Mr. Siminoff served as a Research Analyst and Portfolio Manager for Capital Research and Management Company, where he dealt primarily with Media and Internet technologies. In 1998 he was named “Best of the Buyside” by Institutional Investor Magazine. Prior to his work with Capital Research, Mr. Siminoff founded EastNet, a global syndicate barter company. Mr. Siminoff received both BA and MBA degrees from Stanford University and a Masters degree in Fine Arts from the University of Southern California film school.
Joe Y. Shapira has served as our Executive Chairman of the Board of Directors since February 2005. From February 2004 to February 2005, Mr. Shapira served as our Executive Co-Chairman of the Board of Directors. From our inception in September 1998 to February 2004, Mr. Shapira served as Chief Executive Officer and Chairman of the Board. He was a co-founder and director of NetCorp, the original developer and owner of JDate. In 1995, Mr. Shapira developed a concept for dating over the Internet and oversaw the software development, design and implementation of the business model of JDate.com. Previously, from 1991 until 1994, Mr. Shapira co-founded and served as a director and officer of Matrix Video Duplication Corporation, a publicly listed company on the Tel Aviv Stock Exchange. From 1987 until 1991, Mr. Shapira co-founded and served as a director and officer of Video Tape Industries, Inc. From 1983 to 1987, Mr. Shapira was a principal in Sha-Rub Investment Co., a Southern California real estate development company. Mr. Shapira graduated from the Ort Singlavosky Institution of Technology in Tel Aviv, Israel in 1972.
Michael A. Brown has served as a member of our Board of Directors since December 2004. Since September 2002, Mr. Brown has been a managing partner at government and public affairs consulting firm Alcalde & Fay, based in Washington, D.C. At Alcalde & Fay, Mr. Brown is focused on international trade, foreign relations, federal and state representation and public policy. In addition to serving on the Board of Directors of Spark Networks, Mr. Brown serves on the Board of Directors of Comcast of Washington, DC. From June 1996 to September 2002, he practiced law at Washington-based Patton Boggs LLP, where he concentrated on a range of municipal issues. Mr. Brown has twice been appointed as a member to the U.S. Presidential Delegations to Africa and serves as the president of the Ronald H. Brown Foundation, which seeks to carry on the work of Mr. Brown’s father, who was U.S. Secretary of Commerce under former President Bill Clinton. Mr. Brown earned a BA degree from Clark University and a JD from Widener University School of Law.
Martial Chaillet has served as a member of our Board of Directors since February 2005. Mr. Chaillet founded MediaWin & Partners in January 2003. MediaWin is a private investment firm that focuses primarily on investments in media and media-related companies. Prior to founding MediaWin, Mr. Chaillet served in a variety of roles at The Capital Group for thirty years, most recently as Senior Vice President and Global Portfolio Manager of Capital Research and Management, the mutual fund arm of the financial institution. In addition to serving on our Board of Directors, Mr. Chaillet sits on the Boards of Directors of Infosearch, Wisekey, Snap TV and Media Partners. Mr. Chaillet earned a degree in Econometrics from the University of Geneva and graduated, with honors, from the Swiss Technical School.
Benjamin Derhy has served as a member of our Board of Directors since October 2004. Over the last five years, Mr. Derhy has not held any employment positions but has been a private investor and entrepreneur, focusing on Internet, consumer products and real estate sectors as well as start-up companies in Europe and Israel. His experience also includes working with American companies and their expansion internationally. In 1984, Mr. Derhy co-founded Turbo Sportswear, a successful clothing manufacturer, and was employed there until 1997. Previously, he was controller at the Hebrew University in Jerusalem, responsible for annual budgets, financial planning and cost accounting. Mr. Derhy holds both BA and MBA degrees from the Hebrew University.
Laura Lauder has served as a member of our Board of Directors since January 2005. Mrs. Lauder has served as a General Partner at Lauder Partners, a Silicon Valley-based venture capital fund, for the past ten years. At Lauder Partners, Mrs. Lauder focuses primarily on Internet and cable-related investments. In addition to her work at Lauder Partners, Mrs. Lauder is involved in a variety of philanthropic initiatives, particularly in the Jewish community. In the past, she has served on the boards of numerous organizations, including the San Francisco Jewish Community Federation and its Endowment Committee, the Jewish Education Service of North America, the Jewish Funders Network, American Jewish World Service and the National Public Radio Foundation. In 2004, Mrs. Lauder was named one of “10 Women to Watch” by Jewish Woman magazine. Mrs. Lauder earned a BA in International Relations from the University of North Carolina — Chapel Hill and the Universidad de Sevilla, Spain.
Scott L. Shleifer has served as a member of our Board of Directors since December 2004. Mr. Shleifer joined Tiger Technology Management, L.L.C. in July 2002. Tiger Technology is an equity investment firm currently managing approximately $1 billion. Mr. Shleifer is a Managing Director focusing primarily on investments in the Internet, for-profit education, and business services sectors. In addition to serving on the Board of Directors of Spark Networks, Mr. Shleifer sits on the Board of Directors of PRC.EDU, an online, for-profit education company in China. Prior to joining Tiger Technology, Mr. Shleifer was a private equity investor at The Blackstone Group from July 1999 to June 2002. He received a BS in Economics from the Wharton School at the University of Pennsylvania, where he graduated magna cum laude.
Gregory R. Liberman was appointed Chief Operating Officer in September 2005 and has served as our General Counsel since October 2004 and Company Secretary since January 2005. From January 2004 to May 2004 Mr. Liberman served as General Counsel and Corporate Secretary of CytRx Corporation, a publicly-traded biotechnology company based in Los Angeles. During his tenure there, Mr. Liberman oversaw legal affairs, policy and strategy for the company. From January 2002 to December 2003, Mr. Liberman served as an independent strategic consultant. Immediately prior to that consulting work, from September 2001 to November 2001, he attended and completed the Program for Management Development at Harvard Business School. From March 1999 to August 2001, Mr. Liberman served in a variety of senior legal and corporate development roles at telecommunications firm Global Crossing and Internet infrastructure providers GlobalCenter (then, a subsidiary of Global Crossing) and Exodus Communications. Mr. Liberman joined Exodus, where he ultimately served as Vice President, Legal & Corporate Affairs, after Global Crossing’s sale of GlobalCenter to Exodus. Immediately prior to Exodus’ acquisition of GlobalCenter, Mr. Liberman served as GlobalCenter’s Vice President, Corporate Development and Associate General Counsel. While at Global Crossing, Mr. Liberman served as Director, Business Development Counsel. Mr. Liberman earned a JD, with Honors, from The Law School at the University of Chicago and an AB, with University Distinction and Honors in Economics, from Stanford University.
Philip Nelson has served as our Chief Technology Officer since October 2004. Previously, Mr. Nelson was Entrepreneur in Residence at Accel Partners, a Silicon Valley venture capital firm from June 2003 to October 2004. In May 2001, Mr. Nelson founded and became the CEO of Anteros, which offers innovative integration technology to connect personal productivity tools to enterprise applications. From January 1998 to May 2001 he was technical co-founder of Impresse Corp, a provider of hosted marketing collaboration and spend management solutions. At Impresse, he served in a technical and customer facing role. Earlier in his career, Mr. Nelson held a role similar to the one at Impresse with Verity, corp. He was also a software engineer with Advanced Decision Systems, and won awards for his work at Harvard Medical School improving the design of artificial hip and knee implants. Mr. Nelson holds an SB from MIT in computer science.
Mark Thompson has served as our Chief Financial Officer since October 2004. He brings 16 years of financial management and capital markets experience to his current role. From December 2002 to October 2003 and from February 2004 to September 2004 Mr. Thompson served as CFO of Pay By Touch, the leading provider of biometric payment authentication and payment processing services. From October 2003 to February 2004 Mr. Thompson was Vice President Finance of Pay By Touch. From August 2001 to October 2002 Mr. Thompson was CFO of Vectiv and from July 1999 to July 2001 he was CFO of MarketTools, a provider of online marketing research. Previously, he was Corporate Treasurer of PeopleSoft and Assistant Treasurer of Chiron. Mr. Thompson also held senior positions in finance and engineering at Chevron. He holds a BS degree in electrical engineering from Texas A&M University and an MBA from The Haas School of Business at The University of California at Berkeley.
There are no family relationships among any of our executive officers or directors.
Compensation of Directors
We pay non-employee directors an annual compensation of $30,000 for their services, except Scott Shleifer who does not receive compensation as a director. In addition, non-employee directors receive a fee of $1,000 for each board and committee meeting attended in person and $500 for each such meeting attended by phone. Non-employee directors are also reimbursed for reasonable costs and expenses that are approved and incurred in the performance of their duties. Officers of our company who are members of the Board of Directors are not paid any directors’ fees. Directors are eligible to receive, from time to time, grants of options to purchase shares under our 2004 Share Option Scheme as determined by the Board of Directors. In 2004, we granted options to purchase 80,000 ordinary shares, which vest over a four-year period, to Michael Brown and Benjamin Derhy, and in February 2005 we made a similar grant of options to purchase 80,000 ordinary shares to Laura Lauder and Martial Chaillet.
Election of Directors
Our Articles of Association provide that all directors appointed by the Board since the last annual general meeting are subject to election by shareholders at the first annual general meeting following their appointment. Our Articles of Association also provide that the re-election of our Board of Directors shall be performed through a “retirement by rotation” system. At each annual general meeting one-third, or the number nearest to but not exceeding one-third, of our Board of Directors shall “retire” from office by rotation. Any retiring director shall be eligible for re-election. Our directors who retire by rotation include (1) any director who wishes to retire and not to offer himself for re-election and (2) any further directors who retire by rotation are those who have been longest in office since their last election or re-election. Where two or more persons became or were re-elected as directors on the same day, those to retire, unless they otherwise agree among themselves, are determined by lot.
Board Committees
Audit Committee. The audit committee consists of Martial Chaillet, Michael Brown and Benjamin Derhy, each of whom are independent directors. Mr. Chaillet, Chairman of the audit committee, is an “audit committee financial expert” as defined under Item 401(h) of Regulation S-K. The purpose of the audit committee is to represent and assist our Board of Directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The audit committee’s responsibilities include:

•	The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•	Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.
Compensation Committee. The compensation committee consists of Scott Shleifer, Benjamin Derhy and Laura Lauder, each of whom are independent directors. Mr. Shleifer is the Chairman of the compensation committee. The compensation committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our share option schemes, including the approval of grants under such schemes to our employees, consultants and directors. The compensation committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer.
Nominating Committee. The nominating committee consists of Michael Brown, Martial Chaillet and Laura Lauder, each of whom are independent directors. Mr. Brown is the Chairman of the nominating committee. The nominating committee assists in the selection of director nominees, approves director nominations to be presented for shareholder approval at our annual general meeting and fills any vacancies on our Board of Directors, considers any nominations of director candidates validly made by shareholders, and reviews and considers developments in corporate governance practices.
Compensation Committee Interlocks and Insider Participation
To date, we have not had a compensation committee or other Board committee performing equivalent functions. All members of our Board of Directors, some of whom were executive officers, participated in deliberations concerning executive officer compensation. No interlocking relationship exists between our Board of Directors and the board of directors or compensation committee of any other company.
Summary Executive Compensation Table
The following table sets forth information concerning the annual and long-term compensation earned by our Chief Executive Officer and each of the other executive officers who served during the year ended December 31, 2004, and whose annual salary and bonus during the fiscal years ended December 31, 2002, 2003 and 2004 exceeded $100,000 (the “Named Executive Officers”).

					Long-Term
					Compensation
		Annual Compensation
					Securities
				Other Annual	Underlying		All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(6)	Options		Compensation

David E. Siminoff(1)	2004	$164,701	$—	$—	1,275,000		$800	(7)
President and Chief Executive Officer
Todd Tappin(2)	2004	185,261	—	—	1,200,000	(2)	112,891	(8)
Former President and
Chief Executive Officer
Joe Y. Shapira(3)	2004	370,207	—	20,000	—		12,645	(7)
Executive Chairman	2003	528,000	1,372,000	20,000	—		14,000	(7)
of the Board	2002	480,000	375,000	20,000	2,000,000		11,000	(7)
Alon Carmel(4)	2004	373,207	—	20,000	—		12,121	(7)
Former Executive	2003	528,000	1,372,000	20,000	—		12,000	(7)
Co-Chairman of the	2002	480,000	375,000	20,000	2,000,000		11,000	(7)
Board
Michael Riddell	2004	184,207	—	—	25,000		8,105	(7)
Executive Vice President,	2003	180,000	25,000	—	—		12,000	(7)
New Product Development	2002	113,000	6,000	—	250,000		4,800	(7)
Peter Voutov(5)	2004	235,138	2,000	—	—		39,497	(9)
Former Chief	2003	233,000	11,000	—	—		12,000	(7)
Technology Officer	2002	214,000	—	—	100,000		11,000	(7)

(1)	Mr. Siminoff became our President and Chief Executive Officer in August 2004 and has served on the Board of Directors since March 2004.
(2)	Mr. Tappin resigned as our President and Chief Executive Officer in August 2004, a position he held since February 2004. Upon his resignation, Mr. Tappin forfeited all of his unvested options. Prior to this forfeiture, 218,281 of his options had vested.
(3)	Mr. Shapira served as our Chief Executive Officer in 2004, 2003 and 2002 and until he became Executive Co-Chairman in February 2004. Mr. Shapira became sole Executive Chairman in February 2005.
(4)	Mr. Carmel served as our President in 2003, 2002 and 2001 and became Executive Co-Chairman in February 2004. Mr. Carmel resigned as Executive Co-Chairman in February 2005.
(5)	Mr. Voutov resigned as our Chief Technology Officer in October 2004.
(6)	Represents an annual automobile allowance.
(7)	Represents the amount of our annual matching contribution to each individual’s 401(k) account.
(8)	Consists of $106,591 in severance and $6,300 in annual matching contribution to Mr. Tappin’s 401(k) account.
(9)	Consists of $31,250 in severance and $8,247 in annual matching contribution to Mr. Voutov’s 401(k) account.
Employment Agreements
We hired David E. Siminoff as our President and Chief Executive Officer in August 2004 at an annual salary of $480,000. In addition, we granted Mr. Siminoff options to purchase 1,250,000 ordinary shares at a per share exercise price of $4.24. Of these options, 156,250 vested and became exercisable on February 12, 2005, and 156,250 options vest on August 12, 2005 and 312,500 vest each of the three 12-month periods thereafter. If Mr. Siminoff is terminated, including voluntary termination, within six months after a change of control, which is defined in Mr. Siminoff’s option agreement as an acquisition of more than 45% of our then outstanding shares, or other acquisition of effective control of our company, all of his options will vest immediately. If Mr. Siminoff is terminated without cause or if he terminates his employment with us for good reason, 30% of his unvested options will be accelerated and he will also be entitled to payment of his monthly salary in effect at the time of termination for a period of nine months following such termination. Pursuant to the terms of his Employment Agreement, Mr. Siminoff may not directly or indirectly compete with us or solicit our customers during the term of his Employment Agreement and he may not disclose any confidential information during or after his employment. In August 2004, Mr. Siminoff also agreed to continue to serve as a member of our Board of Directors. For his services as director, Mr. Siminoff received options to purchase 25,000 ordinary shares at a per share exercise price of $9.55, all of which are currently vested.
Pursuant to the offer letter and executive employment agreement with Mark Thompson, we hired Mr. Thompson as our Chief Financial Officer in October 2004 at an annual salary of $200,000 and upon a successful listing of our shares or a derivative security of our shares on a national exchange or the Nasdaq National Market in the United States, we will pay him a bonus of $80,000. In addition, we granted Mr. Thompson options to purchase 250,000 ordinary shares at a per share exercise price of $6.69. Those options will vest at a rate of 12,500 shares per quarter for quarterly periods commencing three months after the date his employment commenced; provided, however, that options to purchase 50,000 of those shares will accelerate upon a successful listing of our shares or a derivative security of our shares on a national exchange or the Nasdaq National Market in the United States. In addition, all of the options will accelerate upon a change of control of our company, which is defined in Mr. Thompson’s employment agreement as the acquisition of more than 50% of our outstanding shares. Pursuant to the terms of his Employment Agreement, Mr. Thompson may not directly or indirectly solicit our customers using confidential information for a period of 12 months following the termination of his Employment Agreement and he may not disclose any confidential information during or after his employment.
We hired Philip Nelson as our Chief Technology Officer in October 2004 at an annual salary of $250,000. In addition, we granted Mr. Nelson options to purchase 250,000 ordinary shares at a per share exercise price of $6.69. Mr. Nelson’s options will vest at a rate of 15,625 shares per quarter, with the first vesting date occurring in January 2005. In addition, all unvested options will become vested upon a change of control of our company, which is defined in Mr. Nelson’s employment agreement as the acquisition of more than 50% of our outstanding shares. Pursuant to the terms of his Employment Agreement, Mr. Nelson may not directly or indirectly solicit our customers using confidential information for a period of 12 months following the termination of his Employment Agreement and he may not disclose any confidential information during or after his employment.
Pursuant to the Executive Employment Agreement with Joe Y. Shapira, effective March 1, 2005, Mr. Shapira serves as the Executive Chairman of our Board of Directors at an annual salary of $350,000. In addition, pursuant to the employment agreement, we granted Mr. Shapira options to purchase 250,000 ordinary shares at a per share exercise price of $10.50. The options vest at a rate of 31,250 shares per quarter commencing June 1, 2005. All unvested options will become vested upon a change in control of our company, which is defined in Mr. Shapira’s employment agreement as the acquisition of more than 50% of our outstanding shares. In addition, for his prior services as Chief Executive Officer, Mr. Shapira holds options to purchase 2,000,000 ordinary shares at a per share exercise price of $2.28, all of which are currently vested. If Mr. Shapira is terminated without cause or if he terminates his employment with us for good reason, he will be entitled to payment of his monthly salary in effect at the time of termination for a period of nine months following such termination. Pursuant to the terms of his Employment Agreement, Mr. Shapira may not directly or indirectly compete with us or solicit our customers during the term of his Employment Agreement and he may not disclose any confidential information during or after his employment.
In August 2005, we entered into an executive employment agreement with Gregory R. Liberman, our General Counsel and Corporate Secretary, making Mr. Liberman our Chief Operating Officer. Pursuant to terms of the employment agreement, Mr. Liberman will be compensated at an annual salary of $200,000, and upon a successful listing of our shares or a derivative security of our shares on a national exchange or the Nasdaq National Market in the United States, we will pay him a bonus of $25,000. We also granted Mr. Liberman options, in addition to options granted to him prior to becoming our Chief Operating Officer, to purchase 115,000 ordinary shares at a per share exercise price of $8.74. Those options will vest at a rate of 6.25% per quarter for quarterly periods commencing three months after the date his employment commenced; provided, however, that options to purchase 50,000 of those shares will accelerate upon a successful listing of our shares or a derivative security of our shares on a national exchange or the Nasdaq National Market in the United States. In addition, all of the options will accelerate upon a change of control of our company, which is defined in Mr. Liberman’s employment agreement as the acquisition of more than 50% of our outstanding shares. Pursuant to the terms of his Employment Agreement, Mr. Liberman may not directly or indirectly solicit our customers using confidential information for a period of 12 months following the termination of his Employment Agreement and he may not disclose any confidential information during or after his employment.
Options Granted in the Year Ended December 31, 2004
The following table sets forth information concerning individual grants of stock options in 2004 to the Named Executive Officers:

	Individual Grants						Potential Realizable
							Value at Assumed
	Number of						Annual Rates of Stock
	Securities		Percent of				Price Appreciation
	Underlying		Total Options	Exercise or			for Option Term(4)
	Options		Granted to	Base Price	Expiration
Name	Granted		Employees(2)	Per Share(3)	Date		5%		10%

David E. Siminoff	300,000	(1)	5.8%	$9.55	03/15/09		$791,547		$1,749,111
	1,250,000		24.3	4.24	08/12/09		773,588		1,709,428
Todd Tappin	1,200,000	(5)	23.3	7.09	02/19/05	(6)	2,350,604	(7)	5,194,219	(7)
Joe Y. Shapira	—		—	—	—		—		—
Alon Carmel	—		—	—	—		—		—
Michael Riddell	25,000		0.5	9.34	07/08/09		64,512		142,554
Peter Voutov	—		—	—	—		—		—

(1)	Mr. Siminoff originally received options to purchase 300,000 ordinary shares and this grant was subsequently reduced to 25,000 ordinary shares by amendment when Mr. Siminoff became our President and Chief Executive Officer in August 2004.
(2)	The total number of options granted to our employees, excluding 160,000 shares underlying options granted to non-employee directors, during 2004 was 5,141,500 shares underlying options.
(3)	The exercise price per share of options granted represents the fair market value of the underlying shares on the date the options were granted.
(4)	In order to comply with the rules of the SEC, we are including the gains or “option spreads” that would exist for the respective options we granted to the Named Executive Officers. We calculated these gains by assuming an annual compound stock price appreciation of 5% and 10% from the date of the option grant until the termination date of the option. These gains do not represent our estimate or projection of the future price of the ordinary shares.
(5)	Upon his resignation as our President and Chief Executive Officer in August 2004, Mr. Tappin forfeited all of his unvested options. Prior to this forfeiture, 218,181 of his options had vested.
(6)	The option term of Mr. Tappin’s options accelerated upon his resignation as our President and Chief Executive Officer in August 2004.
(7)	Based on the original option term of five years.
Options Exercises and Options Values for Year Ended December 31, 2004
The following table sets forth information concerning option exercises in 2004 and option values as of December 31, 2004 to the Named Executive Officers:

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired		Options at Fiscal Year-End		at Fiscal Year-End(3)
	on	Value
Name	Exercise(1)	Realized(2)	Exercisable	Un-exercisable	Exercisable	Un-exercisable

David E. Siminoff	—	—	25,000	1,250,000	$—	$5,904,940
Todd Tappin	—	—	218,181	—	413,452	—
Joe Y. Shapira	400,000	2,083,746	2,500,000	—	17,068,492	—
Alon Carmel	900,000	3,759,942	2,000,000	—	13,346,180	—
Michael Riddell	120,000	888,290	126,428	25,000	830,217	—
Peter Voutov	109,000	591,250	41,000	—	307,449	—

(1)	Shares acquired on exercise includes all shares underlying the share option or portion of the option exercised, without deducting shares held to satisfy tax obligations, if any, sold to pay the exercise price or otherwise disposed of.
(2)	The value realized of exercised options is the product of (a) the excess of the per share fair market value of the ordinary share on the date of exercise over the per share option exercise price and (b) the number of shares acquired upon exercise.

(3)	The value of unexercised “in-the-money” options is based on a price per share of $8.93, which was the price of a share as quoted on the Frankfurt Stock Exchange at the close of business on December 31, 2004, minus the exercise price, multiplied by the number of shares underlying the option.

Benefit Plans
2004 Share Option Scheme
Our 2004 Share Option Scheme (“2004 Option Scheme”) provides us the ability to grant share options to employees, consultants and directors, and is administered by our Board of Directors, which determines the option grant date, option price and vesting schedule of each option in accordance with the terms of our 2004 Option Scheme. Although our Board of Directors determines the exercise prices of options granted under the 2004 Option Scheme, the exercise price per share may not be less than 85% of the “fair market value,” as defined in the 2004 Option Scheme, on the date of grant. Options granted under the 2004 Option Scheme vest and terminate over various periods at the discretion of our Board of Directors, but subject to the terms of the 2004 Option Scheme. Moreover, the exercise of options may be made subject to such performance or other conditions as our Board of Directors may determine. Options granted under the 2004 Option Scheme are personal to the option holder to whom they are granted and no transfer or assignment is permitted, other than a transfer to the option holder’s personal representatives on death.
Our 2004 Option Scheme terminates on September 20, 2014, unless our Board of Directors terminates it earlier. Nevertheless, options granted under the 2004 Option Scheme may extend beyond the date of termination. Our Board of Directors has the discretion, subject to limitations set forth in the 2004 Option Scheme, to determine different exercise and lapse provisions. If a third party makes an offer to all shareholders to acquire all or a majority of our issued and outstanding shares, other than those shares which are already owned by the offeror, an option holder under the 2004 Option Scheme may exercise any of his or her options at any time within six months of the offeror obtaining control of us; provided, however that the options do not lapse pursuant to a separate provision under the 2004 Option Scheme prior to exercise. If an effective resolution in general meeting for our voluntary winding-up is passed before the date on which an option lapses, such an outstanding option then becomes exercisable for a period of three months after such resolution becomes effective. However, no exercise of an option is permitted at any time after the option has lapsed under a separate provision of the 2004 Option Scheme. At the end of the three month period all options will lapse.
In addition to the terms described above, options granted to employees and service providers of our Israeli subsidiary who are resident in Israel are also subject to the Sub-Plan for Israeli Employees and Service Providers. The Sub-Plan, which incorporates the 2004 Plan by reference, provides additional rules applicable to options granted to those Israeli Employees and Service Providers, as defined by the Sub-Plan.
As of June 30, 2005, 2,647,500 share options were outstanding under the 2004 Option Scheme at prices ranging from $5.91 to $9.35 per share.
2000 Share Option Scheme
Under the terms of our 2000 Executive Share Option Scheme (“2000 Option Scheme”), our Board of Directors was able to grant options, in their discretion, to our employees, directors and consultants. The Board of Directors determined the option price, vesting schedule and termination provisions of each option, subject to limitations contained in the 2000 Option Scheme. In September 2004, our Board of Directors resolved to cease granting options under the 2000 Option Scheme although, pursuant to the provisions of the 2000 Option Scheme, all outstanding options previously granted under the 2000 Option Scheme continue in full force and effect. Our Board of Directors intends to use our 2004 Option Scheme to grant options to employees, consultants and directors in the future.
As of June 30, 2005, 6,301,500 share options were outstanding under the 2000 Option Scheme at prices ranging from $0.90 to $9.52 per share.

Employee Benefit Plan
We have a defined contribution plan under Section 401(k) of the U.S. Internal Revenue Code covering all full-time employees, and providing for matching contributions by us, as defined in the plan. Participants in the plan may direct the investment of their personal accounts to a choice of mutual funds consisting of various portfolios of stocks, bonds, or cash instruments. Contributions made by us to the plan for the years ended December 31, 2002, 2003 and 2004 were approximately $88,000, $110,000 and $184,000, respectively.
Indemnification of Directors and Officers and Limitation of Liability
Pursuant to our Articles of Association and in accordance with the Companies Act 1985, we provide the following indemnification to our directors and other officers:

(a) Indemnification of directors in respect of proceedings brought by third parties (covering both legal costs and the financial costs of any adverse judgment, except for the legal costs of unsuccessful defenses of criminal proceedings, fines imposed in criminal proceedings and penalties imposed by certain regulatory bodies);

(b) Payment of directors’ defense costs as they are incurred, including if the action is brought by the company itself. A director in this situation would still be liable to pay any damages awarded to our company and to repay his defense costs to the company if his defense were unsuccessful, other than where the company chooses to indemnify him in respect of legal costs incurred in certain types of civil third party proceedings; and

(c) Indemnification of our officers who are not directors without the restrictions that apply to indemnification of directors.

We intend to enter into indemnification agreements with our directors and executive officers that will require us to indemnify them from and against all liabilities, costs, including legal costs, claims, actions, proceedings, demands, expenses and damages arising in connection with the performance by them of their respective duties to the fullest extent permitted by our Memorandum and Articles of Association and applicable law, each as modified from time to time.
We are required to disclose such indemnities in our annual directors’ report which is publicly filed with the Registrar of Companies for England and Wales. Shareholders are able to inspect any relevant indemnification agreement.
We maintain a directors’ and officers’ insurance policy. The policy insures directors and other officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses our company for those losses for which we have lawfully indemnified our directors and officers. The policy contains various exclusions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Advances to Executives
Pursuant to then-existing compensation arrangements, we made advances to two executive employees, Joe Y. Shapira and Alon Carmel, of approximately $700,000 each as payments under guaranteed compensation arrangements as of December 31, 2002. During 2003, our Board of Directors declared the guarantees to have been earned during the year and the receivable was charged against operating results. As of December 31, 2003, Joe Y. Shapira was our Chief Executive Officer and is currently our Executive Chairman of the Board. Alon Carmel was our President as of December 31, 2003 and is no longer employed by our company.
Remote Concepts LLC
In 2003, we entered into a verbal marketing arrangement with Remote Concepts LLC, an entity owned 32.5% by each of Joe Y. Shapira and Alon Carmel. Remote Concepts LLC has developed a table top wireless paging system for use by patrons at restaurants. Further to the verbal arrangement, we expensed approximately $120,000 paid to Remote Concepts LLC for ad placement on these systems.
Severance of Former General Counsel
In 2004, Adam Kravitz resigned as our General Counsel. In connection with his resignation and further to the terms of his employment agreement, we paid Mr. Kravitz as severance an aggregate of approximately $2.4 million. Mr. Kravitz resigned from our Board of Directors in June 2004.
Efficient Frontier
In 2004, we entered into an agreement with Efficient Frontier, a provider of online marketing optimization services to procure and manage a portion of our online paid search and keyword procurement efforts. The Chief Executive Officer of Efficient Frontier is Ms. Ellen Siminoff, who is the wife of our Chief Executive Officer, David E. Siminoff. We paid approximately $169,000 to Efficient Frontier in the first half of 2005 and $61,000 in 2004.
Yobon, Inc.
In 2004, we invested $250,000 in Yobon, Inc., a provider of web toolbar technology. In exchange for our investment in Yobon, we received a secured convertible promissory note. The note will automatically convert into equity of Yobon upon its completion of an equity financing of at least $1,000,000, if such equity financing is completed within certain timeframes. Our Chief Technology Officer, Phil Nelson, is the Chairman of Yobon.
Other Relationships
Until August 31, 2005, we employed Elraz Sela, the nephew of Alon Carmel, our former Co-Executive Chairman of the Board, in an executive position for which we compensated him $120,000 per year. In addition, several other relatives of each of Joe Y. Shapira, our Executive Chairman of the Board, and Alon Carmel hold non-executive positions with us and Spark Networks Israel for which they are compensated less than $60,000.

PRINCIPAL AND SELLING SHAREHOLDERS
This prospectus covers the offer and sale by the selling shareholders from time to time of up to an aggregate of 33,269,160 ordinary shares in the form of ADSs, including 6,595,000 ordinary shares underlying options that were issued to selling shareholders and 530,000 ordinary shares underlying warrants that were issued to selling shareholders.
The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares, as of August 31, 2005, for:

•	each selling shareholder;

•	each person or entity who we know beneficially owns more than 5% of our ordinary shares;

•	each of our Named Executive Officers and each of our directors; and

•	all of our executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The number of shares of ordinary shares outstanding, on an as-converted basis, used in calculating the percentage for each listed person or entity includes ordinary shares underlying options or a warrant held by the person or entity, all of which are being registered in this registration statement, but excludes ordinary shares underlying options or warrants held by any other person or entity. In addition, each person’s or entity’s warrants and options that exercisable within 60 days of August 31, 2005 is disclosed below. Percentage of beneficial ownership is based on 26,144,160 ordinary shares outstanding as of August 31, 2005.
Each of the selling shareholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Unless otherwise indicated, the address of each beneficial owner is c/o: Spark Networks plc, 8383 Wilshire Blvd., Suite 800, Beverly Hills, California 90211.
The term “selling shareholders” also includes any transferees, pledges, donees, or other successors in interest to the selling shareholders named in the table below. To our knowledge, except as indicated by footnote and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the ordinary shares set forth opposite such person’s name.
Each of person and entity listed below will not hold any shares after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling shareholders may offer all, some or none of the shares pursuant to this prospectus.

	Ordinary Shares
	Beneficially Owned Prior
	to the Offering

	Number of	Percentage
Name of Beneficial Owner	Shares	of Shares

5% stockholders:
Tiger Global Management, L.L.C.(1)	6,631,085	25.4%
Capital Research and Management Company(2)	2,505,000	9.6
Criterion Capital Management LLC(3)	3,266,877	12.5
FM Fund Management Limited(4)	2,253,888	8.6

	Ordinary Shares
	Beneficially Owned Prior
	to the Offering

	Number of	Percentage
Name of Beneficial Owner	Shares	of Shares

Named Executive Officers and Directors:
David E. Siminoff(5)	1,887,000	6.8
Todd Tappin	—	*
Joe Y. Shapira(6)	4,512,639	15.9
Alon Carmel(7)	4,581,848	16.2
Michael Riddell	—	*
Peter Voutov	—	*
Scott Shleifer(8)	—	*
Michael Brown(9)	80,000	*
Benjamin Derhy(10)	80,000	*
Laura Lauder(11)	180,000	*
Martial Chaillet(12)	200,000	*
All directors and executives as a group (10 persons)(13)	7,689,639	25.0%
Other Selling Stockholders:

*	Less than 1%.

(1)	Consists of 5,183,695 shares held by Tiger Global, L.P.; 1,313,392 shares held by Tiger Global, Ltd.; and 133,998 shares held by Tiger Global II, L.P. Each entity has sole voting power over the shares it holds; Tiger Global Management, L.L.C. is the investment manager of Tiger Global, L.P., Tiger Global, Ltd. and Tiger Global II, L.P. and it has shared investment power over the 6,631,085 shares; Charles P. Coleman III is the sole managing member of the Tiger Global Management, L.L.C. Tiger Global Performance, L.L.C. is the sole general partner of Tiger Global, L.P.; Charles P. Coleman III is the sole managing member of the general partner of Tiger Global, L.P.; Tiger Global Performance, L.L.C. is the sole general partner of Tiger Global II, L.P.; Charles P. Coleman III is the sole managing member of Tiger Global II, L.P. The address for Tiger Global Management, L.L.C., Tiger Global, L.P. and Tiger Global II, L.P. is 101 Park Avenue, 48th Floor, New York, New York 10178. The address for Tiger Global, Ltd. is c/o Ironshore Corporate Services Limited, Queensgate House, South Church Street, P.O. Box 1234, George Town, Grand Cayman, Cayman Islands.

(2)	Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 2,505,000 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research and Management Company has sole dispositive power over these shares. Included in the holdings of Capital Research and Management Company is the holding of SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company. SMALLCAP World Fund, Inc. is the beneficial owner of 1,850,000 shares, of which it has sole voting power. The persons controlling the investment decisions with respect to the shares held by Capital Research and Management Company and SMALLCAP World Fund are Gordon Crawford, J. Blair Frank, J. Dale Harvey, Claudia Huntington , Jonathan Knowles and Mark Denning. The address for both entities is 333 South Hope Street, Los Angeles, California 90071.

(3)	Criterion Capital Management LLC, of which Christopher H. Lord is the sole manager, purchased shares on the open market with no special arrangements with the Company.

(4)	The registered office of FM Fund Management Limited is Queensgate House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(5)	Includes 1,275,000 shares issuable upon exercise of share options, 337,500 shares of which underlie options exercisable within 60 days of August 31, 2005.

(6)	Includes (i) 2,250,000 shares issuable upon exercise of share options, 2,062,500 shares of which underlie options exercisable within 60 days of August 31, 2005, (ii) 1,062,415 shares held by the Joe Shapira Family Trust of which Mr. Shapira is trustee, (iii) 550,000 shares held by the Shapira Children’s Trust of which Mr. Shapira is trustee, and (iv) 12,000 shares, of which he disclaims beneficial ownership, except to the extent of his pecuniary interest, held by a custodian for Mr. Shapira’s children.

(7)	Includes (i) 2,000,000 shares issuable upon exercise of share options exercisable within 60 days of August 31, 2005, and (ii) 8,000 shares held by his spouse.

(8)	Excludes 5,183,695 shares held by Tiger Global, L.P. and 133,998 shares held by Tiger Global II, L.P., of which Scott Shleifer is a limited partner. Mr. Shleifer holds the position of Managing Director at Tiger Global Management, L.L.C.

(9)	Represents shares issuable upon exercise of share options, 15,000 shares of which underlie options exercisable within 60 days of August 31, 2005.

(10)	Represents shares issuable upon exercise of share options, 20,000 shares of which underlie options exercisable within 60 days of August 31, 2005.

(11)	Includes 80,000 shares issuable upon exercise of share options, 10,000 shares of which underlie options exercisable within 60 days of August 31, 2005.

(12)	Includes 80,000 shares issuable upon exercise of share options, 10,000 shares of which underlie options exercisable within 60 days of August 31, 2005.

(13)	Shares beneficially owned by all executive officers and directors as a group include options to purchase 4,595,000 shares, 2,596,875 shares of which are currently exercisable or exercisable within 60 days of August 31, 2005.

DESCRIPTION OF SHARE CAPITAL
Description of Ordinary Shares
We are providing you with a summary description of our ordinary shares and the material rights of holders of our ordinary shares. Please remember that summaries by their nature lack the precision of the information summarized and that a person’s rights and obligations as a holder of our ordinary shares will be determined by reference to our Memorandum and Articles of Association and applicable English law, each as modified from time to time, and not by this summary. We urge you to review our Memorandum and Articles of Association in their entirety and to seek appropriate professional advice regarding their interpretation and applicable English law.
General
Our authorized share capital is £800,000 divided into 80,000,000 ordinary shares of £0.01 each. Set forth below is information concerning the share capital and related summary information concerning the material provisions of our Memorandum and Articles of Association, or Memorandum and Articles, and applicable English company law.
Voting rights
Every holder of ordinary shares who, being an individual, is present in person or by proxy or, being a corporation, has an authorized representative present who is not himself a shareholder, at a general meeting has one vote on a show of hands. Proxies voting on a show of hands do not have more than one vote each, even if they hold a number of proxies or are shareholders themselves. On a poll, every holder of ordinary shares present in person, by its authorized representative or by proxy has one vote for each share held. Voting at a general meeting is by a show of hands unless a poll is demanded. A poll may be demanded by:

•	the chairman of the meeting;

•	not less than three shareholders present at the meeting in person, by proxy or represented by an authorized representative and entitled to vote;

•	any shareholder or shareholders present at the meeting in person, by proxy or represented by an authorized representative and representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at such meeting; or

•	any shareholder or shareholders present in person, by proxy or represented by an authorized representative and holding a number of ordinary shares conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all of the shares conferring that right.
Where a poll is not demanded, the interests of beneficial owners of ordinary shares who hold through a nominee may not be reflected in votes cast on a show of hands if that nominee does not attend the meeting or receives conflicting voting instructions from different beneficial owners for whom it holds the shares as nominee. Since, under English law, voting rights are only conferred on registered holders of shares, a person holding through a nominee may not directly demand a poll.
Unless otherwise required by law or the Memorandum and Articles, voting in a general meeting is by ordinary resolution. An ordinary resolution, for example, a resolution for the appointment of directors, the declaration of a final dividend, the appointment of the auditors, the increase of authorized share capital or grant of authority to allot shares, requires the affirmative vote of a majority of the shareholders (a) present in person or by an authorized representative or by proxy, excluding the chairman of the meeting in his role as proxy, in the case of a vote by show of hands or (b) present in person, by an authorized representative or by proxy and holding shares conferring in the aggregate a majority of the votes actually cast on the ordinary resolution, in the case of a vote by poll. In the case of a tied vote, whether on a show of hands or on a poll, the chairman of the meeting is entitled to cast a deciding vote. A special resolution, for example, a resolution amending the Memorandum and Articles, changing the name of our company or waiving statutory pre-emption rights on the issue of shares for cash, or an extraordinary resolution, for example, modifying the rights of any class of shares at a meeting of the holders of such class or relating to matters concerning the liquidation of our company, requires the affirmative vote of not less than three-quarters of shareholders present in person, represented by an authorized representative or by proxy and holding shares conferring in aggregate at least three-quarters of the votes actually cast on the resolution, on a vote by poll.
Unless our Board of Directors determines otherwise, no shareholder is entitled to vote in respect of any share held by him either personally or by proxy or to exercise any other right conferred by membership in relation to any shareholders’ meetings, if any sum is payable by him to us in respect of that share. Our Memorandum and Articles of Association do not contain restrictions on the right of non-UK residents or foreign owners to be registered holders or exercise voting rights in respect of our ordinary shares.
Notices of Shareholder Meetings
An Annual General Meeting and any Extraordinary General Meeting at which it is proposed to pass a Special Resolution or a resolution of which special notice has been given to our company shall be called on least 21 days’ written notice and any other Extraordinary General Meeting is required to be called on at least 14 days’ written notice. The period of notice in each case is exclusive of the day on which the notice is served or deemed to be served and of the day of the meeting itself.
General Meetings may be held on shorter notice than that specified above if such shorter notice is approved by (i) in the case of an Annual General Meeting, all the shareholders entitled to attend and vote at that meeting; and (ii) in the case of an Extraordinary General Meeting by a majority in number of the shareholders entitled to attend and vote at the meeting, such majority holding at least 95% in nominal value of the shares giving the right to attend and vote at that meeting.
The accidental omission to give notice to or the non-receipt of a notice by any shareholder will not invalidate the proceedings at the relevant meeting.
Our articles provide that where a notice or other document is served or sent by post, service or delivery is deemed to be effected on the expiry of 24 hours after the relevant document is posted.
Dividends
The payment of final dividends with respect to any financial year must be recommended by our Board of Directors and approved by the shareholders by ordinary resolution, provided that no such dividend shall exceed the amount recommended by our Board of Directors. If, in the opinion of our Board of Directors, our financial position justifies such payments, the Board of Directors may also from time to time pay interim dividends of amounts, on dates and in respect of periods as they think fit.
No dividend can be paid other than out of profits available for distribution under the provisions of the Companies Act 1985, as amended, and accounting principles generally accepted in the United Kingdom, which differ in some respects from U.S. GAAP. In addition, as a public limited company, we may make a distribution only if and to the extent that, at the time of distribution and following the distribution, the amount of our net assets is not less than the aggregate of the called-up share capital and undistributable reserves (as such terms are defined in the Companies Act 1985) and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate. No dividend or other moneys payable on or in respect of a share shall bear interest as against us unless otherwise provided by the rights attached to the share. Any dividend unclaimed after a period of 12 years from the date on which it was declared or became due for payment will be forfeited and will revert to us. Our Memorandum and Articles of Association do not contain restrictions on the right of non-UK resident holders of our ordinary shares to receive dividends and other payments.
Winding up
If our company is wound up, the liquidator may, pursuant to the authority given by an extraordinary resolution of our company and any other sanction required by English statutory law, divide among the members, in specie or in kind, the whole or any part of our assets and, for that purpose, value any assets as he deems fair and determine how the division is carried out among shareholders or different classes of shareholders. No shareholder will be compelled to accept any shares or other property in respect of which there is a liability. Distributions to shareholders on a winding up are only usually made after the settlement of claims of the various classes of creditor and subject to applicable company and insolvency laws. Early distributions can be made subject to shareholders providing appropriate forms of indemnity. Where a distribution is proposed to be made to a particular class of shareholders on a winding up, such a distribution is usually made pro rata to their holdings of shares in the company.
Shareholder Derivative Suits
Under English law, our shareholders generally have no right to sue on our behalf. When a wrong has been done to or against us, we are usually the proper plaintiff. There are exceptions including in the case of fraud on minority shareholders, the case of a breach of a duty owed personally to a shareholder where that shareholder has suffered personal loss separate and distinct from any loss suffered by the company and when the act complained of is illegal or ultra vires. English law permits an individual shareholder of ours to apply for a court order when our affairs are being or have been conducted in a manner unfairly prejudicial to the interests of one or more of our shareholders or when any actual or proposed act or omission by us is or would be prejudicial. When granting relief, a court has wide discretion and may authorize civil proceedings to be brought on our behalf by a shareholder on such terms as the court may direct.
Issues of shares and pre-emption rights
The directors of English companies may only allot shares and disapply statutory pre-emption rights if authorized by the shareholders. The current authority for this purpose expires on December 10, 2009 but we may, before such expiry, make an offer or agreement which would or might require equity securities to be allotted after such expiry and our Board of Directors may allot equity securities pursuant to any such offer or agreement as if the authority had not expired.
Transfer of shares
Any holder of shares in a certified form may transfer in writing all, or any, of its shares in any usual or common form or in any other form which our Board of Directors may approve. The instrument of transfer of a share must be signed by or on behalf of the transferor and, except in the case of fully paid shares, by or on behalf of the transferee. The transferor will remain the holder of the shares concerned until the name of the transferee is entered in our register of shareholders. The transfer of uncertificated shares may be made in accordance with and be subject to the Uncertificated Securities Regulations 1995.
Our Board of Directors may, in their absolute discretion and without assigning any reason, refuse to register any transfer of shares, not being fully paid shares. Our Board of Directors may also refuse to register an allotment or transfer shares, whether fully paid or not, to more than four persons jointly. Moreover, the registration of transfers may be suspended at such times and for such periods, but not exceeding thirty days in any year, as our Board of Directors may from time to time determine.

Our Board of Directors may decline to recognize any instrument of transfer unless it is in respect of only one class of shares and is lodged, duly stamped if required, at the Registrar’s Office accompanied by the relevant share certificate(s) together with such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer. In the case of a transfer by a recognized clearing house or a nominee of a recognized clearing house or of a recognized investment exchange, the lodgment of share certificates is only necessary if and to the extent that certificates have been issued in respect of the shares in question.
Disclosure of transactions of ownership
The Companies Act 1985 provides that a person, including a company and other legal entities, that acquires any interest of 3% or more of any class of our “relevant share capital,” which includes ADSs and GDSs representing shares, is required to notify us in writing of its interest within two days following the day on which the obligation arises. Relevant share capital, for these purposes, means our issued share capital carrying the right to vote in all circumstances at a general meeting. After the 3% level is exceeded, similar notifications must be made where the interest falls below the 3% level or otherwise in respect of increases or decreases of a whole percentage point.
For purposes of the notification obligation, the interest of a person in shares means any kind of interest in shares including interests in any shares:

•	in which a spouse, or child or stepchild under the age of 18, is interested;

•	in which a company is interested, which includes interests held by other companies over which that company has effective voting power, and either (a) that company or its directors generally act in accordance with that person’s directions or instructions or (b) that person controls one-third or more of the voting power of that company at general meetings; or

•	in which another party is “interested” and the person and that other party are parties to an agreement under section 204 of the Companies Act 1985. Such an agreement is one which provides for two or more parties to acquire interests in shares of a particular public company and imposes obligations or restrictions on any of the parties as to the use, retention or disposal of such interests acquired pursuant to such agreement, if any interest in the company’s shares is in fact acquired by any of the parties pursuant to the agreement.
Some non-“material” interests may be disregarded for the purposes of calculating the 3% threshold, but the obligation of disclosure will still apply where such interests exceed 10% or more of any class of our relevant share capital and to increases or decreases through a whole percentage point.
In addition, pursuant to section 212 of the Companies Act 1985, we may, as a public company and by written notice, require a person whom we know or have reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares comprised in our “relevant share capital” to confirm that fact or to indicate whether or not that is the case.
Where a person holds or during the previous three years had held an interest in the shares, that person must give any further information that may be required relating to this interest and any other interest in the shares of which this person is aware.
Where we serve a notice under the foregoing provisions on a person who is or was interested in the shares and that person fails to give us any information required by the notice within the time specified in the notice, we may apply to the English courts for an order directing that the shares in question be subject to restrictions prohibiting, among other things, any transfer, the exercise of voting rights, the taking up of rights and, other than during a liquidation, payments in respect of those shares.

A person who fails to fulfill the obligations imposed by sections 198 and 212 of the Companies Act 1985 may be subject to criminal penalties.
Variation of rights and alteration of share capital
Whenever our share capital is divided into different classes of shares, the special rights attached to any class may, subject to the provisions of English statutory law, be varied or abrogated, either with the consent in writing of the holders of three-quarters in nominal value of the issued shares of the class, or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the shares of the class, but not otherwise, and may be so varied or abrogated either while our company is a going concern or during or in contemplation of a winding up. At every such separate general meeting, the necessary quorum is at least two persons holding or representing by proxy issued shares of the class and any holder of shares of the class present in person or by proxy may demand a poll and will have one vote for every share of the class held by him. At any adjourned meeting any holder of shares of the class present in person or by proxy is a quorum.
We may from time to time by ordinary resolution at a general meeting:

•	increase the share capital by the creation of new shares of such amount as the resolution shall prescribe with such preferred, deferred or other special rights, or subject to such restrictions, whether as regards dividend, return of capital, voting or otherwise as may be determined and which may be redeemable;

•	consolidate and divide all or any of the share capital into shares of larger amount than our existing shares;

•	cancel shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person and diminish the amount of its share capital by the amount of shares so cancelled; and

•	subdivide all or any of the shares into shares of a smaller amount than is fixed by the Memorandum and Articles and may by resolution determine that as between the holders of the shares resulting from such subdivision one or more of the shares may, as compared with the others, have any such preferred, deferred or other special rights or be subject to any restrictions, as we have the power to attach to unissued or new shares.
Subject to English statutory law, we may purchase our own shares of any class, including redeemable shares, but so that if there shall be in issue any shares convertible into equity share capital of our own company then no purchase of our own shares shall be made unless it has first been approved by an extraordinary resolution passed at a separate meeting of the holders of such convertible shares.
Subject to the provisions of English statutory law, we may, by special resolution, reduce our share capital, capital redemption reserve, share premium account or other undistributable reserve in any way.
Directors
Unless otherwise determined by ordinary resolution of the holders of ordinary shares, our Articles provide that there shall not be less than three directors. At each annual general meeting one-third (or the number nearest to but not exceeding one-third) of our Board of Directors shall retire from office by rotation. Our directors who retire by rotation include any director who wishes to retire and not to offer himself for re-election. Any further directors who retire by rotation are those who have been longest in office since their last re-election, but, as between persons who become directors on the same day, those to retire (unless they otherwise agree among themselves) are determined by lot. A retiring director is eligible for re-election. Any director may be removed from office at any time by an ordinary resolution of which special notice has been given in accordance with the Act. Our Memorandum and Articles do not provide for a maximum age for directors.
Our Articles provide that a director may be party to or be interested in any contract or transaction to which we are a party, and a director, or any firm of which he is a member, may be remunerated for any services provided to us or any office held (other than the office of Auditor) relating to us. In any such case, the director may retain all profits and advantages accruing to him. Our Articles also provide that (subject to certain exceptions), a director who is in any way interested in a contract or proposed contract with our company shall declare his interest to the Board, and, subject to certain exceptions, will not be entitled to vote at Board meetings in respect of any contract, arrangement or proposal in which that Director has a “material interest”, nor will that Director be counted towards the quorum in relation to any resolution on which he is prohibited from voting.
Our Articles provide that our Board of Directors may exercise all of our powers to borrow money and to mortgage or charge our undertaking, property, and uncalled capital and, subject to applicable English law, to issue debentures and other securities. The Board is required to restrict our borrowings, in the absence of shareholders’ approval, in accordance with a formula set out in the Articles.
The ordinary remuneration of our directors for holding office as such shall from time to time be determined by our Board of Directors. However, such remuneration may not exceed £200,000 per annum in aggregate or such higher amount as the shareholders may, by ordinary resolution, determine and will be divisible among our Board of Directors as they agree. Our Board of Directors may also grant additional remuneration to any director who holds any executive office or who serves on any committee of our Board of Directors and, have the power to pay and agree to pay gratuities, pensions or other retirement, death or disability benefits to any Director or ex-Director. Our Board of Directors are also entitled to be repaid all reasonable expenses incurred by them respectively in the performance of their duties.
Description of American Depositary Shares
The Bank of New York is the depositary of the American Depositary Shares. The American Deposit Agreement is available for inspection at the Corporate Trust Office of the Bank of New York. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.
American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs are normally represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.
Each ADS represents the right to receive one ordinary share on deposit with the custodian. An ADS will also represent the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the United Kingdom, which may be different from the laws in the United States.
As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
Dividends and Distributions
As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. To date, we have never declared or paid cash dividends on our ordinary shares, and we do not anticipate paying any cash dividends on our ordinary shares or the ADSs that represent our ordinary shares in the foreseeable future. In addition, your receipt of any dividends and distributions may be limited, by practical considerations and legal limitations. These practical considerations and legal limitations include situations such as where the value of ordinary shares or rights to be distributed is too low to justify the expense of making the distribution, as well as the inability to distribute rights or other securities to holders of ADSs in a jurisdiction where such distribution would require registration of the securities to be distributed. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.
Distributions of Cash
If and whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary bank and deposit the funds with the custodian. Upon receipt of such notice and confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to any restrictions imposed by the laws and regulations of the United Kingdom.
The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. For example, it may not be practicable to convert foreign currency into U.S. dollars where the depositary determines the cash to be distributed is too low to be distributed in light of expenses of conversion into dollars, or where such conversion or distribution can be effected only with the approval or license of any government or agency that is denied or not obtainable. Where a conversion does take place, the amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.
Distributions of Shares
If and whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will notify the depositary bank and deposit the applicable number of ordinary shares with the custodian. Upon receipt of notice of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not reasonably practicable. It may not be reasonably practicable to distribute shares where the value of such shares to be distributed is too low to justify the expense of making the distribution. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
If and whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders. It may not be reasonably practicable to distribute rights where the value of such rights to be distributed is too low to justify the expense of making the distribution. Moreover, if registration under the United States Securities Act of 1933, as amended, or the Securities Act, or other applicable law is required, the depositary bank will not offer you the rights unless a registration statement covering the distribution of the rights and the underlying securities to all our ADS holders is effective. We are under no obligation to file a registration statement for any of these rights or underlying securities or to endeavor to cause a registration statement to be declared effective.
The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement, such as opinions to address the lawfulness of the transaction. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.
The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documentation to the depositary bank; or

•	The depositary bank determines that it is not reasonably practicable to distribute the rights, such as where the value of the rights to be distributed is too low to justify the expense of making the distribution.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
If and whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.
The depositary bank will make the election available to you only if it is reasonably practical and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a holder of our ordinary shares would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
If and whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable. Lawful and practicable considerations include situations such as where the value of distribution is too low to justify the expense of making the distribution, as well as the inability to make a distribution to holders of ADSs in a jurisdiction where such distribution would require registration of the securities to be distributed.
If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in the manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.
The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we ask that the property not be distributed to you;

•	We do not deliver satisfactory documentation to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.
The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
If and whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to you in a manner it deems practicable. The custodian will be instructed to surrender the ordinary shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable you to receive the net proceeds from the redemption upon surrender of your ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.
Changes Affecting Ordinary Shares
The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.
If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit.

The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs Upon Deposit of Ordinary Shares
The depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian, including stamp duty stamp duty reserve tax and stock transfer taxes or fees. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and U.K. legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.
When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	All preemptive, and similar, rights, if any, with respect to such ordinary shares have been validly waived or exercised;

•	You are duly authorized to deposit the ordinary shares;

•	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities,” as defined in the deposit agreement; and

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.
If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split-Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	Ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	Provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	Provide any transfer stamps required by the State of New York or the United States; and

•	Pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split-up of ADRs.
Withdrawal of Ordinary Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by U.S. and U.K. legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn, including stamp duty, stamp duty reserve tax and stock transfer taxes or fees. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit. If you surrender a number of ADSs for withdrawal representing other than a whole number of ordinary shares, the depositary bank will either return the number of ADSs representing any remaining fractional ordinary shares or sell the ordinary shares represented by the ADSs you surrendered and remit the net proceeds of that sale to you as in the case of a distribution in cash.
You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (1) the transfer books for the ordinary shares or ADSs are closed, or (2) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	Obligations to pay fees, taxes and similar charges; and

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.
The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. For a description of the voting rights of holders of ordinary shares, see “— Description of Ordinary Shares — Voting Rights.”
At our request and at our expense, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the ordinary shares underlying the ADSs.
The depositary bank will set a record date by which it must receive valid voting instructions from a holder of ADSs. Upon the timely receipt of written instructions of a holder of ADSs in the manner specified by the depositary bank, the depositary bank shall endeavor, insofar as practicable and permitted under applicable law and our Memorandum and Articles, to vote the ordinary shares represented by such holder’s ADSs in accordance with such holder’s instructions.

The depositary bank will only vote or attempt to vote the ordinary shares underlying your ADSs as you instruct. Securities for which no voting instructions have been received will not be voted.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary bank to vote your shares. In addition, the depositary bank and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions as long as they act in good faith and are not negligent.
Notices and Reports
The depositary bank will make available for inspection by registered holders at its corporate trust office any reports and communications, including any proxy soliciting material, received from us, which are both (a) received by the depositary bank as the holder of the deposited ordinary shares, and (b) made generally available to the holders of such deposited ordinary shares by us. The depositary bank will also, upon written request, send to the registered holders copies of such reports when furnished by us pursuant to the deposit agreement. Any such reports and communications, including any proxy soliciting materials, furnished to the depositary bank by us will be furnished in English.
Fees and Charges
As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees

Issuance of ADSs	Up to $ per ADS issued
Cancellation of ADSs	Up to $ per ADS canceled
Distribution of cash dividends or other cash distributions	Up to $ per ADS held
Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights	Up to $ per ADS issued
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to $ per ordinary share (or share equivalent) distributed
Annual Depositary Services Fee	Annually up to $ per ADS held at the end of each calendar year, except to the extent of any cash dividend fee(s) charged during such calendar year
Transfer of ADRs	$ per certificate presented for transfer
As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the United Kingdom, e.g., upon deposit and withdrawal of ordinary shares;

•	Expenses incurred for converting foreign currency into U.S. dollars;

•	Fees and expenses incurred by the depositary in compliance with exchange controls or other regulatory requirements;

•	Expenses for cable, telex and fax transmissions and for delivery of securities;

•	Taxes and duties upon the transfer of securities, i.e., when ordinary shares are deposited or withdrawn from deposit; and

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.
We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by agreement between us and the depositary bank. You will receive prior notice of such changes.
Amendments and Termination
We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs except to comply with applicable law.
We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.
Upon termination, the following will occur under the deposit agreement:

•	For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those ordinary shares on the same terms as prior to the termination. During this six-month period, the depositary bank will continue to collect all distributions received on the ordinary shares on deposit, i.e., dividends, but will not distribute any property to you until you request the cancellation of your ADSs.

•	After the expiration of this six-month period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.
Books of Depositary
The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at that office during regular business hours solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary bank will maintain in The City of New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, except to the extent prohibited by law.

Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the creditworthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our memorandum or articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum or articles of association or in any provisions of securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
Pre-Release Transactions
The depositary bank may, in certain circumstances, to the extent permitted by applicable laws and regulations, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc. The depositary bank may retain the compensation received from the pre-release transactions.

Taxes
You will be responsible for the taxes and other governmental charges payable on your ADSs and the securities represented by your ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due on your ADSs and the securities represented by your ADSs.
The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by you. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may be required to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency without liability for interest for the applicable holders.
The Custodian
The depositary bank has agreed with the custodian that the custodian will receive and hold the deposited securities for the account of the depositary bank in accordance with the deposit agreement. If the custodian resigns or is discharged from its duties under the deposit agreement, the depositary bank will promptly appoint a successor custodian. The resigning or discharged custodian will deliver the deposited securities and related records to the custodian designated by the depositary bank. The depositary bank will immediately give you and us written notice of these changes. If the depositary bank resigns or is discharged from its duties under the deposit agreement, the custodian will continue to act as custodian and will be obligated to comply with the direction of the successor depositary.
Governing Law
The deposit agreement is governed by the laws of the State of New York. We and the depositary bank have agreed that the federal or state courts in The City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between us that may arise out of or in connection with the deposit agreement. We also submitted to the jurisdiction of these courts and we have appointed an agent for service of process in The City of New York.

Warrants
As of June 30, 2005, warrants to purchase a total of 530,000 ordinary shares were outstanding with exercise prices of $2.52 per share. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain types of reorganizations and significant corporate transactions. Warrant holders have certain registration rights once the only trading market for our securities is located within the United States. These registration rights expire when the shares can be sold pursuant to Rule 144 of the Securities Act of 1933.
Depository and Registrar
The registrar for our ordinary shares is Capita IRG, plc and the depository for our depositary shares is the Bank of New York.
Listing
We intend to apply to have our ADSs approved for quotation on the Nasdaq National Market under the trading symbol “SPRK.”

SHARES ELIGIBLE FOR FUTURE SALE
As of August 31, 2005, we had 26,144,160 ordinary shares issued and outstanding, including those represented by GDSs.
This registration statement registers all of our ordinary shares including those represented by ADSs and GDSs, under the Securities Act of 1933, as amended. All of our ordinary shares, represented by ADSs, will be freely tradable within the United States without restriction or further registration under the Securities Act, unless these ordinary shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Immediately prior to this offering, there was no public market for ADSs in the United States. Our ordinary shares in the form of GDSs are freely tradable on the Frankfurt Stock Exchange in Germany. Upon effectiveness, this registration statement would also have the effect of allowing holders of our GDSs to convert their GDSs to ADSs and publicly trade such ADSs in the United States subject to volume and manner of sales limitations as set forth in Rule 144 with respect to affiliates. Future sales of substantial amounts of ADSs or GDSs in the public markets could adversely affect prevailing market prices of our ADSs.
Rule 144
All 26,144,160 of our ordinary shares are being registered in this offering and will be freely tradable without restriction or further registration under the Securities Act of 1933. If shares are being sold by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, their sales of shares would be governed by the limitations and restrictions that are described below.
In general, under Rule 144, as currently in effect, a person who owns ordinary shares that were acquired from us or an affiliate of us at least one year prior to the proposed sale is entitled to sell within any three-month period, a number of ordinary shares that does not exceed the greater of:

•	1% of the number of ordinary shares then outstanding, which as of August 31, 2005 will equal approximately 261,442 ordinary shares; or

•	the average weekly trading volume of our ordinary shares in the form of ADSs on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 144(k)
Under Rule 144(k), a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the ordinary shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate of us, is entitled to sell such ordinary shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of this offering.
Rule 701
In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase ordinary shares from us in connection with a compensatory stock or option plan or other written agreement will be eligible to resell such ordinary shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144. Grants of options under the 2000 Option Scheme, and the exercise thereof, do not comply with the requirements of Rule 701 and therefore Rule 701 is not applicable to ordinary shares purchased pursuant to the exercise of such options.
Additional Registration of Ordinary Shares
As of June 30, 2005, options to purchase 8,949,000 ordinary shares were issued and outstanding under our share option schemes and 15,072,500 ordinary shares were available for issuance under our share option schemes. We plan to file a registration statement under the Securities Act on Form S-8 covering ordinary shares issued or reserved for issuance under our share option schemes. After such registration statement becomes effective, shares registered under that registration statement will, subject to vesting provisions and Rule 144 volume limitation, manner of sale, notice and public information requirements applicable to our affiliates, be available for sale in the open market.
We also had 530,000 ordinary shares issuable upon the exercise of warrants outstanding as of June 30, 2005. All of the ordinary shares underlying these warrants are being registered in this registration statement.

PLAN OF DISTRIBUTION
The selling shareholders, and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their shares of our ordinary shares in the form of ADSs on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.
Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.
In connection with the sale of our ordinary shares in the form of ADSs or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging the positions they assume. The selling shareholders may also sell shares of our ADSs short and deliver these securities to close out their short positions, or loan or pledge the ADSs to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our ADSs.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our ADSs for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our ADSs by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

TAXATION
United Kingdom Tax Considerations
The following is a summary of the U.K. tax considerations relevant to shareholders and ADS holders. The summary is intended only as a general guide to current U.K. tax legislation and Inland Revenue practice and applies only to our shareholders and ADS holders who hold shares and ADSs as an investment and who are the absolute beneficial owners thereof. Certain categories of our shareholders and ADS holders may be subject to special rules and this summary does not apply to such shareholders and ADS holders. For example, certain categories of shareholders or ADS holders such as dealers, and shareholders and ADS holders who receive such shares and ADSs upon the exercise of warrants or options to purchase such shares may be subject to special rules. If you are in any doubt as to your taxation position or if you are subject to tax in any jurisdiction other than the U.K., you should consult an appropriate professional adviser immediately.
This summary does not purport to be a complete analysis or listing of all of the potential tax consequences of holding our shares or ADSs. Prospective purchasers of our ADSs and shares are advised to consult their own tax advisers concerning the consequences under U.K. laws of the acquisition, ownership and disposition of the ADSs and/or shares.
This summary is based on the existing tax laws of the United Kingdom as in effect on the date hereof and what is understood to be current U.K. Inland Revenue published practice as at the date hereof, all of which are subject to change or changes in interpretation, possibly with retroactive effect. In addition, this summary is based in part upon the representations of The Bank of New York as at the date hereof and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.
Taxation of Dividends
Under current U.K. taxation legislation, no tax will be withheld or deducted for or on account of income tax from dividends paid by us.
A U.K. resident individual shareholder will generally be entitled to a tax credit in respect of any dividend received. The amount of the tax credit is equal to one-ninth of the cash dividend or 10% of the aggregate of the cash dividend and the associated tax credit (the “Gross Dividend”). An individual shareholder who, taking account of the Gross Dividend he or she receives, is liable to income tax at the basic or starting rate will pay income tax at 10% of the Gross Dividend so that the tax credit will satisfy his income tax liability on the Dividend Payment. An individual shareholder must, to the extent that his income, including the Gross Dividend, exceeds the threshold for higher rate income tax, pay income tax at 32.5% of the Gross Dividend. After deducting the tax credit, he would therefore have to account for additional income tax at 22.5% of the Gross Dividend.
U.K. resident shareholders who are not liable to U.K. tax on dividends, including pension funds and charities, will not be entitled to claim repayment of the tax credit attaching to dividends paid by us.
A U.K. resident corporate shareholder will generally not be subject to U.K. corporation tax on dividends. Such shareholders will not be able to claim repayment of the tax credit attaching to dividends paid by us.
A non-U.K. resident shareholder is not generally entitled to the benefit of a tax credit in respect of any dividend received. A non-U.K. resident shareholder may also be subject to foreign taxation on dividend income under local law. A shareholder who is not resident in the U.K., for tax purposes, should consult his own tax adviser concerning his tax liabilities on dividends.
The tax treatment described above will also apply where dividends are received in respect of shares held in ADS form.

Taxation of Capital Gains
A holder who is not resident or ordinarily resident in the U.K. and whose shares or ADSs are not attributable to a trade, profession or vocation carried on in the United Kingdom through a branch or agency, or permanent establishment, will not be subject to U.K. tax on any gains realized on a disposal of the shares or ADSs, except as mentioned below in relation to temporarily non-U.K. resident individuals. Such a holder may however be liable to non-U.K. tax under local law.
A disposal of shares by a shareholder, or ADSs by an ADS holder, who is resident or, in the case of an individual, ordinarily resident for tax purposes in the United Kingdom or who is not U.K.-resident but carries on a trade, profession or vocation in the United Kingdom through a branch or agency, or permanent establishment, to which the shares or ADSs are attributable, may, depending on the holder’s circumstances and subject to any available exemption or relief, give rise to a chargeable gain or allowable loss for the purposes of the taxation of chargeable gains.
A holder who is an individual and who has, on or after March 17, 1998, ceased to be resident or ordinarily resident for tax purposes in the United Kingdom for a period of less than 5 complete tax years and who disposes of the shares or ADSs during that period may also be liable to U.K. taxation of chargeable gains, subject to any available exemption or relief, if that holder returns to the United Kingdom as resident or ordinarily resident within that period.
On a disposal of shares or ADSs by an individual who is resident or ordinarily resident in the United Kingdom for taxation purposes, the shares or ADSs may attract taper relief, which reduces the amount of chargeable gains according to how long the shares or ADSs have been held.
A holder of shares or ADSs who is a company resident in the United Kingdom for tax purposes will benefit from indexation allowance which, in general terms, increases the capital gains tax base cost of an asset in accordance with changes in the retail prices index and reduces any chargeable gain accordingly.
U.K. Inheritance and Gift Taxes
Our shares and ADSs will be assets situated in the U.K. for the purposes of U.K. inheritance tax. A gift of such assets by, or the death of, an individual holder of such assets may, subject to certain exemptions and reliefs, give rise to a liability to U.K. inheritance tax even if the holder is neither domiciled in the U.K. nor deemed to be domiciled in the U.K. under certain rules relating to long residence or previous domicile. For U.K. inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains a benefit. Special rules also apply to close companies and to trustees of settlements who hold shares bringing them within the charge to U.K. inheritance tax.
An individual who is domiciled in the U.S. for the purposes of the United Kingdom/ United States Estate and Gift Tax Convention (“the Estate Tax Treaty”) and who is not a national of the U.K. for the purposes of the Estate Tax Treaty will generally not be subject to U.K. inheritance tax in respect of our shares or ADSs on the individual’s death or on a lifetime gift of shares or ADSs, provided that the applicable U.S. federal gift or estate tax liability is paid, unless the shares or ADSs are part of the business property or a permanent establishment of an enterprise in the U.K. or pertain to a fixed base in the U.K. of an individual used for the performance of independent personal services. Where the shares or ADSs have been placed in trust by a settlor who, at the time of the settlement, was a U.S. national, the shares or ADSs will generally not be subject to U.K. inheritance tax provided that the settlor, at the time of the settlement, was treated as domiciled in the U.S. for the purposes of the Estate Tax Treaty. In the exceptional case where the shares or ADSs are subject to both U.K. inheritance tax and to U.S. federal gift or estate tax, the Estate Tax Treaty generally provides for the tax paid in the U.K. to be credited against the tax paid in the U.S. or for tax paid in the U.S., to be credited against tax payable in the U.K. based on priority rules set out in that Treaty.

Shareholders should consult an appropriate professional adviser if they make a gift of any kind of the shares or ADSs or intend to hold any shares or ADSs through trust arrangements.
U.K. Stamp Duty and Stamp Duty Reserve Tax
The transfer on sale of a share in an English company will generally be liable to ad valorem stamp duty at the rate of 0.5% of the amount or value of the consideration for the transfer rounded up to the nearest £5. An exception to this principle is where shares are traded on CREST, an electronic share trading settlement system, which does not currently apply to our shares. The purchaser normally pays the stamp duty.
An unconditional agreement to sell a share will generally give rise to a liability on the purchaser to stamp duty reserve tax, or SDRT at the rate of 0.5% of the amount or value of the consideration for the sale. If a duly stamped transfer in respect of the agreement is produced within six years of the date on which the agreement is entered into or, if later, the date on which it becomes unconditional, any SDRT paid is repayable, generally with interest, and any unpaid SDRT charge is cancelled. There is no reciprocal tax treaty between England and the U.S. regarding withholdings related to U.K. stamp duty.
Issues or transfers of shares (1) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts or (2) to, or to a nominee or agent for, a person whose business is or includes providing clearance services, will generally be subject to stamp duty or SDRT at 1.5% of the amount or value of the consideration or the issue price, or, in certain circumstances, the value of the shares transferred, rounded up to the nearest £5 in the case of stamp duty. Strictly, the depositary or clearance operator, or its nominee, as the case may be, will be accountable for this liability for stamp duty or SDRT. However, it is anticipated that any stamp duty or SDRT payable by the Depositary will be charged to the holder of the ADS or the depositor of any security represented by the ADS.
No U.K. stamp duty will be payable on the acquisition or transfer of an ADS following its initial issuance provided that the transfer and any separate instrument of transfer remains at all times outside the United Kingdom and that the instrument of transfer is not executed in or brought into the United Kingdom. An agreement to transfer an ADS will not give rise to SDRT. On a transfer of shares from the custodian or depositary to a holder of an ADS upon cancellation of the ADS, a fixed stamp duty of £5 per instrument of transfer will be payable.
Any transfer for value of the underlying shares represented by ADSs or agreement to transfer these underlying shares may give rise to a liability on the transferee to stamp duty or SDRT at 0.5% of the value of the consideration for the transfer.

United States Tax Considerations
The following summary describes the material United States federal income tax consequences that are relevant to the acquisition, ownership and disposition of ordinary shares or ADSs acquired by holders in this initial offering. This summary is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing final, temporary and proposed Treasury Regulations, rulings and judicial decisions, all as currently in effect and all of which are subject to prospective and retroactive rulings and changes. We will not seek a ruling from the Internal Revenue Service with regard to the United States federal income tax treatment relating to investment in our equity shares or ADSs and, therefore, there can be no assurance that the IRS will agree with the conclusions stated herein.
This summary is not a comprehensive description of all United States federal income tax consequences that may be relevant to a particular investor, and you are urged to consult your own tax advisor regarding your specific tax situation. This summary does not address the state, local and foreign tax consequences of an investment in our equity shares or ADSs. In addition, this summary applies only to holders who hold equity shares or ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code, and does not address the tax consequences that may be relevant to investors subject to special tax treatment, such as:

•	tax-exempt organizations;

•	regulated investment companies and real estate investment trusts;

•	insurance companies;

•	broker-dealers and traders in securities;

•	banks or other financial institutions;

•	investors whose functional currency is not the United States dollar;

•	investors that hold our equity shares or ADSs as part of a hedge, straddle or conversion transaction;

•	investors that own, directly, indirectly, or by attribution 10% or more of our total combined voting stock;

•	investors subject to the United States alternative minimum tax;

•	United States expatriates and those investors who are U.S. Holders (as defined below) and who are also tax residents of any other country; or

•	persons holding ADSs or ordinary shares through partnerships or other pass through entities.
You should consult your own tax advisor regarding the United States federal, state, local and foreign and other tax consequences of purchasing, owning, and disposing of our equity shares or ADSs in your particular circumstances.
We believe that in 2004 we were not a “passive foreign investment company” as defined in Section 1297(a) of the U.S. Internal Revenue Code and do not expect to become a “passive foreign investment company” in the future, and this summary so assumes.

Taxation of U.S. Holders
You are a “U.S. Holder” if you are a beneficial owner of equity shares or ADSs and you are for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has made a valid election under U.S. Treasury regulations to be treated as a United States person.
If a partnership holds equity shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding our equity shares or ADSs should consult their own tax advisors.
Distributions on Equity Shares or ADSs
The gross amount of any distribution (other than in liquidation), including the fair market value of all distributions of ordinary shares whenever a U.S. Holder may elect to receive cash distributions in lieu of ordinary share distributions, that you receive with respect to our ordinary shares or ADSs (before reduction for U.K. income tax, if any, withheld from such distributions) generally will be included in your gross income on the day on which you, in the case where you own ordinary shares, or the Depositary, in the case where you own ADSs, receive the distribution. This distribution will be taxed to you as a dividend to the extent such distribution does not exceed our current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes. Dividends received by an individual U.S. Holder during taxable years before 2009 will generally be taxed at a maximum rate of 15%, provided certain holding period requirements and other conditions are satisfied. Although no such rules are currently in effect, the U.S. Internal Revenue Service may require in the future that, as a prerequisite to the application of the reduced maximum 15% rate on our dividends, we certify that we are not a “passive foreign investment company.” We will undertake reasonable steps to provide such a certification, if so required; however, if we are unable to so certify because we determine that we are in fact a “passive foreign investment company” or the certification process is materially burdensome to us, our dividends will be taxed at ordinary income tax rates, currently, up to 35%.
To the extent any distribution exceeds our earnings and profits, the distribution will first be treated as a tax-free return of capital to the extent of your adjusted tax basis in our ordinary shares or ADSs, as applicable, and will be applied against and reduce such basis. To the extent that such distribution exceeds your adjusted tax basis, the distribution will be taxed as gain recognized on a sale or exchange of our ordinary shares or ADSs, as applicable. See “— Sale or Exchange of Equity Shares or ADSs,” below. Because we are not a United States corporation, generally, no dividends-received deduction will be allowed to a corporate U.S. Holder with respect to dividends paid by us, except as provided in Section 245 of the U.S. Internal Revenue Code.
Any dividends paid by us in pound sterling will be equal to the U.S. dollar value of such pound sterling on the date such distribution is received by the depositary, in the case of ADSs, or by you, in the case of shares, regardless of whether the payment is in fact converted into U.S. dollars at that time. Gain or loss, if any, realized on the sale or other disposition of such pound sterling will generally be U.S. source ordinary income or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Unless we are treated as a “U.S.-owned foreign corporation”, dividends paid by us to individual U.S. Holders should generally be treated as foreign source income for U.S. foreign tax credit limitation purposes, and subject to certain limitations, U.K. taxes, if any, withheld from a distribution will be eligible for credit against your U.S. federal income tax liability. We will be treated as a “U.S.-owned foreign corporation” if fifty percent or more of the total combined voting power of all classes of our stock or of its total value is owned, directly or indirectly, by U.S. Holders, in which case only part of our dividend that is apportioned to our earnings and profits from non-U.S. sources would be treated as foreign source income for U.S. foreign tax credit limitation purposes. If a refund of the tax withheld is available to you under the laws of the U.K. or under an applicable treaty, the amount of tax withheld that is refundable will not be eligible for such credit against your U.S. federal income tax liability and will not be eligible for the deduction against your U.S. federal taxable income. If the dividends are qualified dividend income, the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to ADSs or shares will generally constitute “passive income” or, in the case of certain U.S. Holders, “financial services income.” Recently enacted legislation will modify the foreign tax credit limitation by reducing the number of classes of foreign source income to two for taxable years beginning after December 31, 2006. Under this recently enacted legislation, dividends distributed by us with respect to ADSs or ordinary shares would generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” The rules regarding the availability of foreign tax credits are complex, and U.S. Holders may be subject to different rules regarding the source of income on dividends and to various limitations on the amount of foreign tax credits that are available. We therefore urge you to consult your own tax advisor regarding the availability of the foreign tax credit under your particular circumstances.
Sale or Exchange of Equity Shares or ADSs
A U.S. Holder will generally recognize capital gain or loss upon the sale, exchange or other disposition of the equity shares or ADSs measured by the difference between the U.S. dollar value of the amount received and the U.S. Holder’s tax basis (determined in U.S. dollars) in the equity shares or ADSs. Any such gain or loss will generally be U.S. source gain or loss and will be treated as long-term capital gain or loss, if your holding period in the ADSs or the shares exceeds one year. If you are a non-corporate U.S. Holder, any capital gain generally will be subject to U.S. federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to significant limitations.
Passive Foreign Investment Company Rules
U.S. Holders generally will be subject to a special adverse tax regime that would differ in certain material respects from the tax treatment described above if we are, or were to become, a “passive foreign investment company” for United States federal income tax purposes. We would be classified as a “passive foreign investment” company for any taxable year if either: (a) at least 75% of our gross income is passive income, or (b) at least 50% of the value of our assets (determined on the basis of a quarterly average) of our assets produce or are held for the production of passive income. Although the determination of whether a corporation is a “passive foreign investment company” is made annually, and thus may be subject to change, we do not believe that in 2004 we were a “passive foreign investment company” as defined in Section 1297(a) of the U.S. Internal Revenue Code, and we do not expect to become a “passive foreign investment company” in the future. We urge you to consult your own tax advisor regarding the adverse tax consequences of owning the equity shares or ADSs of a “passive foreign investment company.”

Taxation of Non-U.S. Holders
A “Non-U.S. Holder” is a beneficial owner of equity shares or ADSs that is not a U.S. Holder.
Distributions on Equity Shares or ADSs
Non-U.S. Holders generally will not be subject to United States federal income or withholding tax on dividends received from us with respect to equity shares or ADSs, unless such income is considered effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business (and, if required by an applicable income tax treaty, the income is attributable to a permanent establishment maintained in the United States).
Sale or Exchange of Equity Shares or ADSs
Non-U.S. Holders generally will not be subject to United States federal income tax on any gain realized upon the sale, exchange or other disposition of equity shares or ADSs unless:

•	such gain is considered effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business (and, if required by an applicable income tax treaty, the income is attributable to a permanent establishment maintained in the United States); or

•	if such Non-U.S. Holder is an individual that is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met.
In addition, if you are a corporate Non-U.S. Holder, any effectively connected dividend income or gain (subject to certain adjustments) may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Backup Withholding and Information Reporting
In general, dividends on equity shares or ADSs, and payments of the proceeds of a sale, exchange or other disposition of equity shares or ADSs, paid to a U.S. Holder within the United States or through certain United States-related financial intermediaries are subject to information reporting and may be subject to backup withholding at a rate currently equal to 28% unless the holder:

•	is a corporation or other exempt recipient; or

•	provides an accurate taxpayer identification number and makes any other required certification.
Non-U.S. Holders generally are not subject to information reporting or backup withholding. However, such holders may be required to provide a certification to establish their non-U.S. status in connection with payments received within the United States or through certain U.S.-related financial intermediaries.
You generally will be allowed a credit of the amount of any backup withholding against your United States federal income tax liability, or you may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the U.S. Internal Revenue Service.
THE ABOVE SUMMARIES REFLECT CERTAIN ASPECTS OF CURRENT LAW AND PRACTICE IN THE UNITED KINGDOM AND THE UNITED STATES. PROSPECTIVE SHAREHOLDERS AND ADS HOLDERS SHOULD CONSULT THEIR PROFESSIONAL ADVISERS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING, AND DISPOSING OF SUCH HOLDERS’ EQUITY SHARES OR ADS IN SUCH HOLDERS’ PARTICULAR CIRCUMSTANCES.

LEGAL MATTERS
Kirkpatrick & Lockhart Nicholson Graham LLP, Los Angeles, California, will pass for us upon certain legal matters. Steptoe & Johnson, London, England will pass for us as to the validity under English law of the ordinary shares being offered by this prospectus.
EXPERTS
The consolidated financial statements of Spark Networks plc at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of MingleMatch, Inc. at December 31, 2004 and 2003, and for each of the two years in the period ended December 31, 2004, appearing in this prospectus and registration statement have been audited by Tanner LC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-1 with the SEC for the ADSs that the selling shareholders are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for addition information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC commencing sixty days from the date on which we file a registration statement on Form 10 with the SEC.
You can read our SEC filings, including the registration statement, over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E. Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.
We maintain a corporate Web site at www.spark.net. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, with the SEC free of charge at our Web site as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our Web address is provided for informational purposes only and does not constitute incorporation by reference of the information contained at this Web site.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Spark Networks plc (formerly known as MatchNet plc)
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at June 30, 2005 (unaudited) and December 31, 2003 and 2004	F-3
Consolidated Statements of Operations for the six months ended June 30, 2005 (unaudited) and the years ended December 31, 2002, 2003 and 2004	F-4
Consolidated Statements of Shareholders’ Equity for the six months ended June 30, 2005 (unaudited) and the years ended December 31, 2002, 2003 and 2004	F-5
Consolidated Statements of Cash Flows for the six months ended June 30, 2005 (unaudited) and the years ended December 31, 2002, 2003 and 2004	F-6
Notes to Consolidated Financial Statements	F-7

MingleMatch, Inc.
Report of Tanner LC, Independent Registered Public Accounting Firm	F-30
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-31
Consolidated Statements of Operations for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003	F-32
Consolidated Statements of Stockholders’ Deficit for the three months ended March 31, 2005 (unaudited) and the years ended December 31, 2004 and 2003	F-33
Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003	F-34
Notes to the Consolidated Financial Statements	F-35

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
of Spark Networks plc (formerly known as MatchNet plc):
We have audited the accompanying consolidated balance sheets of Spark Networks plc (formerly known as MatchNet plc) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spark Networks plc (formerly known as MatchNet plc) as of December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Los Angeles, California
March 7, 2005

SPARK NETWORKS PLC
(formerly known as MatchNet plc)
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
			June 30,
	2003	2004	2005

			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,035	$4,265	$8,092
Marketable securities	3,780	3,158	200
Restricted cash	—	1,330	1,393
Accounts receivable, net of allowance of $13 for June 30, 2005 and December 31, 2004	410	641	942
Advances to employees	330	20	1
Prepaid expenses and other	902	879	2,168

Total current assets	7,457	10,293	12,796
Property and equipment, net	4,273	6,467	6,069
Goodwill, net	2,024	7,955	15,808
Intangible assets, net	987	1,069	5,300
Investment in noncontrolled affiliate	—	1,167	1,143
Deposits and other assets	2,228	408	369

Total assets	$16,969	$27,359	$41,485

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,385	$3,014	$2,507
Accrued liabilities	4,555	8,052	7,930
Deferred revenue	3,232	3,933	3,925
Notes payable — current portion	—	400	10,475
Current portion of obligations under capital leases	316	173	—

Total current liabilities	11,488	15,572	24,837
Obligations under capital leases, net of current portion	171	—	—
Other liabilities	—	—	203
Notes payable — long term	—	1,300	1,300

Total liabilities	11,659	16,872	26,340
Shares subject to rescission (Note 10)	—	3,819	3,819
Commitments and contingencies (Note 13)	—	—	—
Shareholders’ equity:
Authorized capital £800,000 divided into 80,000,000 ordinary shares of 1p each; issued and outstanding 25,901,160 shares as of June 30, 2005, 24,587,351 shares as of December 31, 2004, 19,556,699 shares as of December 31, 2003 at a stated value of:	313	401	426
Additional paid-in-capital	39,737	50,423	53,921
Deferred share-based compensation	(2,572)	(305)	(41)
Accumulated other comprehensive (loss)	(40)	(13)	(270)
Notes receivable from employees	(120)	(203)	(203)
Accumulated deficit	(32,008)	(43,635)	(42,507)

Total shareholders’ equity	5,310	6,668	11,326

Total liabilities and shareholders’ equity	$16,969	$27,359	$41,485

See accompanying notes.

SPARK NETWORKS PLC
(formerly known as MatchNet plc)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

				Six months ended
	Years ended December 31,			June 30

	2002	2003	2004	2004	2005

				(unaudited)
Net revenues	$16,352	$36,941	$65,052	$30,862	$31,990
Direct marketing expenses	5,396	18,395	31,240	15,864	11,279

Contribution margin	10,956	18,546	33,812	14,998	20,711
Operating expenses:
Indirect marketing	403	907	2,451	1,051	503
Customer service	1,207	2,536	3,379	1,878	1,137
Technical operations	1,587	4,341	7,162	3,318	2,950
Product development	603	959	2,013	871	1,890
General and administrative (excluding share-based compensation)	7,996	16,885	27,727	12,078	12,512
Share based compensation	—	1,871	1,704	2,401	(28)
Amortization of intangible assets other than goodwill	524	555	860	482	411
Impairment of long-lived assets	—	1,532	208	—	—

Total operating expenses	12,320	29,586	45,504	22,079	19,375

Operating (loss) income	(1,364)	(11,040)	(11,692)	(7,081)	1,336
Interest (income) and other expenses, net	(840)	(188)	(66)	32	144

(Loss) income before income taxes	(524)	(10,852)	(11,626)	(7,113)	1,192
Provision for income taxes	—	—	1	1	64

Net (loss) income	$(524)	$(10,852)	$(11,627)	$(7,114)	$1,128

Net (loss) income per share — basic and diluted	$(0.03)	$(0.57)	$(0.51)	$(0.33)	$0.04

Weighted average shares outstanding — basic	18,460	18,970	22,667	21,521	25,389
Weighted average shares outstanding — diluted					29,080

See accompanying notes.

SPARK NETWORKS PLC
(formerly known as MatchNet plc)
CONSOLIDATED STATEMENTS OF
SHAREHOLDERS’ EQUITY
(In thousands)

					Accumulated	Notes
	Ordinary shares		Additional	Deferred	other	receivable		Total
			paid-in	share	comprehensive	from	Accumulated	shareholders’
	Shares	Amount	capital	compensation	income (loss)	employees	deficit	equity

BALANCE, December 31, 2001	17,937	$288	$33,458	$—	$—	$—	$(20,632)	$13,114
Issuance of ordinary shares upon exercise of share options and warrants	770	11	779	—	—	—	—	790
Unrealized gain on marketable securities	—	—	—	—	83	—	—	83
Net loss	—	—	—	—	—	—	(524)	(524)

BALANCE, December 31, 2002	18,707	299	34,237	—	83		(21,156)	13,463
Issuance of ordinary shares upon exercise of share options and warrants	850	14	1,057	—	—	—	—	1,071
Unrealized loss on marketable securities	—	—	—	—	(123)		—	(123)
Share compensation	—	—	4,443	(2,572)	—	—	—	1,871
Issuance of loans to employees						(120)		(120)
Net loss	—	—	—	—	—	—	(10,852)	(10,852)

BALANCE, December 31, 2003	19,557	313	39,737	(2,572)	(40)	(120)	(32,008)	5,310
Issuance of ordinary shares upon exercise of share options and warrants	4,430	77	7,603	—	—	—	—	7,680
Private placement of ordinary shares	600	11	3,646	—	—	—	—	3,657
Unrealized loss on marketable securities	—	—	—	—	(73)		—	(73)
Foreign currency translation adjustment	—	—	—	—	100		—	100
Share-based compensation	—	—	(563)	2,267	—	—	—	1,704
Issuance of loans to employees	—	—	—	—	—	(83)	—	(83)
Net loss	—	—	—	—	—	—	(11,627)	(11,627)

BALANCE, December 31, 2004	24,587	$401	$50,423	$(305)	$(13)	$(203)	$(43,635)	$6,668
Issuance of ordinary shares upon exercise of share option and warrants (unaudited)	1,164	22	2,714	—	—	—	—	2,736
Issuance of ordinary shares for acquisition (unaudited)	150	3	1,076	—	—	—	—	1,079
Unrealized loss on marketable securities (unaudited)	—	—	—	—	115		—	115
Foreign currency translation adjustment (unaudited)	—	—	—	—	(372)		—	(372)
Share based compensation (unaudited)	—	—	(292)	264	—	—	—	(28)
Net income (unaudited)	—	—	—	—	—	—	1,128	1,128

BALANCE, June 30, 2005 (unaudited)	25,901	$426	$53,921	$(41)	$(270)	$(203)	$(42,507)	$11,326

See accompanying notes.

SPARK NETWORKS PLC
(formerly known as MatchNet plc)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

				Six months ended
	Years ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(unaudited)
Cash Flows From Operating Activities:
Net Loss	$(524)	$(10,852)	$(11,627)	$(7,114)	$1,128
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	1,398	1,996	3,925	1,852	2,178
Impairment of long-lived assets	—	1,532	208	—	—
Share-based compensation	—	1,871	1,704	2,401	(28)
Gain (loss) from sale of marketable securities	—	—	(3)	—	105
Changes in operating assets and liabilities:
Accounts receivable	54	(318)	(231)	(398)	(301)
Advances to employees	(266)	1497	45	(208)	19
Restricted cash	—	—	(1,330)	—	(63)
Prepaid expenses and other assets	781	(297)	143	(1,456)	(1,191)
Accounts payable and accrued liabilities	153	5,477	3,126	2,994	(834)
Notes payable	—	—	1,700	—	278
Deferred revenue	542	1,697	701	705	(8)

Net cash provided by (used in) operating activities	2,138	2603	(1,639)	(1,224)	1,283

Cash flows from investing activities:
Sale of marketable securities	3,012	5,422	3,553	3,381	2,968
Purchases of marketable securities	(5,373)	(2,033)	(3,000)	(3,000)	—
Purchases of property and equipment	(1,833)	(2,733)	(5,467)	(3,577)	(1,208)
Purchases of businesses and intangible assets	(993)	(151)	(5,077)	(4,245)	—
Purchase of noncontrolled affiliate	—	—	(1,167)	—	—
Deposit for acquisition of business	—	(2,046)	—	—	—
Acquisition of MingleMatch, Inc., net of cash acquired					(1,778)

Net cash used in investing activities	(5,187)	(1,541)	(11,158)	(7,441)	(18)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	790	1,071	15,156	12,945	2,736
Principal payments of capital lease obligations	—	(176)	(314)	(154)	(173)
Advances to employees for exercise of stock options	—	(265)	265	265	—
Loans to employees	—	(120)	(83)	(83)	—

Net cash provided by financing activities	790	510	15,024	12,973	2,563

Effect of exchange rate on cash	—	—	3	—	(1)

Net increase (decrease) in cash	(2,259)	1,572	2,230	4,308	3,827
Cash and cash equivalents at beginning of period	2,722	463	2,035	2,035	4,265

Cash and cash equivalents at end of period	$463	$2,035	$4,265	$6,343	$8,092

Supplemental disclosure of cash flow information:
Cash paid (received) for interest	$(320)	$75	$41	$(11)	$19
Cash paid for income taxes	$192	$—	$1	$1	$(4)

Supplemental information of non-cash investing and financing activities:
Equipment capital lease financing	—	$662	—	—	—
Forgiveness of debt in exchange for property and equipment	$41	—	—	—	—
Notes receivable for sale of domain names	$405	—	—	—	—
MingleMatch, Inc. acquisition:
Short-term notes payable issued	—	—	—	$—	$10,000
Fair value of ordinary shares issued	—	—	—	$—	$1,079
Accrued transaction costs	—	—	—	$—	$165
See accompanying notes.

SPARK NETWORKS PLC
(formerly known as MatchNet plc)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	The Company and Summary of Significant Accounting Policies
The Company
Spark Networks plc (formerly known as MatchNet plc) (the “Company”) is a public limited company incorporated under the laws of England and Wales and our global depositary receipts are traded on the Frankfurt Stock Exchange. The Company and its consolidated subsidiaries provide Internet personals services, in the United States and internationally, whereby adults are able to post information about themselves (“profiles”) on the Company’s Web sites and search and contact other individuals who have posted profiles.
Membership on the Company’s online services, which includes the posting of a personal profile and photos, and access to its database of profiles is free. The Company charges a subscription fee for one, three, six and twelve-month subscriptions to members allowing them to initiate communication with other members and subscribers via the Company’s confidential email communications platform. Two way communications through the Company’s confidential email platform can only take place between paying subscribers.

Restatement
The Company’s global depositary shares have publicly traded since the Company completed its initial public offering in June 2000. The Company files periodic reports as required by the Frankfurt Stock Exchange. In 2004, we discovered a number of errors in our 2001 and 2002 Annual Reports and restated these periods and the first nine months of 2003 in the Company’s 2003 Annual Report as filed with the Frankfurt Stock Exchange.
The restatements primarily related to the timing of recognition of deferred revenue and the capitalization of bounty costs, which are the amounts paid to online marketers to acquire members. The restatements, which are in accordance with United States generally accepted accounting principles, pertained primarily to timing matters and had no impact on cash flow from operations or our ongoing operations. As a result of the restatement, net loss increased by $1.0 million in 2002.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the parent Company and all of its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
The financial statements of the Company’s foreign subsidiary are prepared using the local currency as the subsidiary’s functional currency. The Company translates the assets and liabilities using period-end rates of exchange, and revenues and expenses using average rates of exchange for the year. The resulting gain or loss is included in accumulated other comprehensive income (loss) and are excluded from net income (loss).

Interim Financial Information
The accompanying unaudited interim consolidated financial statements as of and for the six months ended June 30, 2004 and 2005 have been prepared in accordance with accounting principles generally accepted in the United States. Certain information and note disclosures normally included in the consolidated annual financial statements prepared in accordance with generally accepted accounting principles in the United States have been omitted from the unaudited interim consolidated financial statements. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the Company’s financial position, results of operations and cash flows as of and for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full year or for any future period.

Revenue Recognition and Deferred Revenue
Substantially all of the Company’s revenues are derived from subscription fees. Revenues are presented net of credits and credit card chargebacks. The Company recognizes revenue in accordance with accounting principles generally accepted in the United States and with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition.” Recognition occurs ratably over the subscription period, beginning when there is persuasive evidence of an arrangement, delivery has occurred (access has been granted), the fees are fixed and determinable, and collection is reasonably assured. Subscribers pay in advance, primarily by using a credit card, and all purchases are final and nonrefundable. Fees collected in advance for subscriptions are deferred and recognized as revenue using the straight line method over the term of the subscription.
The Company derives a small amount of revenues (less than 2% in 2004 and 2003 and less than 5% in 2002) from certain promotional events. Revenues and the related expenses associated with these events are recognized at the conclusion of each event.
Barter transactions are valued based on amounts realized in similar cash transactions occurring within six months prior to the date of the barter transaction. Marketing expenses that would have been paid in cash, had these been cash arrangements, totaled $0, $66,000, and $93,000 for the years ended December 31, 2002, 2003, and 2004 respectively. The Company recorded these barter arrangements as direct marketing expense and related revenue based on actual average member acquisition costs for the respective periods.

Advertising Costs
Advertising costs are expensed as incurred. For the years ended December 31, 2002, 2003, and 2004 the Company incurred advertising costs amounting to approximately $4.8 million, $18.1 million, and $29.1 million respectively.

Cash and Cash Equivalents
All highly liquid instruments with an original maturity of three months or less are considered cash and cash equivalents.

Marketable Securities
The Company makes temporary investments of cash in liquid interest bearing accounts and marketable securities. Marketable securities are classified as available for sale, in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and are stated at fair market value, with any unrealized gains or losses reported as other comprehensive income (loss) under shareholders’ equity in the accompanying consolidated balance sheets. Realized gains or losses and declines in value that are other than temporary, if any, on available-for-sale securities are calculated using the specific identification method and are reported in other income or expense as incurred. For the years ended December 31, 2002, 2003 and 2004, realized gains and recorded losses were insignificant.

Accounts Receivable
Accounts receivable are composed of credit card payments for membership fees pending collection from the credit card issuers. The Company provides an allowance for doubtful accounts based on the historical charge back levels experienced over the preceding twelve-month period. The allowance for doubtful accounts as of December 31, 2004 was approximately $13,000, which increased from approximately $10,000 as of December 31, 2003.

Prepaid Advertising Expenses
In certain circumstances, the Company pays in advance for Internet based advertising on other contracted Web sites, and expenses the prepaid amounts over the contract periods as the contracted Web site delivers on their commitment. The Company evaluates the realization of prepaid amounts at each reporting period, and expenses prepaid amounts if it determines that the contracted Web site will be unable to deliver on their commitment.
Web Site and Software Development Costs
The Company capitalizes costs related to developing or obtaining internal-use software. Capitalization of costs begins after the conceptual formulation stage has been completed. Product development costs are expensed as incurred or capitalized into property and equipment in accordance with Statement of Position (“SOP”) 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP 98-1 requires that cost incurred in the preliminary project and post-implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized.
In accordance with Emerging Issues Task Force (“EITF”) 00-2 “Accounting for Web Site Development Costs,” the Company expenses costs related to the planning and post implementation phases of Web site development efforts. Direct costs incurred in the development phase are capitalized. Costs associated with minor enhancements and maintenance for the Web site are included in expenses in the accompanying consolidated statements of operations.
Capitalized Web site and software development costs are included in internal-use software in property and equipment and amortized over the estimated useful life of the products, which is usually three years. For the years ended December 31, 2002, 2003, and 2004, the Company capitalized approximately $572,000, $825,000, and $658,000, respectively.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation, which is provided using the straight-line method over the estimated useful life of the asset. Amortization of leasehold improvements is calculated using the straight-line method over the remaining term of the lease. Amortization of assets recorded under capital leases is included in depreciation expense over the term of the leases. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation and amortization are removed from the Company’s financial statements with the resulting gain or loss, if any, reflected in the Company’s results of operations.
In October 2003 the Company changed the estimated useful life over which property and equipment are depreciated from a range of five to seven years previously used, to three years based on business developments that took place in 2003, and on management’s opinion that rapid changes in technology reduced the useful life of the Company’s assets. The effect of the change in estimate is immaterial to the financial statements.

Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net assets acquired resulting from business acquisitions and had been amortized over a five year period using the straight-line method until 2001. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, which no longer requires the periodic amortization of goodwill. As of December 31, 2003 and 2004, the Company had unamortized goodwill of approximately $2.0 million and $8.0 million respectively. Goodwill has been tested for impairment under the provisions of SFAS No. 142 and these tests indicated that there was no impairment.
Intangible Assets
Intangible assets resulting from the acquisitions of entities accounted for using the purchase method of accounting are estimated by management based on the fair value of assets received. Identifiable intangible assets are comprised mainly of purchased member and subscriber databases, domain names, and acquired technologies. Domain names were determined to have indefinite useful lives, thus, they are not amortized. Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful lives (three years for member databases, three months for subscriber databases and five years for acquired technologies).
Impairment of Long-lived Assets
The Company assesses the impairment of long-lived assets, which include property and equipment and identifiable intangible assets, whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. Events and circumstances that may indicate that an asset is impaired may include significant decreases in the market value of an asset or common stock, a significant decline in actual and projected revenue, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or personnel, changes in the Company’s operating model or strategy and competitive forces as well as other factors.
If events and circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices or appraised values, depending on the nature of the assets.
In October 2003, based on business developments that took place in 2003, and on management’s opinion that rapid changes in technology reduced the fair value of some of its property and equipment (mostly computer equipment and capitalized software costs), the Company recorded an impairment charge of approximately $1.5 million.
In December 2004, based on changes in management and the reevaluation of our existing projects, the Company determined that certain internally developed software projects would not be necessary to be completed. As such, the Company recorded an impairment charge of $208,000.
Income Taxes
The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes”. Accordingly, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred taxes to the amount expected to be realized.
In assessing the potential realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the Company’s tax loss carry-forwards remain deductible.
Direct Marketing
The Company’s direct marketing expenses consist primarily of amounts the Company pays for advertising in order to generate traffic to its Web sites. These advertising costs are primarily online advertising and are directly attributable to the revenues received from paying subscribers.
Indirect Marketing
The Company’s indirect marketing expenses relate primarily to salaries for sales and marketing personnel and other associated costs such as public relations.
Customer Service
The Company’s customer service expenses relate primarily to the salaries and wages associated with operating the member service center, as well as depreciation expense for customer service related assets.
Technical Operations
The Company’s technical operations expenses relate primarily to the people and systems necessary to support its network, Internet connectivity and other data and communication support. Also included is depreciation expense for technical operations related assets.
Product Development
The Company’s product development expenses relate primarily to salaries and wages for personnel involved in the development, creation, and enhancement of its Web sites and services and depreciation expense for product development related assets.
General and Administrative
The Company’s general and administrative expenses relate primarily to corporate personnel related costs, professional fees, occupancy, credit card collection fees, depreciation and other overhead costs.
Share-based Compensation
The Company accounts for share-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. Under APB No. 25, compensation expense is recognized over the vesting period based on the excess, if any, on the date of grant of the deemed fair value of the underlying shares and the exercise price on the date of grant.
The Company follows the pro forma disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”, which require presentation of the pro forma effect of the fair value based method on net income (loss) per share in the notes to consolidated financial statements.
If compensation expense was determined based on the fair value at the date of grant, the Company’s net (loss) income per share for the six months ended June 30, 2005 and 2004 and the years ended

December 31, 2002, 2003 and 2004 would have been as follows (all amounts are in thousands, except per share data):

				Six months ended
	Year ended December 31,			June 30

	2002	2003	2004	2004	2005

				(unaudited)
Net loss, as reported	$(524)	$(10,852)	$(11,627)	$(7,114)	$1,128
Add-back: Total employee share compensation recorded in the accompanying consolidated statements of operations	—	75	367	233	48
Less: Total compensation as if the fair value method was used, net of tax effect	(4,335)	(4,645)	(4,921)	(2,817)	(3,428)

Pro forma net loss	$(4,859)	$(15,422)	$(16,181)	$(9,698)	$(2,252)

Net loss per common share:
As reported (basic and diluted)	$(0.03)	$(0.57)	$(0.51)	$(0.33)	$0.04
Pro forma (basic and diluted)	$(0.26)	$(0.81)	$(0.71)	$(0.45)	$(0.09)

In accordance with SFAS No. 123, the fair value of each option grant was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions used for grants:

				Six months
	Year ended December 31,			ended June 30,

	2002	2003	2004	2004	2005

Expected life in years	4	4	4	4	4
Dividend per share	—	—	—	—	—
Volatility	83.3%	75.4%	76.2%	70.0%	76.2%
Risk-free interest rate	4.0%	2.0%	3.5%	3.5%	3.5%
The Company accounts for shares issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services”.
Earnings Per Share
The Company calculates net income (loss) per share in accordance with SFAS No. 128 “Earnings per Share”, which requires the presentation of both basic and diluted net income (loss) per share. Basic net income (loss) per share is computed by dividing net income (loss) available to ordinary shareholders by the weighted average number of ordinary shares outstanding. Diluted net income (loss)per share includes the effect of potential shares outstanding, including dilutive share options and warrants, using the treasury stock method.
The effect of share options and warrants on diluted weighted average shares outstanding has been excluded from the calculation of loss per share for the six months ended June 30, 2005 and 2004 and the years ended December 31, 2002, 2003, and 2004 because it would have been anti-dilutive. Had the Company’s net income been positive for the six months ended June 30, 2004, the weighted average shares outstanding for the diluted earnings per share calculation would have been approximately 26.7 million (unaudited). Had the Company’s net income been positive for the years ended December 31, 2003 and 2004, the weighted average shares outstanding for the diluted earnings per share calculation would have been approximately 26.4 million and 26.9 million shares, respectively, using the treasury stock method.

Comprehensive Income (Loss)
Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income (loss) consists of its reported net income (loss), the net unrealized gains or losses on marketable securities and translation adjustments. Comprehensive income (loss) for each of the periods presented is comprised as follows:

				Six months ended
	Year ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(unaudited)
Net loss	$(524)	$(10,852)	$(11,627)	$(7,114)	$1,128
Changes in unrealized gains/losses in available for sale securities	83	(123)	(73)	(75)	115
Foreign currency translation adjustments	—	—	100	(175)	(372)

Total comprehensive loss	$(441)	$(10,975)	$(11,600)	$(7,364)	$871

Accumulated Other Comprehensive Income (loss) consists of the following (in thousands):

	Year ended		Six months ended
	December 31,		June 30,

	2003	2004	2005

			(unaudited)
Gain/loss on marketable securities	(40)	(113)	2
Foreign currency translation	—	100	(272)

	(40)	(13)	(270)

Fair Value of Financial Instruments
The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, notes payable and obligations under capital leases are carried at cost, which approximates their fair value due to the short-term maturity of these instruments and the relatively stable interest rate environment.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Recent Accounting Developments
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123(R) requires a company to recognize compensation expense based on the fair value at the date of grant for stock options and other stock-based compensation, eliminating the use of the intrinsic value method. SFAS No. 123(R) is effective for public companies for interim or annual reporting periods beginning after June 15, 2005. On April 14, 2005 the Securities and Exchange Commission issued press release 2005-57 which amends SFAS No. 123(R) by requiring that public companies adopt “123(R) at the beginning of their next fiscal year, instead of the next reporting period, that begins after June 15, 2005 or December 15, 2005.” The Company is not eligible to postpone the implementation of SFAS 123(R) since it is not a SEC “public company” and must report according to Frankfurt Stock Exchange reporting standards which require that the company report using generally accepted accounting principles as prescribed by FASB. As such, the Company has adopted SFAS 123(R) as of July 01, 2005 using the modified prospective transition method.
Net Income (Loss) Per Share
Basic net income (loss) per share is computed by dividing the net income for the period by the weighted average number of shares outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of shares and potentially dilutive shares outstanding during the period. Potentially dilutive shares, are composed of shares issuable upon the exercise of options and warrants and are computed using the treasury stock method. As seen in the chart below, diluted earnings per share are calculated only for those periods having income since diluting a loss is prohibited under generally accepted accounting principles (in thousands except earnings per share).

	For the six months
	ended June 30,

	2005	2004

	(unaudited)
(Loss) Income Per Common Share — Basic
Net (loss) income applicable to common shares	$1,128	$(7,114)
Weighted average shares outstanding — basic	25,389	21,521

Basic Earnings Per Share	$0.04	$(0.33)

(Loss) Income Per Common Share — Diluted
Net (loss) income applicable to common shares	$1,128	$(7,114)

Weighted average shares outstanding — basic	25,389	NA
Dilutive options using the treasury stock method	3,323	NA
Dilutive warrants using the treasury stock method	368	NA

Weighted average shares outstanding — diluted	29,080	NA

Diluted earning per share	$0.04	NA

2.	Income Taxes
Current state income tax expense was $1,600 for the year ended December 31, 2004 and was less than $1,000 for each of the years ended December 31, 2003 and 2002. Federal income tax expense was $0 for each of the tax years ended December 31, 2002, 2003, and 2004. The Company’s effective tax rate differs from the statutory federal income tax rate of 35% as per the following table:

	Year ended December 31,

	2002	2003	2004

Provision on earnings at federal statutory rate	(35.0)	(35.0)	(35.0)
State tax provision, net of federal tax effect	(6.0)	(6.0)	(7.6)
Permanent items and other	—	—	(1.3)
Valuation allowance	41.0	41.0	43.9

Total provision (benefit) for income taxes	—	—	—

Although the Company is incorporated as a public limited company in the United Kingdom, the majority of its global operations are currently subject to tax in the U.S. As a result, the Company believes it is more appropriate to use the U.S. Federal statutory rate in its reconciliation of the statutory rate to its reported income tax rate.
The components of the deferred income tax asset for the periods presented are as follows:

	Year ended December 31,

	2002	2003	2004

	(amounts in thousands)
Deferred income tax assets (liabilities)
Net operating loss carry-forward	$4,700	$7,810	$18,131
Depreciation and amortization	1,873	1,388	2,274
Compensation accruals	35	994	1,574
Accruals and reserves	90	750	878
State taxes	(409)	(613)	(1,555)
Gain/(Loss) on disposal of assets	(607)	(607)	(129)
Excess capital loss over capital gain	605	605	605
Credits	—	—	204
Other	521	501	93

Total before valuation allowance	6,808	10,828	22,075
Less: Valuation allowance	(6,808)	(10,828)	(22,075)

Total deferred income tax asset	$—	$—	$—

Due to the uncertainty surrounding the timing of realizing the benefits of its deferred tax assets in future tax returns, the Company has recorded a valuation allowance against its deferred tax assets. The valuation allowance increased by approximately $11.2 million for year ended December 31, 2004. Approximately $6.4 million of this increase is attributable to deductions associated with the exercise of stock options. The remaining increase is attributable to current operations. If there is a reversal of the valuation allowance associated with these items, such reversal will be credited directly to equity.
At December 31, 2004, the Company has gross net operating loss carry-forwards of approximately $42.0 million and $38.0 million available to reduce future federal and state taxable income, respectively, which expire beginning in the years 2018 through 2023 for federal and in 2005 through 2013 for state purposes. Under Section 382 of the Internal Revenue Code, the utilization of the net operating loss carry-forwards can be limited based on changes in the percentage ownership of the Company. Of the net operating losses available, approximately $1.5 million and $800,000 for federal and state purposes, respectively, are attributable to losses incurred by an acquired subsidiary. Such losses are subject to other restrictions on usage including the requirement that they are only available to offset future income of the subsidiary. In addition, the available net operating losses do not include any amounts generated by the acquired subsidiary prior to the acquisition date due to substantial uncertainty regarding the Company’s ability to realize the benefit in the future.

3.	Acquisitions of Businesses
MingleMatch, Inc.
On May 19, 2005 the Company completed the purchase of MingleMatch, Inc., a company that operates religious, ethnic, special interest and geographically targeted online singles communities. The results of MingleMatch’s operations have been included in the consolidated financial statements since that date. The purchase price for the acquisition was $12 million in cash, which will be paid over 12 months (as discussed further in note 5, notes payable), as well as 150,000 shares of the Company’s ordinary shares which, on the date of the acquisition carried a value of approximately $1.1 million and capitalized acquisition costs of approximately $100,000. For the fiscal year ended December 31,

2004, MingleMatch reported net revenues of approximately $2.5 million and a loss of $443,000. MingleMatch’s 2004 annual report is included at the end of this filing.
The following unaudited pro forma financial information presents the combined results of the Company and MingleMatch as if the acquisition had occurred as of January 1, 2004 after applying certain adjustments. The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the periods presented (in thousands, except per share amounts):

	Year ended	Six months ended
	December 31, 2004	June 30, 2005

Net revenues	$67,556	$33,443
Net (loss) income	(13,267)	59
Net (loss) income per share — basic	$(0.58)	$—
Net (loss) income per share — diluted	$(0.58)	$—
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The initial purchase price allocations may be adjusted within one year of the purchase date for changes in estimates of the fair value of assets acquired and liabilities assumed.

As of May 19, 2005

(in thousands)
Current assets (including cash acquired of $221)	$295
Property and equipment, net	162
Goodwill	8,172
Domain names and databases	4,655

Total assets acquired	13,284
Current liabilities	41

Net assets acquired	$13,243
Of the $4,655,000 of acquired intangible assets, $2,360,000 was assigned to member databases and will be amortized over three years, $370,000 was assigned to subscriber databases which will be amortized over three months, $205,000 was assigned to developed software which will be amortized over five years and $1,720,000 was assigned to domain names which are not subject to amortization.
Of the $8,171,600 of acquired goodwill, $400,000 was assigned to assembled workforce.
Point Match
On January 16, 2004, the Company acquired the assets of Point Match Ltd., an Israeli corporation, in exchange for cash of $6.3 million of which $2.0 million was placed in escrow in 2003. This transaction was recorded under the purchase method of accounting with $5.7 million being allocated to goodwill, $560,000 to databases, and $30,000 to domain name.
Duplo AB
On September 9, 2004, the Company acquired a 20% interest in Duplo AB for approximately $1.2 million including professional fees related to the transaction. The Company has the right but not the obligation to acquire the remaining 80% interest of Duplo AB by September 9, 2006. The Company also has the right, but not the obligation, to sell back its shares for the full purchase price, or an amount exceeding the full purchase price, within 18 months from September 9, 2004. The Company received two of five board seats in connection with the purchase. Given the Company’s ownership, and Board representation, the Company has accounted for its ownership interests under the equity method of accounting.

Duplo AB owns and operates Playahead.com, a robust community site primarily focused on the Swedish market, whose members range in age primarily from 16-35.
Our investment in Duplo AB was approximately $1.0 million higher than our ownership interest in their net assets at June 30, 2005 (unaudited). This amount is considered Goodwill and is recorded on the balance sheet within the “investment in non-controlled affiliates” account. The Company has recorded a loss of $24,000 in the six months ended June 30, 2005 (unaudited) and earnings of $14,000 in the year ended 2004 related to its investment in Duplo AB.
In connection with the acquisition, the Company entered into a two year operating agreement with Duplo AB to provide them with quarterly payments to share in the operating costs incurred by Duplo AB. The agreement calls for quarterly payments of $120,000 in advance commencing on January 1, 2005 ($120,000 for the quarter ended June 30, 2005). The agreement, if extended, calls for the Company to pay Duplo AB a one time fee of $150,000 for each Company Web site using the technology licensed under this agreement as well as an annual license fee of $20,000 per Web site using the technology.
On April 20, 2005, the Company’s Board of Directors authorized the exercise of the call option the Company holds to purchase the remaining 80% of Duplo AB that the Company does not already own. The purchase price for these remaining shares is $4 million or 5 times trailing 12 month EBITDA, whichever is greater. Duplo AB was formally notified of the authorization to purchase. The Company expects the purchase to be completed in the second half of 2005.

4.	Employee and Officer Advances
The Company provided loans to employees which are repaid in installments through payroll deductions; short-term advances to employees to facilitate the exercise of Company share options, in what is equivalent to a cashless exercise; and long-term loans to employees to facilitate the exercise of share options which call for repayment in the future based on the individual terms of the notes. The short-term advances are repaid by the employee immediately after they receive the proceeds from the sale of the shares purchased from the exercise of the Company share options. The long-term loans are reported on the consolidated balance sheet as reduction to shareholders’ equity. As of December 31, 2003, and 2004, the Company had advances receivable from employees of approximately $330,000 and $20,000, respectively.
Advances to executives of $1.4 million as of December 31, 2002 represent bonus advances under long-term guaranteed compensation arrangements, which were made to certain of the Company’s officers. During 2003, the Board of Directors declared that the guarantees were considered to have been earned during the year. As a result, the amounts were expensed in the accompanying consolidated statement of operations for the year ended December 31, 2003.

5.	Property and Equipment
Property and equipment consists of the following (amounts in thousands):

	As of December 31,		As of June 30,

	2003	2004	2005

			(unaudited)
Computer equipment	$2,960	$4,228	$4,674
Computer software	4,009	7,475	8,372
Furniture, fixtures, and equipment	261	593	619
Leasehold improvements	292	390	392

	7,522	12,686	14,057
Less: Accumulated depreciation	(3,249)	(6,219)	(7,988)

	$4,273	$6,467	$6,069

Depreciation expense for the six months ended June 30, 2005 was $1.8 million (unaudited) and for the years ended December 31, 2002, 2003, and 2004, was $874,000, $1.4 million and $3.1 million, respectively.
Computer equipment as of December 31, 2003 and 2004 includes $662,000 of assets purchased under capital leases.

6.	Goodwill and Other Intangible Assets
The Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002. Under the provisions of SFAS No. 142, amortization of goodwill ceased and the remaining book value is tested for impairment at least annually at the reporting unit level using a two step impairment test. The Company determined the fair value of each reporting unit and compared it to the carrying amount of the reporting unit. No impairment charges resulted from this evaluation since the fair value of each reporting unit exceeded the carrying amount.
Goodwill of $2.0 million as of December 31, 2003 and $8.0 million as of December 31, 2004 is mainly related to the purchase of the PointMatch Ltd. business in January 2004 and AmericanSingles and JDate businesses in 1999.
Finite-lived intangible assets consist of purchased databases and technologies, and are amortized over the expected periods of benefits (three years for member databases, three months for subscriber databases and five years for technologies). Indefinite-lived intangible assets consist of purchased domain names and, in accordance with the provisions of SFAS No. 142, are not amortized. Intangible assets consists of the following at the following periods (amounts in thousands):

	At December 31,				At June 30,

	2003		2004		2005

	Gross	Accumulated	Gross	Accumulated	Gross	Accumulated
	Amount	Amortization	Amount	Amortization	Amount	Amortization

					(unaudited)
Member databases	$1,717	$1,247	$2,277	$1,913	$4,612	$2,141
Subscriber databases					370	171
Purchased technologies	757	563	757	757	961	761
Domain names	323	—	705	—	2,429	—

Total	$2,797	$1,810	$3,739	$2,670	$8,373	$3,073

Amortization expense for finite-lived intangible assets for the six months ended June 30, 2005 was $411,000 (unaudited), and in the years ended December 31, 2002, 2003 and 2004 was $524,000, $555,000, and $860,000, respectively. Amortization expense is expected to be $675,000 for the last six months of 2005, and $952,000, $845,000, $343,000 and $57,000 for 2006, 2007, 2008 and thereafter, respectively.
In 2002, the Company sold certain domain names that were not in use. As a result of these sales, a gain of $400,000 was recorded in interest (income) and other expenses, net in the accompanying consolidated statement of operations for the year ended December 31, 2002.

7.	Accrued Liabilities
Accrued liabilities consist of the following:

	December 31,		June 30,

	2003	2004	2005

			(unaudited)
Advertising	$1,406	$3,356	$1,593
Loss contingencies	1,700	2,280	2,007
Software & service agreement	—	920	537
Other accrued liabilities	1,449	1,496	3,793

Total	$4,555	$8,052	$7,930

In 2003, a loss contingency of $1.7 million was accrued as a current liability. This contingency was offset in 2004 by a note payable, as discussed in Note 9 below, upon settlement of litigation.
Included in loss contingencies in 2004 is an accrual for $1.7 million related to the value of shares that will be issued in 2005 pursuant to the settlement of a contract dispute (that existed prior to December 31, 2004) between the Company and a partner, and $400,000 paid in March 2005 to settle the Company’s litigation with LiveWorld Inc. See further discussion regarding LiveWorld Inc. in Note 13 — Commitments and Contingencies.

8.	Obligations Under Capital Leases
The Company leased certain office equipment under capital lease agreements effective through October 2005, providing for minimum lease payments for the year ended December 31, 2005 of approximately $173,000. As of June 30, 2005, the company has met its minimum lease payment obligations (unaudited).
The Company’s total payments under capital lease obligations were approximately $314,000 for the year ended December 31, 2004 and approximately $173,000 (unaudited) and $154,000 (unaudited) for the six months ended June 30, 2005 and 2004, respectively.

9.	Notes Payable
In May 2005, the Company issued five short term promissory notes in connection with the MingleMatch, Inc. acquisition, in the cumulative amount of ten million dollars. The notes bear no interest if paid on the due date of each note. All of the notes except for the one dated May 31, 2006 in the amount of $1,350,000 are subject to a 75% acceleration clause in the event of an initial public offering prior to the due date of the note. The notes become due as follows:

October 31, 2005	$1,000,000
January 10, 2006	$2,000,000
March 31, 2006	$3,000,000
May 31, 2006	$2,650,000
May 31, 2006	$1,350,000
In September 2004, the Company issued a promissory note in the amount of $1.7 million as a final settlement for a lawsuit. The note bears simple interest at the rate of 2.75% per year and is payable in installments, excluding accrued interest, on (i) September 15, 2005 in the amount of $400,000; (ii) September 15, 2006 in the amount of $400,000; and (iii) September 15, 2007 in the amount of $900,000. As of June 30, 2005 the company has accrued approximately $30,000 in interest which will be paid in conjunction with the first installment on September 15, 2005.

10.	Shareholders’ Equity
In January 2004, the Company completed a private placement of its ordinary shares selling 600,000 shares to qualified investors, at approximately $6.17 per share, with net proceeds to the Company of approximately $3.7 million. The Company did not incur any significant costs in connection with the sale of these shares.
In February 2004, certain shareholders of the Company sold ordinary shares to a major shareholder of the Company and in connection therewith, the purchasing major shareholder agreed not to purchase any additional ordinary shares or securities of the Company until the earlier of June 30, 2005, or the listing of the Company’s ordinary shares or securities on the Nasdaq National Market System, unless otherwise approved by the Company’s board of directors. The Company also agreed to grant the purchasing major shareholder registration and participation rights, as favorable as the Company may grant to any other party, in connection with the registration of the Company’s ordinary shares or other securities. In addition, the purchasing major shareholder agreed to deliver a proxy for 1.5 million shares to one of the selling shareholders in connection with voting rights at any shareholder meeting.
Warrants
In 1999 and in connection with an offering of the Company’s ordinary shares, warrants were issued for approximately 800,000 ordinary shares at an exercise price of $1.24 per share. The Company may call the warrants, if for a period of twenty consecutive business days the shares have been traded at a price equal to not less than 125% of the exercise price. Warrants were exercised for 34,000 shares in 2003 and 124,000 shares in 2004, with net proceeds to the Company of approximately $41,000 in 2003 and $171,000 in 2004. In 2002 and prior years 609,000 warrants were exercised. As of December 31, 2004, warrants for 33,000 shares remain outstanding and exercisable through their expiration date of January 15, 2005.
In August 2003, the Company agreed to issue warrants to consultants to subscribe for up to 1,000,000 shares of the Company’s ordinary shares at an exercise price of $2.50 per share. Of these warrants, 500,000 vested immediately and were exercisable and non-forfeitable; however, a warrant certificate was never issued yet the warrants were treated as issued and outstanding in our financial statements. The Company recorded expense of approximately $1.1 million in 2003, related to the 500,000 vested warrants. In December 2004, the Company agreed to accelerate vesting of 250,000 of the remaining 500,000 unvested warrants, and cancel the remaining 250,000 unvested warrants. Accordingly, the Company issued a warrant certificate for 750,000 shares. Prior to the vesting of the 250,000 warrants in December 2004, the Company treated the 500,000 unvested warrants as variable and, accordingly, recorded expenses in 2004 and 2003 of approximately $914,000 and $505,000, respectively. Because the warrants fully vested in December 2004, a final valuation and related expense was recorded in 2004 in the amount of $955,000. Since the Company was accounting for the warrants using variable accounting, the accounting modification resulting from the acceleration of the 250,000 warrants was insignificant, and the cancellation of the remaining 250,000 warrants resulted in reversing previously recognized expense in the amount of $710,000. As a result of the December 2004 vesting, the Company is no longer required to recognize an increase or decrease in compensation expense based on the then fair value of such warrants. In the first quarter of 2005, 220,000 warrants were exercised. As of June 30, 2005, 530,000 warrants, which expire in 2007 are vested and outstanding (unaudited).
Employee Share Option Schemes
The Company has two share option schemes, the MatchNet plc 2000 Executive Share Option Scheme (the 2000 Plan) and Spark Networks plc 2004 Share Option Scheme (the 2004 Plan and, collectively, with the 2000 Plan, the Plans), that provide for the granting of share options by the Board of Directors of the Company to employees, consultants, and directors of the Company. In addition, options granted to employees or service providers of our Israeli subsidiary who are residents of Israel are also subject to the Sub-Plan for Israeli Employees and Service providers, which Sub-Plan incorporates the terms of the 2004 Plan by reference.
The exercise price of options granted under the Plans are based on the estimated fair market value of the ordinary shares on the date of grant. Options granted under the Plans vest and terminate over various periods as defined by each option grant and in accordance with the terms of the Plans. In September 2004, the Board of Directors resolved to cease granting options under the 2000 Plan. However, pursuant to the provisions of the 2000 Plan, all outstanding options previously granted under the 2000 Plan continue in full force and effect. The Company intends to use the 2004 Plan to grant options to employees, consultants, and directors in the future. The 2004 Plan terminates in September 2014, and restricts shares to be issued to a maximum of 17,000,000, with approximately 15,072,500 shares available for future grant as of June 30, 2005 (unaudited).
In July 2003, options were issued to consultants for the purchase of up to 225,000 ordinary shares at an exercise price of $1.90 per share. The Company treated these options as variable and accordingly recorded expenses in 2003 of approximately $219,000 resulting from this transaction. This transaction also resulted in a deferred share compensation balance of approximately $767,000 at December 31, 2003. Of these options, 150,000 were cancelled in the third quarter of 2004 when our relationship with a consultant was terminated and as a result, any expense or deferred compensation previously recognized in the amount of $378,000 was reversed. In 2004, the remaining 75,000 options were treated as fixed due to a change in employee status. In the first quarter of 2005, the Company realized that 37,500 options would not vest. Based on this, the Company recorded a credit of $132,000 (unaudited) related to these options. For the three months ended June 30, 2005 the Company recorded an expense of approximately $55,000 (unaudited). These transactions also resulted in a deferred share compensation balance of approximately $18,500 (unaudited) at June 30, 2005.
In July 2003 and April 2004, loans were made to employees for the exercise of 100,000 and 15,000 options respectively. The loans were deemed a “synthetic” repricing under EITF 00-23 “Issues Related to the Accounting for Share Compensation under APB Opinion No. 25 and FASB Interpretation No. 44” and resulted in variable accounting. For the six months ended June 30, 2005 and 2004, the Company recorded expenses of approximately $48,000 and $233,000, respectively, resulting from these transactions. These transactions also resulted in a deferred share compensation balance of approximately $20,239 and $368,000 at June 30, 2005 (unaudited) and 2004, respectively. On a quarterly basis, the Company will be required to continuously recognize an increase or decrease in compensation expense based on the fair value of such options.

Information relating to outstanding share options is as follows:

		Weighted
	Number of	average price
	shares	per share

	(in thousands)
Outstanding at December 31, 2000	2,345	$4.57
Granted	3,460	$1.35
Exercised	(100)	$0.89
Cancelled	(1,000)	$3.19

Outstanding at December 31, 2001	4,705	$2.58
Granted	6,043	$2.11
Exercised	(160)	$0.99
Cancelled	(65)	$1.56

Outstanding at December 31, 2002	10,523	$2.34
Granted	1,367	$2.41
Exercised	(816)	$1.39
Cancelled	(765)	$3.33

Outstanding at December 31, 2003	10,309	$2.35
Granted	5,302	$6.42
Exercised	(4,308)	$2.64
Cancelled	(2,306)	$6.54

Outstanding at December 31, 2004	8,997	$3.81
Granted (unaudited)	1,243	$8.35
Exercised (unaudited)	(995)	$2.71
Cancelled (unaudited)	(296)	$7.92

Outstanding at June 30, 2005 (unaudited)	8,949	$3.96

Most options are priced in foreign currency, weighted average price per share calculations are impacted by foreign exchange fluctuations.
The following summarizes unaudited information relating to shares options outstanding and exercisable at June 30, 2005. Amounts in thousands, except price per share data:

	Options outstanding			Options exercisable

		Weighted
		average	Weighted		Weighted
	Number	remaining life	average	Number	average
Range of exercise prices	of shares	(years)	exercise price	of shares	exercise price

$0.90 to $2.00	145	3	$1.20	120	$1.06
$2.02 to $2.02	4,010	0	$2.02	4,010	$2.02
$2.04 to $5.25	1,844	3	$3.36	405	$2.87
$5.91 to $7.29	1,831	5	$1.20	105	$6.12
$7.66 to $9.52	1,120	6	$8.55	135	$8.59

Weighted Average	8,949	3	$3.96	4,775	$2.34

The following summarizes information relating to share options outstanding and exercisable at December 31, 2004. On March 27, 2004 a change of control triggered the immediate vesting of certain options when Tiger Technologies acquired more than a 30% share ownership in our Company. Amounts in thousands, except price per share data:

	Options outstanding			Options exercisable

		Weighted
		average	Weighted		Weighted
	Number	remaining life	average	Number	average
Range of exercise prices	of shares	(years)	exercise price	of shares	exercise price

$2.31 to $12.01	4,218	4	$5.68	561	$4.66
$2.28	4,060	1	$2.28	4,060	$2.28
$0.96 to $2.11	719	0	$1.46	679	$1.42

	8,997		$3.81	5,300	$2.42

The following summarizes information relating to share options outstanding and exercisable at December 31, 2003.

	Options outstanding			Options exercisable

		Weighted
		average	Weighted		Weighted
	Number	remaining life	average	Number	average
Range of exercise prices	of shares	(years)	exercise price	of shares	exercise price

$2.28 to $7.50	1,020	2	$6.50	910	$6.83
$1.40 to $2.27	6,914	3	$2.11	200	$2.16
$0.89 to $1.39	2,375	2	$1.26	2,340	$1.26

	10,309		$2.35	3,450	$2.78

Shares Subject to Rescission
Under our 2000 Executive Share Option Scheme (“2000 Option Scheme”), the Company granted options to purchase ordinary shares to certain of our employees, directors and consultants. The issuances of securities upon exercise of options granted under our 2000 Option Scheme may not have been exempt from registration and qualification under federal and California state securities laws, and as a result, the Company may have potential liability to those employees, directors and consultants to whom we issued securities upon the exercise of these options. In order to address that issue, the Company may elect to make a rescission offer to those persons who exercised all, or a portion, of those options and continue to hold the shares issued upon exercise, to give them the opportunity to rescind the issuance of those shares. With respect to option grants under the 2000 Option Scheme where the holder exercised all or a portion of the options and sold all of the securities issued upon the exercise of such options on the Frankfurt Stock Exchange following exercise, the Company believes that each of these persons sold for prices in excess of the applicable option exercise prices. Therefore, the Company does not believe that any such person has a claim for damages under federal or California state securities laws.
As of December 31, 2004, assuming every eligible person that continues to hold the securities issued upon exercise of options granted under the 2000 Option Scheme were to accept a rescission offer, the Company estimates the total cost to complete the rescission for such issued securities would be approximately $3.6 million, excluding statutory interest, and $3.8 million including statutory interest at 7% per annum, accrued since the date of exercise of the options. The rescission acquisition price is calculated as equal to the original exercise price paid by the optionee to the Company upon exercise of their option.
The Company accounts for shares which have been issued that may be subject to rescission claims as a put liability based on the price to be paid for equity to be repurchased. Since equity instruments subject to rescission are redeemable at the holder’s option or upon the occurrence of an uncertain event not solely within the Company’s control, such equity instruments are outside the scope of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, and its related interpretations. Under the SEC’s interpretation of generally accepted accounting principles, reporting such claims outside of stockholders’ equity is required, regardless of how remote the redemption event may be. Thus, the Company has reported $3.8 million as shares subject to rescission in the accompanying June 30, 2005 (unaudited) consolidated balance sheet.
In addition to shares which have resulted from stock option exercises, it is possible that option grants under the 2000 Option Scheme, which have not yet been exercised, may not have been exempt from qualification under California state securities laws. As a result, we may have potential liability to those employees, directors and consultants to whom we granted options under the 2000 Option Scheme but who have not yet exercised those options. In order to address that issue, we may elect to make a rescission offer to the holders of outstanding options under the 2000 Option Scheme to give them the opportunity to rescind the grant of their options.
Prior to the implementation of FAS 123(R) in July 2005, the Company has accounted for stock options under APB 25. Since all of the options under the 2000 Option Scheme were granted at fair market value at the time of grant, no expense or equity is recorded in our financial statements related to these options. Accordingly, no provision is made in our financial statements for options that were granted under the 2000 Option Scheme which are not yet exercised, but may be subject to a rescission offer, if and when made. Should any optionees accept the rescission offer and put their options back to the Company, the Company will reflect such activity in our financial statements at that time.
As of December 31, 2004, assuming every eligible holder of unexercised options were to accept a rescission offer, we estimate the total cost to us to complete the rescission for the unexercised options would be approximately $4.0 million, excluding statutory interest at 7% per annum. This amount reflect the costs of offering to rescind the issuance of the outstanding options by paying an amount equal to 20% of the aggregate exercise price for the options.

11.	Employee Benefit Plan
The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code covering all full-time employees, and providing for matching contributions by the Company, as defined in the plan. Participants in the plan may direct the investment of their personal accounts to a choice of mutual funds consisting of various portfolios of stocks, bonds, or cash instruments. Contributions made by the Company to the plan for the years ended December 31, 2002, 2003 and 2004 were approximately $88,000, $110,000, and $184,000, respectively.

12.	Segment Information
The Company operates several online personals websites that we have aggregated into three reportable segments, (1) JDate, which consists of our JDate.com Web site and its co-branded Web sites, (2) AmericanSingles, which consists of our AmericanSingles.com Web site and its co-branded Web sites, and (3) Other Businesses, which consists of all our other Web sites and businesses, in accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company has aggregated several of its smaller websites into the Other Businesses segment. As a result of this change occurring in the fourth quarter of 2004, we have presented re-segmented information for the periods presented below. Information for our segments is as follows (in thousands):

				Six months ended
	Year ended December 31,			June 30,

	2002	2003	2004	2004	2005

	(in thousands)
Net Revenues:
JDate	$8,372	$16,091	$23,820	$11,597	$12,703
AmericanSingles	6,644	19,253	35,224	17,255	15,353
Other Businesses	1,336	1,597	6,008	2,010	3,934

Total	$16,352	$36,941	$65,052	$30,862	$31,990

Direct Marketing Expenses:
JDate	$224	$739	$1,740	$697	$1,208
AmericanSingles	3,970	15,887	24,954	13,394	7,570
Other Businesses	1,202	1,769	4,546	1,773	2,501

Total	$5,396	$18,395	$31,240	$15,864	$11,279

Contribution:
JDate	$8,148	$15,352	$22,080	$10,900	$11,495
AmericanSingles	2,674	3,366	10,270	3,861	7,783
Other Businesses	134	(172)	1,462	237	1,433

Total	$10,956	$18,546	$33,812	$14,998	$20,711

Due to our integrated business structure, operating expenses, other than direct marketing expenses, are not allocated to the individual reporting segments. As such, we do not measure operating profit or loss by segment for internal reporting purposes. Assets are not allocated to the different business segments for internal reporting purposes. Depreciation and amortization are included in total operating expenses in the individual line items to which the assets provide service.
The Company operates several international websites, however, many of them are operated and managed by our U.S. operations. Foreign revenues represent sales generated outside the U.S. where we have principal operations. Net revenues and identifiable assets by geographical area are as follows:

				For the six months
	Year ended December 31,			ended June 30,

	2002	2003	2004	2004	2005

Net Revenues:
United States	$16,352	$36,941	$62,604	$30,202	$30,163
Israel	—	—	2,448	660	1,826
	$16,352	$36,941	$65,052	$30,862	$31,990

Identifiable Assets:
United States	$7,367	$9,506	$11,327	$9,901	$23,215
Israel	—	6	5,857	5,638	5,478
	$7,367	$9,512	$17,184	$15,539	$28,693

13.	Commitments and Contingencies
Operating Leases
The Company leases its office facilities under operating lease agreements effective through March 2007, providing for annual minimum lease payments as follows (amounts in thousands):

Year Ending

2005	$711
2006	589
2007	85

Total	$1,385

The Company recognized rent expense under operating leases of $246,000, $444,000, and $847,000 for the years ended December 31, 2002, 2003, and 2004, respectively.
Other Commitments and Obligations
The Company has other commitments and obligations consisting of contracts with software licensing, communications, computer hosting and marketing service providers. These amounts totaled $817,000 for less than one year and $408,000 between one and three years. Contracts with other service providers are for 30 day terms or less.
Litigation
Three separate yet similar class action complaints have been filed against the Company. On June 21, 2002, Tatyana Fertelmeyster filed an Illinois class action complaint against the Company in the Circuit Court of Cook County, Illinois, based on an alleged violation of the Illinois Dating Referral Services Act. On September 12, 2002, Lili Grossman filed a New York class action complaint against the Company in the Supreme Court in the State of New York based on alleged violations of the New York Dating Services Act and the Consumer Fraud Act. On November 14, 2003, Jason Adelman filed a nationwide class action complaint against the Company in the Los Angeles County Superior Court based on an alleged violation of California Civil Code section 1694 et seq., which regulates businesses that provide dating services. In each of these cases, the complaint included allegations that the Company is a dating service as defined by the applicable statutes and, as an alleged dating service, the Company is required to provide language in its contracts that allows (i) members to rescind their contracts within three days, (ii) reimbursement of a portion of the contract price if the member dies during the term of the contract and/or (iii) members to cancel their contracts in the event of disability or relocation. Causes of action include breach of applicable state and/or federal laws, fraudulent and deceptive business practices, breach of contract and unjust enrichment. The plaintiffs are seeking remedies including declaratory relief, restitution, actual damages although not quantified, treble damages and/or punitive damages, and attorney’s fees and costs.
Huebner v. InterActiveCorp., Superior Court of the State of California, County of Los Angeles, Case No. BC 305875 involves a similar action, involving the same plaintiff’s counsel as Adelman, brought against InterActiveCorp’s Match.com that has been ruled related to Adelman, but the two cases have not been consolidated. Adelman and Huebner each seek to certify a nationwide class action based on their complaints. Because the cases are class actions, they have been assigned to the Los Angeles Superior Court Complex Litigation Program. The court has ordered a bifurcation of the liability issue. At an August 15, 2005 Status Conference, the court set the bifurcated trial on the issue of liability for March 27, 2006. If the court determines that the California Dating Services Act is inapplicable, all further expenses associated with discovery and class certification can be avoided.

On March 25, 2005, the court in Fertelmeyster entered its Memorandum Opinion and Order (“Memorandum Opinion”) granting summary judgment in favor of the Company on the grounds that Fertelmeyster lacks standing to seek injunctive relief or restitutionary relief under the Illinois Dating Services Act, Fertelmeyster did not suffer any actual damages, and the Company was not unjustly enriched as a result of its contract with Fertelmeyster. The Memorandum Opinion “disposes of all matters in controversy” in the litigation and also provides that the Company is subject to the Illinois Dating Services Act and, as such, its subscription agreements violate the act and are void and unenforceable. Fertelmeyster filed a Motion for Reconsideration of the Memorandum Opinion and, on August 26, 2005, the court issued its opinion denying Fertelmeyster’s Motion for Reconsideration. In the opinion, the court, among other things: (i) decertified the class, eliminating the last remnant of the litigation; (ii) rejected each of the plaintiff’s arguments based on the arguments and law that the Company provided in its opposition; (iii) stated that the court would not judicially amend the Illinois statute to provide for restitution when the legislature selected damages as the sole remedy; (iv) noted that the cases cited by plaintiff in connection with plaintiff’s Motion for Reconsideration actually support the court’s prior order granting summary judgment in favor of the Company; and (v) denied plaintiff’s Motion for Reconsideration in its entirety.
In December 2002, the Supreme Court of New York dismissed the case brought by Ms. Grossman. Although the plaintiff appealed the decision, in October 2004, the New York Supreme Court, Appellate Division upheld the lower court’s dismissal. In addition, two Justices wrote concurring opinions stating their opinion that the Company’s services were not covered under the New York Dating Services Act.
A lawsuit has been filed against the Company in the United States District Court for the Central District of California by Datingcity, Ltd, Case No. CV05-4463 SJO (SSx). The Complaint alleges causes of action for (1) Breach of Contract, (2) Unjust Enrichment, (3) Promissory Estoppel, and (4) Accounting. Datingcity alleges that it entered into a contract with Spark for the sale of a database owned by Datingcity. Datingcity further alleges that Spark did not pay Datingcity the agreed upon price for the purchase of the database. The Company contends that the contract at issue was signed in error, Datingcity misrepresented the quality of its database, and the information contained in the database was virtually useless and without value. Accordingly, on July 15, 2005, the Company filed an Answer and Counterclaim against Datingcity alleging claims for (1) Rescission based on Unilateral Mistake, (2) Rescission based on Mutual Mistake, (3) Rescission based on Failure of Consideration, (4) Rescission based on Fraud in the Inducement, (5) Fraud, (6) Negligent Misrepresentation, and (7) Declaratory Relief. The Company plans to file a motion to require Datingcity to post a bond that provides security for obligations of Datingcity in connection with the pending litigation under the Code of Civil Procedure (“Motion for Security”). The Motion for Security will be based, in substantial part, on the relative merits of the respective claims of Datingcity and the Company. At this time, it is not possible to predict with any certainty the outcome of the Motion for Security. At a status conference that was held on August 22, 2005, the court scheduled this matter for a jury trial on April 25, 2006.
On July 21, 2005, Leonard Kristal (“Kristal”) and MatchPower Ltd. (“MatchPower”) filed an action in the Los Angeles County Superior Court, Civil Action No. SC086367, entitled “LEONDARD KRISTAL, and MATCHPOWER, LTD., Plaintiffs, v. MATCHNET, PLC; SPARK NETWORKS, PLC, and DOES 1 through 25, inclusive, Defendants (the “Kristal/ MatchPower Action”). In their complaint, Kristal and MatchPower assert claims for a breach of contract, wrongful termination in violation of public policy, and solicitation of employee by misrepresentation. MatchPower alleges that it entered into an agreement with the Company to pay MatchPower the sum of $15,000 per month from March 30, 2004 through April 2005 and that the Company now owes MatchPower the sum of $90,000 under the agreement. The Company has filed a Motion to Dismiss and/or for Forum Non Conveniens under the MatchPower agreement, which provides that the exclusive jurisdiction for disputes is “the English courts,” in order to require that MatchPower litigate its claims, if any, in

England. Kristal alleges that (i) the Company entered into an employment agreement pursuant to which Kristal was employed on a part-time basis at the rate of $10,000 per month through April 2005, (ii) the employment agreement was amended in July 2004 to increase Kristal’s monthly salary to $15,000 per month, (iii) Kristal was required to move and establish residency in Los Angeles and (iv) the employment agreement was terminated on December 22, 2004. Kristal alleges that the Company owes him $85,000 under the agreement, plus a waiting time penalty of $15,000. Kristal also alleges that, in August 2004, the Company orally promised Kristal the right to purchase at least 110,000 shares of the Company’s stock at a purchase price of $2.50 and that he was terminated because he made a written complaint that he had not been paid according to his contract and as a result, his termination was a retaliatory termination in violation of public policy. Kristal claims that he is entitled to recover damages for pain and suffering and emotional distress and punitive damages based on his retaliatory termination. In addition, Kristal claims that he was induced to move to Los Angeles for the purpose of accepting employment from the Company in Los Angeles and that the Company promised Kristal employment at least through April 2005, together with wages for employment at the rate of $15,000 per month. According to Kristal, the Company misrepresented to Kristal the length of his employment and the compensation therefore, and as a result, he claims he is entitled to double damages caused by misrepresentations allegedly made by the Company to Kristal pursuant to California Labor Code § 972. At this early stage of the Kristal/ MatchPower Action, no motions have been filed or heard and no discovery has yet been taken.
The Company intends to defend vigorously against each of the lawsuits, however, no assurance can be given that these matters will be resolved in the Company’s favor.
The Company and its subsidiaries have additional existing legal claims and may encounter future legal claims in the normal course of business. In the opinion of the Company, the resolutions of the existing legal claims are not expected to have a material impact on the Company’s financial position or results of operations. The Company believes it has accrued appropriate amounts where necessary in connection with the above litigation.

14.	Related Party Transactions
Pursuant to then-existing compensation arrangements, the Company made advances to two executive employees, Joe Y. Shapira and Alon Carmel, of approximately $700,000 each as payments under guaranteed compensation arrangements as of December 31, 2002. During 2003, the Board of Directors declared the guarantees to have been earned during the year and the receivable was charged against operating results. As of December 31, 2003, Joe Y. Shapira was the Chief Executive Officer and is currently the Executive Chairman of the Board. Alon Carmel was the President as of December 31, 2003 and is no longer employed by the Company.
In 2003, the Company entered into a verbal marketing arrangement with Remote Concepts LLC, an entity owned 32.5% by each of Joe Y. Shapira and Alon Carmel. Remote Concepts LLC has developed a table top wireless paging system for use by patrons at restaurants. Further to the verbal arrangement, the Company expensed $120,000 paid to Remote Concepts LLC for ad placement on these systems.
In 2004, Adam Kravitz resigned as our General Counsel. In connection with his resignation and further to the terms of his employment agreement, the Company paid Mr. Kravitz as severance an aggregate of approximately $2.4 million. Mr. Kravitz resigned from the Board of Directors in June 2004.
In 2004, the Company entered into an agreement with Efficient Frontier, a provider of online marketing optimization services to procure and manage a portion of our online paid search and keyword procurement efforts.

The Chief Executive Officer of Efficient Frontier is Ms. Ellen Siminoff, who is the wife of the current Chief Executive Officer, David E. Siminoff. The Company paid approximately $169,000 to Efficient Frontier in the first half of 2005.
In 2004, the Company invested $250,000 in Yobon, Inc., a provider of web toolbar technology. The investment was in the form of convertible debt, which will convert into equity upon Yobon’s completion of an equity financing, if such equity financing is completed within certain timeframes. The Chief Technology Officer, Phil Nelson, is the Chairman of Yobon.
Until August 31, 2005, Elraz Sela, the nephew of Alon Carmel, the Company’s former Co-Executive Chairman of the Board, was employed by the Company in an executive position for which he was compensated $120,000 per year. In addition, several other relatives of each of Joe Y. Shapira, our Executive Chairman of the Board, and Alon Carmel hold non-executive positions with our Company and Spark Networks Israel for which they are compensated less than $60,000.

15.	Subsequent Event (unaudited)
In August 2005, the Company agreed on a final settlement and paid $175,000 and issued 200,000 shares valued at $1.7 million to a third party regarding a contract dispute that existed prior to December 31, 2004 and was accrued for at that time.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
To the Stockholders of
MingleMatch, Inc.
We have audited the accompanying consolidated balance sheet of MingleMatch, Inc. and subsidiaries (collectively, the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MingleMatch, Inc. and subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Tanner Lc
Salt Lake City, Utah
May 17, 2005

MINGLEMATCH, INC.
CONSOLIDATED BALANCE SHEET

	December 31,

	2004	2003

Assets
Current assets:
Cash	$295,471	$226,022
Marketable securities	180,635	—
Notes receivable	200,000	—
Prepaid advertising	618,111	152,217
Other current assets	26,359	1,650

Total current assets	1,320,576	379,889
Property and equipment, net	164,509	59,077
Web site development costs, net	6,480	10,800

Total assets	$1,491,565	$449,766

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$8,467	$11,366
Accrued liabilities	62,714	8,593
Deferred revenue	263,126	94,080

Total current liabilities	334,307	114,039
Deferred revenue, net of current portion	2,877,809	1,191,185

Total liabilities	3,212,116	1,305,224

Commitments and contingencies
Stockholders’ deficit:
Common stock, no par value: 50,000,000 shares authorized; 10,000,000 shares issued and outstanding	30,422	30,422
Accumulated deficit	(1,834,178)	(885,880)
Accumulated other comprehensive income	83,205	—

Total stockholders’ deficit	(1,720,551)	(855,458)

Total liabilities and stockholders’ deficit	$1,491,565	$449,766

See accompanying notes to consolidated financial statements.

MINGLEMATCH, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

			Three Months Ended
	Years Ended December 31,		March 31,

	2004	2003	2005	2004

			(unaudited)	(unaudited)
Sales	$2,503,702	$734,230	$975,894	$510,081
Selling, general and administrative expenses	2,967,384	1,256,873	1,128,463	615,953

Loss from operations	(463,682)	(522,643)	(152,569)	(105,872)

Other income (expense):
Realized gain (loss) on sale of marketable securities	(2,580)	—	194,235	—
Interest income	22,939	8,606	12,019	334

Net other income	20,359	8,606	206,254	334

Net income (loss)	$(443,323)	$(514,037)	$53,685	$(105,538)

See accompanying notes to consolidated financial statements.

MINGLEMATCH, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

					Accumulated
	Common Stock				Other
			Accumulated	Comprehensive	Comprehensive
	Shares	Amount	Deficit	Loss	Income	Total

Balance, January 1, 2003	10,000,000	$30,422	$(149,156)	$—	$—	$(118,734)
Distributions to stockholders	—	—	(222,687)	—	—	(222,687)
Net loss	—	—	(514,037)	(514,037)	—	(514,037)

Comprehensive loss				$(514,037)

Balance, December 31, 2003	10,000,000	30,422	(885,880)	$—	—	(855,458)
Distributions to stockholders	—	—	(504,975)	—	—	(504,975)
Unrealized gains on marketable securities	—	—	—	83,205	83,205	83,205
Net loss	—	—	(443,323)	(443,323)	—	(443,323)

Comprehensive loss				$(360,118)

Balance, December 31, 2004	10,000,000	30,422	(1,834,178)		83,205	(1,720,551)
Distributions to stockholders (unaudited)	—	—	(599,505)	—	—	(599,505)
Realized gains on marketable securities (unaudited)	—	—	—	—	(83,205)	(83,205)
Net income (unaudited)	—	—	53,685	53,685	—

Comprehensive loss (unaudited)	—	—		$53,685	—	53,685

Balance, March 31, 2005	10,000,000	$30,422	$(2,379,998)		$—	$(2,349,576)

See accompanying notes to consolidated financial statements.

MINGLEMATCH, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

			Three months ended
	Years Ended December 31,		March 31,

	2004	2003	2005	2004

			(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(443,323)	$(514,037)	$53,685	$(105,538)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	39,375	9,859	15,227	5,829
Realized gain on sale of marketable securities	—	—	(83,205)	—
Decrease (increase) in operating assets:
Prepaid advertising	(465,894)	(152,217)	454,730	135,840
Other current assets	(24,709)	(1,085)	(7,447)	(334)
Increase (decrease) in operating liabilities:
Accounts payable	(2,899)	11,331	214,437	(11,366)
Accrued liabilities	54,121	7,474	(7,208)	18,602
Deferred revenue	1,855,670	1,051,559	484,111	402,013

Net cash provided by operating activities	1,012,341	412,884	1,124,330	445,046

Cash flows from investing activities:
Purchase of property and equipment	(140,487)	(64,616)	(17,497)	(53,702)
Purchase of marketable securities	(404,845)	—
Proceeds from sale of marketable securities	307,415	—	180,635	(100,000)
Issuance of notes receivable	(500,000)	—	(52,000)	(200,000)
Repayments of notes receivable	300,000	—	—	—

Net cash provided in investing activities	(437,917)	(64,616)	111,138	(353,702)

Cash flows from financing activities-
Distributions to stockholders	(504,975)	(222,687)	(599,505)	(35,036)

Net change in cash	69,449	125,581	635,963	56,308
Cash at beginning of period	226,022	100,441	295,471	226,022

Cash at end of period	$295,471	$226,022	$931,434	$282,330

MINGLEMATCH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

1.	Description of Organization and Summary of Significant Accounting Policies
Organization and Business
MingleMatch, Inc. and its subsidiaries (collectively, the Company) manage and maintain demographically targeted singles communities online. A separate limited liability company has been established for each web site maintained. The Company has approximately 20 niche personals sites that maintain profiles of single men and women. The Company attempts to provide a clean, safe, friendly, and anonymous online environment where subscribers meet and converse with each other.
Principles of Consolidation
The consolidated financial statements include the accounts of MingleMatch, Inc. and its wholly owned limited liability companies. All intercompany balances and transactions have been eliminated in consolidation.
Interim Financial Information
The accompanying unaudited interim consolidated financial statements as of and for the three months ended March 31, 2004 and 2005 have been prepared in accordance with accounting principles generally accepted in the United States. Certain information and note disclosures normally included in the consolidated annual financial statements prepared in accordance with generally accepted accounting principles in the United States have been omitted from the unaudited interim consolidated financial statements. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the Company’s financial position, results of operations and cash flows as of and for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full year or for any future period.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates.
Cash Equivalents
The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.
Marketable Securities
The Company classifies its marketable debt and equity securities as “held to maturity” if it has the positive intent and ability to hold the securities to maturity. All other marketable debt and equity securities are classified as “available for sale.” Securities classified as “available for sale” are carried in the financial statements at fair value. Realized gains and losses, determined using the specific identification method, are included in operations; unrealized holding gains and losses, net of tax, are reported as accumulated other comprehensive income which is a separate component of stockholders’ deficit. Securities classified as held to maturity are carried at amortized cost.

For both categories of securities, declines in fair value below amortized cost that are other than temporary are included in operations.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter) as follows:

Asset Class	Useful Life

Computers and equipment	3 - 5 years
Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are recorded in operations.
The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may be impaired. If it is determined that the undiscounted future cash flows are not sufficient to recover the carrying value of the asset, an impairment loss is recognized for the difference between the carrying value and the fair value of the asset. As of December 31, 2004 and 2003, the Company’s property and equipment were not impaired.
Web Site Development Costs
Web site development costs are amortized on a straight-line basis over five years. The Company determines recoverability of this intangible asset by assessing the future expected undiscounted operating cash flows. If the undiscounted cash flows are inadequate, the Company discounts the projected discounted future operating cash flows using a rate which reflects the Company’s average cost of funds to determine the amount of impairment.
Concentration of Credit Risk
The Company maintains its cash in demand deposit accounts with banks, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk with respect to its cash.
Revenue Recognition and Deferred Revenue
Substantially all of the Company’s revenues are derived from subscription fees. Revenues are presented net of credits and credit card chargebacks. The Company recognizes revenue in accordance with accounting principles generally accepted in the United States and with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition.” Recognition occurs ratably over the subscription period, beginning when there is persuasive evidence of an arrangement, delivery has occurred (access has been granted), the fees are fixed and determinable, and collection is reasonably assured. Subscribers pay in advance, primarily by using a credit card, and all purchases are final and non-refundable. Fees collected in advance for subscriptions are deferred and recognized as revenue using the straight-line method over the term of the subscription and classified as current or deferred based on the expected recognition period. The Company has sold approximately $2,900,000 of lifetime subscriptions. Since the Company has limited historical information and data to determine the expected life of the lifetime subscriptions, no revenue has been recognized. Deferred revenue for lifetime subscriptions will be recognized when adequate historical data has been accumulated to accurately estimate the expected life of the lifetime subscriptions.

Advertising Expenses
In certain circumstances, the Company pays in advance for Internet- based advertising on other contracted Web sites, and expenses the prepaid amounts over the contract periods as the contracted Web site delivers on its commitment. The Company evaluates the realization of prepaid amounts at each reporting period, and expenses prepaid amounts if it determines that the contracted Web site will be unable to deliver on its commitment.
The Company expenses the cost of non-direct response advertising as incurred. For the years ended December 31, 2004 and 2003, advertising expenses totalled $1,433,804 and $564,028, respectively.
Income Taxes
MingleMatch, Inc. has elected to be taxed under the provisions of subchapter S of the Internal Revenue Code and its subsidiaries are limited liability companies. Consequently, income taxes are paid by the individual stockholders or members rather than by the Company.
Fair Value of Financial Instruments
The Company’s financial instruments, including cash, notes receivable and accounts payable, are carried at cost, which approximates their fair value due to the short-term maturity of these instruments and the relatively stable interest rate environment.
Recent Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), Share-Based Payments, that upon implementation, will impact the Company’s operating results and change the classification of certain elements of the statement of cash flows. SFAS No. 123(R) requires stock options and other share-based payments made to employees to be accounted for as compensation expense and recorded at fair value, and to reflect the related tax benefit received upon exercise of the options in the statement of cash flows as a financing activity inflow rather than an adjustment of operating activity as currently presented. The Company has not yet determined either the method of adoption or the impact that the new standard is expected to have on our financial statements.
No other recent accounting pronouncements are expected to have a material impact on the Company.

2.	Marketable Securities
Marketable securities consist of investments in equity securities, classified as available for sale with a fair market value of $180,635, cost of $97,430, and unrealized gain of $83,205 at December 31, 2004. Proceeds from the sale of available for sale securities were $307,415 and realized loss of $2,580 for the year ended December 31, 2004.

3.	Notes Receivable
Notes receivable consist of unsecured demand notes due from an unrelated entity with interest at an annual rate of 12%. The notes are callable at any time upon 30 days notice.

4.	Property and Equipment
Property and equipment consist of the following as of December 31, 2004 and 2003:

	2004	2003

Computers and equipment	$219,770	$79,283
Less accumulated depreciation	(55,261)	(20,206)

	$164,509	$59,077

Depreciation of property and equipment for the years ended December 31, 2004 and 2003 was $35,055 and $5,539, respectively.

5.	Accrued Liabilities
Accrued liabilities consist of the following at December 31:

	2004	2003

Payroll taxes	$58,645	$8,593
Vacation	4,069	—

	$62,714	$8,593

6.	Web Site Development Costs
Web site development costs consist of the following as of December 31, 2004 and 2003:

	2004	2003

Web site development costs	$21,600	$21,600
Less accumulated amortization	(15,120)	(10,800)

	$6,480	$10,800

Amortization expense was $4,320 for each of 2004 and 2003.

7.	Supplemental Cash Flow Information
No payments were made for interest and income taxes during 2004 and 2003 and the three months ended March 31, 2005 and 2004.
During the year ended December 31, 2004, the Company had unrealized gains on marketable securities totaling $83,205 and realized gains of $83,205 during the three months ended March 31, 2005 (unaudited).

8.	Commitments and Contingencies
Litigation
The Company and its subsidiaries have unasserted and other claims and may encounter future legal claims in the normal course of business. In the opinion of the Company, the resolution of the existing legal matters are not expected to have a material impact on the Company’s financial position or results of operations.
Operating Lease
The Company has entered into a non-cancelable operating lease for office space. Future minimum lease payments under this non-cancelable operating lease are as follows:

2005	$38,823
2006	26,400

$65,223

Rental expense under operating leases totaled $32,041 and $13,255 for the years ended December 31, 2004 and 2003, respectively.

9.	Profit Sharing Plan
During 2004, the Company began offering its employees a multi-employer 401(k) Retirement Savings Plan (the Plan). All employees are eligible to participate in the Plan after one year of service. The Company may contribute up to 50% of participants’ contributions up to 4% of annual compensation on a discretionary basis.
The Company contributions vest over a six-year period. The Company has not made significant contributions to the Plan.

10.	Subsequent Event (unaudited)
The Company was acquired by Spark Networks, PLC on May 19, 2005.

33,269,160 American Depositary Shares
SPARK NETWORKS PLC
Representing 33,269,160 Ordinary Shares

PROSPECTUS

                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of ordinary shares (in the form of ADSs) being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market listing fee.

SEC registration fee		$27,880
Nasdaq National Market listing fee	$	*
Printing and engraving costs	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Blue Sky fees and expenses	$	*
Transfer Agent and Registrar fees	$	*
Miscellaneous expenses	$	*

Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers
Pursuant to our Articles of Association and in accordance with the Companies Act 1985, we provide the following indemnification to our directors and other officers:

(a) Indemnification of directors in respect of proceedings brought by third parties (covering both legal costs and the financial costs of any adverse judgment, except for the legal costs of unsuccessful defenses of criminal proceedings, fines imposed in criminal proceedings and penalties imposed by certain regulatory bodies);

(b) Payment of directors’ defense costs as they are incurred, including if the action is brought by the company itself. A director in this situation would still be liable to pay any damages awarded to our company and to repay his defense costs to the company if his defense were unsuccessful, other than where the company chooses to indemnify him in respect of legal costs incurred in certain types of civil third party proceedings; and

(c) Indemnification of our officers who are not directors without the restrictions that apply to indemnification of directors.

We intend to enter into indemnification agreements with our directors and executive officers that will require us to indemnify them from and against all liabilities, costs, including legal costs, claims, actions, proceedings, demands, expenses and damages arising in connection with the performance by them of their respective duties to the fullest extent permitted by our Memorandum and Articles of Association and applicable law, each as modified from time to time.
We are required to disclose such indemnities in our annual directors’ report which is publicly filed with the Registrar of Companies for England and Wales. Shareholders are able to inspect any relevant indemnification agreement.
We maintain a directors’ and officers’ insurance policy. The policy insures directors and other officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses our company for those losses for which we have lawfully indemnified our directors and officers. The policy contains various exclusions.

Item 15.	Recent Sales of Unregistered Securities
During the last three years, we have issued unregistered securities to the persons described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder, except as specified below. All recipients had adequate access, through their relationships with us, to information about us.
During the last three years, we have issued unregistered securities to the persons, described as follows:

1. In January 2004, we issued 600,000 ordinary shares to two institutional investors, which were accredited investors as defined in Rule 501(a), at € 4.80 per share in a private placement for aggregate cash consideration of $3,700,000. The private placement was exempt from registration under Rule 506 of Regulation D.

2. In August 2003, we issued warrants to Europlay Capital Advisors, LLC (“ECA”), an accredited investor as defined in Rule 501(a) under Regulation D, for the purchase of up to 1,000,000 ordinary shares at an exercise price of $2.57 per share in exchange for financial consulting services provided to us by ECA. In December 2004, ECA and our company agreed to accelerate vesting of 250,000 of the remaining 500,000 unvested warrants, and cancel the remaining 250,000 unvested warrants. Accordingly, we issued a warrant certificate for 750,000 shares. Pursuant to the terms of the warrant agreement, ECA has effected cashless exercises of warrants accounting for a total of 270,000 ordinary shares at a per share exercise price of $2.57 and we, after accounting for ECA’s cashless exercises, have issued a total of 195,075 ordinary shares pursuant to the exercises.

3. From August 1, 2002 to August 31, 2005, we have issued an aggregate of 166,000 ordinary shares for cash consideration of $222,440 upon the exercise of warrants issued in connection with a 1998 private placement pursuant to Regulation S of the Securities Act. Of the 166,000 ordinary shares issued, 103,000 ordinary shares were issued to two executive officers in November 2004 upon exercise of warrants for cash consideration of $138,020.

4. In June 2005, we issued 150,000 ordinary shares to two shareholders of MingleMatch, Inc., each of which were accredited investors, in connection with our acquisition of MingleMatch. The issuance of the shares was exempt from registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder.

5. In July 2005, we issued 200,000 ordinary shares in exchange for services. The issuance of securities was exempt from registration requirements of the Securities Act of 1933 by virtue of Regulation S.

In addition, from August 1, 2002 to August 31, 2005, we issued an aggregate of 6,160,409 ordinary shares upon the conversion of options granted to directors, officers, employees and consultants for services provided to the Company under our 2000 Executive Share Option Scheme (“2000 Option Scheme”) with per share exercise prices ranging from $0.90 to $7.50, and a weighted average exercise price of $2.47 per share. The issuances of securities upon exercise of options granted under our 2000 Option Scheme may not have been exempt from qualification under California state and federal securities laws, and as a result, we may have potential liability to those employees, directors and consultants to whom we issued securities upon the exercise of these options. In order to address that issue, we may elect to make a rescission offer to those persons who exercised all, or a portion, of those options and continue to hold the shares issued upon exercise, to give them the opportunity to rescind the issuance of those shares.

Item 16.	Exhibits and Financial Statement Schedule
(a)     Exhibits

Exhibit
Number		Description of Exhibit

3	.1**	Memorandum of Association of Registrant dated September 3, 1998
3	.2**	Amendment to Memorandum of Association dated January 10, 2005 (Name Change)
3.3		Articles of Association of Registrant, as amended April 11, 2000, December 10, 2004 and September 2, 2005
4	.1*	Form of Deposit Agreement
4	.2*	Form of ADR
4	.3*	Specimen ordinary share certificate
5	.1*	Opinion of Steptoe & Johnson
10.1		Lease dated September 1, 2000 between Arden Realty Limited Partnership and the Registrant regarding 8383 Wilshire Boulevard (incorporated by reference to exhibit 10.1 of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.1(a)	First Amendment to Lease, dated September 5, 2000 (incorporated by reference to exhibit 10.1(a) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.1(b)	Second Amendment to Lease, dated January 16, 2003 (incorporated by reference to exhibit 10.1(b) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.1(c)	Third Amendment to Lease, dated October 30, 2003 (incorporated by reference to exhibit 10.1(c) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.1(d)	Fourth Amendment to Lease, dated May 14, 2004 (incorporated by reference to exhibit 10.1(d) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.2**	2004 Share Option Scheme
10	.3**	2000 Executive Share Option Scheme
10.4		Asset Purchase Agreement, dated November 27, 2003, between the Registrant and Point Match USA, Inc. (incorporated by reference to exhibit 10.4 of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.4(a)	First Amendment to Asset Purchase Agreement, January 7, 2004, between the Registrant and Point Match USA, Inc
10.5		Asset Purchase Agreement, dated November 27, 2003, between MatchNet (Israel) Ltd., a subsidiary of the Registrant, and Point Match Ltd. (incorporated by reference to exhibit 10.5 of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.5(a)	First Amendment to Asset Purchase Agreement, dated January 7, 2004, between MatchNet (Israel) Ltd., a subsidiary of the Registrant, and Point Match Ltd. (incorporated by reference to exhibit 10.5(a) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.6**	Executive Employment Agreement, dated August 12, 2004, between the Registrant and David Siminoff
10	.7**	Executive Employment Agreement, dated October 4, 2004, between the Registrant and Mark Thompson

Exhibit
Number		Description of Exhibit

10	.8**	Executive Employment Agreement, dated October 4, 2004, between the Registrant and Phillip Nelson
10	.9**	Executive Employment Agreement, dated March 1, 2005, between the Registrant and Joe Y. Shapira
10	.10*	Form of Indemnification Agreement for Officers and Directors
10	.10(a)*	List of Parties executing Form of Indemnification Agreement for Officers and Directors
10	.11**	Deal Documents and Purchase Agreement for investment in Yobon, Inc. dated October 19, 2004
10	.12**	Warrant Agreement, dated December 30, 2004, between the Registrant and Europlay Capital Advisors LLC
10.13		Executive Employment Agreement, dated August 31, 2005, between the Registrant and Gregory R. Liberman
10	.14*	Stock Purchase Agreement dated May 19, 2005 by and among the Registrant, MingleMatch, Inc., The Corporation of the President of the Church of Jesus Christ of Latter-day Saints, and shareholders of MingleMatch, Inc.
16.1		Letter re: Change in Certifying Accountant (incorporated by reference to exhibit 16.1 of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
21.1		List of subsidiaries
23.1		Consent of Ernst & Young
23.2		Consent of Tanner LC
23	.3*	Consent of Steptoe & Johnson (contained in exhibit 5.1)
24	.1**	Power of attorney

*	To be filed by amendment.

**	Previously filed.
(b)     Financial Statement Schedules

Schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the consolidated financial statements or the related notes.

Item 17.	Undertakings
The undersigned registrant hereby undertakes:
1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that:
1.     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
2.     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on September 16, 2005.

Spark Networks plc

/s/ David E. Siminoff

David E. Siminoff
Chief Executive Officer and President

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Position	Date

/s/ David E. Siminoff David E. Siminoff		Chief Executive Officer and President (Principal Executive Officer)	September 16, 2005

/s/ Mark Thompson Mark Thompson		Chief Financial Officer (Principal Financial and Accounting Officer)	September 16, 2005

* Joe Shapira		Executive Chairman of the Board	September 16, 2005

* Michael Brown		Director	September 16, 2005

* Martial Chaillet		Director	September 16, 2005

* Benjamin Derhy		Director	September 16, 2005

* Laura Lauder		Director	September 16, 2005

* Scott Shleifer		Director	September 16, 2005

*By	/s/ David E. Siminoff Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibit

3	.1**	Memorandum of Association of Registrant dated September 3, 1998
3	.2**	Amendment to Memorandum of Association dated January 10, 2005 (Name Change)
3.3		Articles of Association of Registrant, as amended April 11, 2000, December 10, 2004 and September 2, 2005
4	.1*	Form of Deposit Agreement
4	.2*	Form of ADR
4	.3*	Specimen ordinary share certificate
5	.1*	Opinion of Steptoe & Johnson
10.1		Lease dated September 1, 2000 between Arden Realty Limited Partnership and the Registrant regarding 8383 Wilshire Boulevard (incorporated by reference to exhibit 10.1 of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.1(a)	First Amendment to Lease, dated September 5, 2000 (incorporated by reference to exhibit 10.1(a) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.1(b)	Second Amendment to Lease, dated January 16, 2003 (incorporated by reference to exhibit 10.1(b) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.1(c)	Third Amendment to Lease, dated October 30, 2003 (incorporated by reference to exhibit 10.1(c) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.1(d)	Fourth Amendment to Lease, dated May 14, 2004 (incorporated by reference to exhibit 10.1(d) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.2**	2004 Share Option Scheme
10	.3**	2000 Executive Share Option Scheme
10.4		Asset Purchase Agreement, dated November 27, 2003, between the Registrant and Point Match USA, Inc. (incorporated by reference to exhibit 10.4 of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.4(a)	First Amendment to Asset Purchase Agreement, January 7, 2004, between the Registrant and Point Match USA, Inc
10.5		Asset Purchase Agreement, dated November 27, 2003, between MatchNet (Israel) Ltd., a subsidiary of the Registrant, and Point Match Ltd. (incorporated by reference to exhibit 10.5 of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.5(a)	First Amendment to Asset Purchase Agreement, dated January 7, 2004, between MatchNet (Israel) Ltd., a subsidiary of the Registrant, and Point Match Ltd. (incorporated by reference to exhibit 10.5(a) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
10	.6**	Executive Employment Agreement, dated August 12, 2004, between the Registrant and David Siminoff
10	.7**	Executive Employment Agreement, dated October 4, 2004, between the Registrant and Mark Thompson
10	.8**	Executive Employment Agreement, dated October 4, 2004, between the Registrant and Phillip Nelson
10	.9**	Executive Employment Agreement, dated March 1, 2005, between the Registrant and Joe Y. Shapira

Exhibit
Number		Description of Exhibit

10	.10*	Form of Indemnification Agreement for Officers and Directors
10	.10(a)*	List of Parties executing Form of Indemnification Agreement for Officers and Directors
10	.11**	Deal Documents and Purchase Agreement for investment in Yobon, Inc. dated October 19, 2004
10	.12**	Warrant Agreement, dated December 30, 2004, between the Registrant and Europlay Capital Advisors LLC
10.13		Executive Employment Agreement, dated August 31, 2005, between the Registrant and Gregory R. Liberman
10	.14*	Stock Purchase Agreement dated May 19, 2005 by and among the Registrant, MingleMatch, Inc., The Corporation of the President of the Church of Jesus Christ of Latter-day Saints, and shareholders of MingleMatch, Inc.
16.1		Letter re: Change in Certifying Accountant (incorporated by reference to exhibit 16.1 of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)
21.1		List of subsidiaries
23.1		Consent of Ernst & Young
23.2		Consent of Tanner LC
23	.3*	Consent of Steptoe & Johnson (contained in exhibit 5.1)
24	.1**	Power of attorney

*	To be filed by amendment.

**	Previously filed.